Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 17, 2022,

among

SELECT ENERGY SERVICES, LLC,

as Borrower,

SES HOLDINGS, LLC,

as Parent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Issuing Lender and Swingline Lender,

WELLS FARGO CAPITAL FINANCE, LLC,

as Sustainability Structuring Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

BANK OF AMERICA, N.A.

as Joint Lead Arrangers and Joint Book Runners,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders

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-ii-

-iii-

-iv-

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SCHEDULES:

Schedule I	-	Pricing Schedule
Schedule II	-	Commitments, Notice Information
Schedule 1.1	-	Existing Letters of Credit
Schedule 3.1	-	Conditions Precedent
Schedule 4.1	-	Organizational Information
Schedule 4.10	-	Environmental Conditions
Schedule 4.11	-	Subsidiaries
Schedule 5.7	-	Requirements for New Restricted Subsidiaries
Schedule 6.1	-	Permitted Debt
Schedule 6.2	-	Permitted Liens
Schedule 6.3	-	Permitted Investments
Schedule 6.10	-	Permitted Affiliate Transactions

EXHIBITS:

Exhibit A	-	Assignment and Acceptance
Exhibit B	-	Compliance Certificate
Exhibit C	-	Notice of Borrowing
Exhibit D	-	Notice of Conversion or Continuation
Exhibit E	-	Guaranty and Security Agreement
Exhibit F-1	-	U.S. Tax Compliance Certificate
Exhibit F-2	-	U.S. Tax Compliance Certificate
Exhibit F-3	-	U.S. Tax Compliance Certificate
Exhibit F-4	-	U.S. Tax Compliance Certificate
Exhibit G	-	Form of Borrowing Base Certificate
Exhibit H	-	Form of Banking Services Provider Agreement
Exhibit I	-	Form of Annual Sustainability Metrics Report
Exhibit J	-	Form of Pricing Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of March 17, 2022 (the "Agreement") is among SELECT ENERGY SERVICES, LLC, a Delaware limited liability company ("Borrower"), SES HOLDINGS, LLC, a Delaware limited liability company ("Parent"), the Lenders (as defined below), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swingline Lender (as defined below), Issuing Lender (as defined below), and as Administrative Agent (as defined below) for the Lenders, WELLS FARGO CAPITAL FINANCE, LLC, as Sustainability Structuring Agent, and WELLS FARGO BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the "Joint Lead Arrangers") and as joint book runners (in such capacity, together with their successors and assigns in such capacity, the "Joint Book Runners").

WHEREAS, Borrower, Administrative Agent and the Original Lenders are party to the Original Credit Agreement dated as of the Effective Date; and

WHEREAS, certain of the parties to the Original Credit Agreement, including the Administrative Agent, Parent, Borrower, and Lenders constituting Majority Lenders (as that term is defined under the Original Credit Agreement), desire to amend and restate the Original Credit Agreement in its entirety pursuant to this Agreement, subject to the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1            Certain Defined Terms. As used in this Agreement, the defined terms set forth in the preamble above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"ABL Priority Collateral" means all of each and every Credit Party's right, title, and interest in and to the following types of property of such Credit Party, wherever located and whether now owned by such Credit Party or hereafter acquired:

(a)               all Receivables;

(b)               all Inventory;

(c)               all Deposit Accounts and Securities Accounts into which any proceeds of Receivables, Inventory and other ABL Priority Collateral are deposited (including any cash and other funds or other property held in or on deposit therein);

(d)               to the extent related to, substituted or exchanged for, evidencing, supporting or arising from any of the items referred to in the preceding clauses (a) through (c), all chattel paper, all documents, letter of credit rights, instruments and rights to payment evidenced thereby, contract rights, payment intangibles, supporting obligations and books and records, including customer lists;

(e)               to the extent attributed or pertaining to any ABL Priority Collateral, all commercial tort claims;

(f)                business interruption insurance proceeds; and

(g)               all substitutions, replacements, accessions, products, or proceeds of any of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to, or destruction of, or other involuntary conversion (including claims in respect of condemnation or expropriation) of any kind or nature of any or all of the foregoing.

Notwithstanding anything to the contrary contained in this definition, ABL Priority Collateral shall not include any Excluded Property.

"Acceptable Appraisal" means, with respect to an appraisal of Inventory, the most recent current appraisal of such property received by Administrative Agent (a) from an appraisal company satisfactory to Administrative Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Administrative Agent, and (c) the results of which are satisfactory to Administrative Agent, in each case, in Administrative Agent's Permitted Discretion.

"Acceptable Security Interest" means a security interest which (a) exists in favor of Administrative Agent for its benefit and the ratable benefit of Secured Parties, (b) is superior to all other security interests (other than as to Excluded Perfection Collateral and other than Permitted Liens; provided that, no intention to subordinate the Lien of Administrative Agent and the Secured Parties pursuant to the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) except as to Excluded Perfection Collateral, is perfected.

"Account Control Agreement" means, as to any deposit account of any Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to Administrative Agent, among the Credit Party owning such deposit account, Administrative Agent and such other bank providing Administrative Agent with control over such deposit account for purposes of the UCC.

"Account Debtor" means an account debtor as defined in the UCC.

"Acquisition" means the purchase by any Restricted Entity of (a) any business, division or enterprise (or regional portion thereof), including the purchase of associated assets or operations of such business, division, or enterprise (or regional portion thereof) of a Person, but for the avoidance of doubt, excludes purchases of equipment with no other tangible or intangible property associated with such equipment purchase unless such purchase of equipment involves all or substantially all of the assets of the seller (or all or substantially all of the assets of a business, division, or enterprise (or regional portion thereof) of the seller), (b) a majority of the Equity Interests of any Person including by way of merger, amalgamation, or consolidation, or (c) any Equity Interests in any Subsidiary which serves to increase the Restricted Entity's equity ownership therein.

"Adjusted Base Rate" means, for any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate" in effect on such day, with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

"Administrative Agent" means Wells Fargo in its capacity as agent for the Lenders and the other Secured Parties pursuant to Article VIII and any successor agent pursuant to Section 8.

"Administrative Agent's Office" means Administrative Agent's address as set forth on Schedule II, or such other address as Administrative Agent may from time to time notify to Borrower and the Lenders, as applicable.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by Administrative Agent.

"Advance" means an advance by a Lender to Borrower as a part of a Borrowing pursuant to Section 2.1(a) and refers to either a Base Rate Advance or a SOFR Advance.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Annual Sustainability Metrics Report" means a report substantially in the form of Exhibit I reporting the Water Stewardship Metric and the Employee Health and Safety Metric for a given calendar year ending December 31st by the Borrower to each Lender, the Administrative Agent, and the Sustainability Structuring Agent.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which Ultimate Parent or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which Ultimate Parent, any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Applicable Employee Health and Safety Fee Adjustment" means with respect to any calendar year, (a) an increase of 0.50 basis points if the Employee Health and Safety Metric in the relevant Pricing Certificate is greater than the Employee Health and Safety Threshold for such calendar year, (b) no reduction or increase if the Employee Health and Safety Metric in the relevant Pricing Certificate is less than or equal to the Employee Health and Safety Threshold for such calendar year and greater than the Employee Health and Safety Target for such calendar year, and (c) a reduction of 0.50 basis points, if the Employee Health and Safety Metric in the relevant Pricing Certificate is less than or equal to the Employee Health and Safety Target for such calendar year.

"Applicable Employee Health and Safety Margin Adjustment" means, with respect to any calendar year, (a) an increase of 2.50 basis points if the Employee Health and Safety Metric in the relevant Pricing Certificate is greater than the Employee Health and Safety Threshold for such calendar year, (b) no reduction or increase if the Employee Health and Safety Metric in the relevant Pricing Certificate is less than or equal to the Employee Health and Safety Threshold for such calendar year and greater than the Employee Health and Safety Target for such calendar year, and (c) a reduction of 2.50 basis points, if the Employee Health and Safety Metric in the relevant Pricing Certificate is less than or equal to the Employee Health and Safety Target for such calendar year.

"Applicable Margin" means, at any time with respect to each Type of Advance and the Letters of Credit, the percentage rate per annum which is applicable at such time with respect to such Advance or Letter of Credit as set forth in Schedule I.

"Applicable Percentage" means with respect to any Lender, (i) the ratio (expressed as a percentage) of such Lender's Commitment at such time to the aggregate Commitments of the Lenders at such time or (ii) if the Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Lender's aggregate outstanding Advances at such time to the total outstanding Advances at such time.

"Applicable Sustainability Fee Adjustment" means, with respect to any calendar year, the number of basis points (whether positive, negative or zero) equal to the sum of (i) the Applicable Water Stewardship Margin Adjustment plus (ii) Applicable Employee Health and Safety Margin Adjustment, in each case for such calendar year.

"Applicable Sustainability Margin Adjustment" means, with respect to any calendar year, the number of basis points (whether positive, negative or zero) equal to the sum of (i) the Applicable Water Stewardship Fee Adjustment plus (ii) Applicable Employee Health and Safety Fee Adjustment, in each case for such calendar year.

"Applicable Water Stewardship Fee Adjustment" means, with respect to any calendar year, (a) an increase of 0.50 basis points if the Water Stewardship Metric in the relevant Pricing Certificate is lower than the Water Stewardship Threshold for such calendar year, (b) no reduction or increase if the Water Stewardship Metric in the relevant Pricing Certificate is greater than or equal to the Water Stewardship Threshold for such calendar year and less than the Water Stewardship Target for such calendar year, and (c) a reduction of 0.50 basis points, if the Water Stewardship Metric in the relevant Pricing Certificate is greater than or equal to the Water Stewardship Target for such calendar year.

"Applicable Water Stewardship Margin Adjustment" means, with respect to any calendar year, (a) an increase of 2.50 basis points if the Water Stewardship Metric in the relevant Pricing Certificate is lower than the Water Stewardship Threshold for such calendar year, (b) no reduction or increase if the Water Stewardship Metric in the relevant Pricing Certificate is greater than or equal to the Water Stewardship Threshold for such calendar year and less than the Water Stewardship Target for such calendar year, and (c) a reduction of 2.50 basis points, if the Water Stewardship Metric in the relevant Pricing Certificate is greater than or equal to the Water Stewardship Target for such calendar year.

"Applicable Unused Line Fee Percentage" means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrower for the most recently completed calendar month as determined by Administrative Agent in its Permitted Discretion; provided, that for the period from the Restatement Date through and including March 31, 2022, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled "Level II":

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50% of the Commitments	0.25 percentage points
II	< 50% of the Commitments	0.375 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each month by Administrative Agent and shall be adjusted based upon the Applicable Sustainability Fee Adjustment in accordance with Section 2.12.

"Assignment and Acceptance" means an Assignment and Acceptance executed by a Lender and an Eligible Assignee and accepted by Administrative Agent, in substantially the form set forth in Exhibit A.

"Assumed Tax Liability" has the meaning set forth in the definition of Permitted Tax Distributions.

"Available Increase Amount" means, as of any date of determination, an amount equal to the result of (a) $135,000,000, minus (b) the aggregate principal amount of Increases to the Commitments made after the Restatement Date pursuant to Section 2.19 of this Agreement.

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to Section 2.11(d)(iii)(D).

"Availability" means an amount equal to (a) the Borrowing Limit in effect at such time minus (b) the Outstandings.

"Average Revolver Usage" means, with respect to any period, the sum of the Outstandings for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Banking Services" means each and any of the following bank services provided to any Credit Party or any of its Wholly-Owned Subsidiaries by any Banking Services Provider: (a) commercial credit cards, (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, pooling and netting arrangements, automated clearinghouse transactions, electronic funds transfers, return items, overdrafts and interstate depository network services) and (d) transactions under Hedging Arrangements.

"Banking Services Agreement" means those agreements entered into from time to time by any Credit Party or any of its Wholly-Owned Subsidiaries with a Banking Services Provider in connection with the obtaining of any of the Banking Services.

"Banking Services Obligations" means any and all obligations of any Credit Party or any of its Wholly-Owned Subsidiaries owing to the Banking Services Providers whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services, including, without limitation, (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Credit Party and its Wholly-Owned Subsidiaries to any Banking Services Provider pursuant to or evidenced by a Banking Services Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Swap Obligations, and (c) all amounts that Administrative Agent or any Lender is obligated to pay to a Banking Services Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Banking Services Provider with respect to the Banking Services provided by such Banking Services Provider to a Credit Party or any of its Wholly-Owned Subsidiaries.

"Banking Services Provider" means any Lender or Affiliate of a Lender (including each of the foregoing in its capacity, if applicable, as a Swap Counterparty) that provides Banking Services to any Credit Party or any of its Wholly-Owned Subsidiaries; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Banking Services Provider with respect to a Banking Service unless and until Administrative Agent receives a Banking Services Provider Agreement from such Person (a) on or prior to the Effective Date (or such later date as Administrative Agent shall agree to in writing in its sole discretion) with respect to Banking Services provided on or prior to the Effective Date, or (b) on or prior to the date that is 10 days after the provision of such Banking Service to a Credit Party or any of its Wholly-Owned Subsidiaries (or such later date as Administrative Agent shall agree to in writing in its sole discretion) with respect to Banking Services provided after the Effective Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Secured Obligations), then, from and after the date on which it so ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Banking Services Providers and the obligations with respect to Banking Services provided by such former Lender or any of its Affiliates shall no longer constitute Banking Services Obligations.

"Banking Services Provider Agreement" means an agreement substantially in the form of Exhibit H hereto, and otherwise in form and substance satisfactory to Administrative Agent, duly executed by the applicable Banking Services Provider, the applicable Credit Parties and Wholly-Owned Subsidiaries, and Administrative Agent.

"Banking Services Reserves" means, as of any date of determination, those reserves that Administrative Agent deems necessary or appropriate to establish (based upon the Banking Services Providers' determination of the liabilities and obligations of each Credit Party and its Subsidiaries in respect of Banking Services Obligations) in respect of Banking Services then provided or outstanding.

"Base Rate Advance" means an Advance that bears interest as provided in Section 2.10(a).

"Baseline Sustainability Metrics Assurance Report" means an independent limited assurance statement executed by the Sustainability Metrics Assurance Provider in relation to each of the Water Stewardship Baseline and the Employee Health and Safety Baseline to be reported to the Lenders, Administrative Agent, and Sustainability Structuring Agent prior to the Restatement Date.

"Basic Acquisition" means that acquisition by Borrower of substantially all of the assets of Agua Libre Midstream LLC, a Delaware limited liability company, and certain other water-related assets from Basic Energy Services, L.P. a Delaware limited partnership, in each case pursuant to that certain Asset Purchase Agreement dated as of August 17, 2021 by and between Borrower, as buyer, Ultimate Parent, as parent, Basic Energy Services, L.P. and Agua Libre Midstream LLC.

"Benchmark" means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(d)(iii)(A).

"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Start Date" means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.11(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.11(d)(iii).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrower" has the meaning set forth in the preamble.

"Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or converted by each Lender to Advances of a different Type pursuant to Section 2.6(b).

"Borrowing Base" means, without duplication and as of any date of determination, the result of:

(a)               85% of the amount of Eligible Billed Receivables, plus

(b)               the lesser of (i) 75% of the amount of Eligible Unbilled Receivables; and (ii) an amount equal to 35% of the Borrowing Base (calculated without giving effect to this clause (b)(ii) or clause (c)(iii) below), plus

(c)               the least of (i) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrower's historical accounting practices) of Eligible Inventory at such time, (ii) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrower's historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time; and (iii) an amount equal to 30% of the Borrowing Base (calculated without giving effect to this clause (c)(iii) or clause (b)(ii) above), minus

(d)               the aggregate amount of Reserves relating to Credit Parties, if any, established by Administrative Agent under Section 2.1(c) of the Agreement, including, without limitation the amount, if any, of the Dilution Reserve.

"Borrowing Base Certificate" means a certificate executed by any Responsible Officer of the Borrower in the form of the attached hereto as Exhibit G which calculates the Borrowing Base and includes the following: (a) accounts receivable and accounts payable aging reports for each Credit Party including grand totals, (b) inventory report (including aging details) for Credit Parties, and (c) all other information as reasonably requested by Administrative Agent.

"Borrowing Limit" means the lesser of the aggregate Commitments and the Borrowing Base.

"Business Day" means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

"Capital Expenditures" means, for any Person and period of its determination, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected as property, plant, equipment or other similar fixed asset accounts on the balance sheet of such Person, but excluding any such expenditure made to restore, replace or rebuild Property to the condition of such Property immediately prior to any damage, loss, destruction or condemnation of such Property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

"Capital Leases" means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

"Cash Collateral" shall have a meaning correlative to the definition of Cash Collateralize and shall include the proceeds of such cash collateral and other credit support.

"Cash Collateral Account" means a special cash collateral account pledged to Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with Administrative Agent in accordance with the terms hereof.

"Cash Collateralize" means, to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of the Issuing Lender, Lenders or the Swingline Lender, as collateral for Secured Obligations, or the obligations of Lenders to fund participations in respect of Letter of Credit Obligations or Swingline Advances, cash or deposit account balances or, if Administrative Agent, Issuing Lender and Swingline Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent, Issuing Lender and Swingline Lender.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, analogous state and local laws, and all rules and regulations and legally enforceable requirements promulgated thereunder, in each case as now or hereafter in effect.

"CFC" means a controlled foreign corporation (as that term is defined in the Code) in which Ultimate Parent or any Subsidiary thereof is a "United States shareholder" within the meaning of Section 951(b) of the Code.

"Change in Control" means the occurrence of any of the following events:

(a)               any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than Crestview and its Investment Affiliates, B-29 Investments, L.P., a Texas limited partnership, and its Investment Affiliates, SCF Partners, L.P., a Delaware limited partnership, and its Investment Affiliates, and John Schmitz become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 33% or more of the equity securities of Ultimate Parent or Parent entitled to vote for members of the board of directors or equivalent governing body of Ultimate Parent or Parent, as applicable, on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)               during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Ultimate Parent cease to be composed of Persons (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(c)               Ultimate Parent ceases to (x) be the managing member of Parent or (y) have, in its capacity as managing member of Parent, the power to exercise control over and direct the management policies and decisions of Parent; or

(d)               Parent ceases to own and control, directly or indirectly, 100% of the Equity Interests of each other Credit Party.

"Change in Law" means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, or (d) any new, or adjustment to, requirements prescribed by the Board of Governors for "Eurocurrency Liabilities" (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Administrative Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate or Term SOFR; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Class" has the meaning set forth in Section 1.4.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means all "Collateral" or similar terms used in the Security Documents. The Collateral shall not include any Excluded Properties.

"Collateral Access Agreement" means a landlord lien waiver or subordination agreement, bailee letter or any other agreement, in any case, in form and substance reasonably acceptable to Administrative Agent and executed by the parties thereto.

"Commitment" means, for each Lender, the obligation of such Lender to advance to Borrower the amount set opposite such Lender's name on Schedule I as its Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Commitment in the applicable Register, as such amount (a) may be reduced from time to time pursuant to Section 2.1 or (b) increased from time to time pursuant to Section 2.19; provided that, (i) after the Maturity Date, the Commitment for each Lender shall be zero and (ii) the aggregate amount of the Commitments on the Restatement Date is $270,000,000.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

"Complete Acquisition" means that acquisition by Borrower of all of the issued and outstanding capital stock of Complete Energy Services, Inc., a Delaware corporation, pursuant to that certain Securities Purchase and Sale Agreement dated as of July 9, 2021 by and between Borrower and Superior Energy Services, Inc., a Delaware corporation.

"Compliance Certificate" means a compliance certificate executed by a Responsible Officer of Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit B.

"Conforming Changes" means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Adjusted Base Rate," the definition of "Business Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Period" or any similar or analogous definition (or the addition of a concept of "interest period"), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11(b)(ii) and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise, and the terms "Controlled by" or "under common Control with" shall have the correlative meanings.

"Controlled Group" means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with Parent or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.

"Consolidated Group" means any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income tax returns.

"Covenant Testing Period" means a period (a) commencing on the last day of the fiscal quarter of Borrower most recently ended prior to a Covenant Trigger Event for which Borrower is required to deliver to Administrative Agent quarterly or annual financial statements pursuant to Section 5.2 of this Agreement, and (b) continuing through and including the first day after such Covenant Trigger Event that Availability has equaled or exceeded the greater of (i) 10% of the Borrowing Limit, and (ii) $15,000,000 for 60 consecutive calendar days.

"Covenant Trigger Event" means if at any time Availability is less than the greater of (i) 10% of the Borrowing Limit, and (ii) $15,000,000.

"Covered Entity" means any of the following:

(a) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning specified therefor in Section 9.27 of this Agreement.

"Credit Documents" means this Agreement, the Notes, the Letter of Credit Documents, any guaranties, the Notices of Borrowing, the Notices of Conversion, the Security Documents, the Fee Letter, the Intercompany Subordination Agreement, each Borrowing Base Certificate and each other agreement, instrument, or document executed by a Credit Party or any Subsidiary of a Credit Party at any time in connection with this Agreement.

"Credit Extension" means an Advance or a Letter of Credit Extension.

"Credit Parties" means the Borrower and the Guarantors.

"Crestview" means Crestview Partners II, L.P., a Delaware limited partnership.

"Debt" means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit, bankers' acceptances, bank guaranties, surety bonds and similar instruments; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase but excluding any such obligations to make payments in the form of Equity Interests of Parent or Ultimate Parent that does not otherwise constitute Debt) but excluding trade accounts payable in the ordinary course of business and, in each case, either not past due for more than 90 days after the date on which such trade account payable was created or being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (which obligations, for the avoidance of doubt, do not include any obligation to issue Equity Interests which itself does not constitute Debt), excluding the obligation to buyback Equity Interests held by any present or former employee in connection with any severance agreement with such Person; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; and (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien. The parties hereto hereby acknowledge and agree that a guaranty provided by a Person does not constitute Debt of such Person unless the underlying obligations being guaranteed by such Person constitute Debt.

"Debtor Relief Laws" means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including corporate statutes where such statute is used by a Person to propose an arrangement involving the compromise of the claims of creditors, and any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Section 2.10(a), (b), or (c), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.10(a).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, Issuing Lender, Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Advances) within two Business Days of the date when due, (b) has notified Borrower, Administrative Agent or Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund an Advance hereunder and states that such position is based on such Lender's good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, each Issuing Lender, each Swingline Lender and each Lender under the applicable Facility.

"Deficiency" means, at any time, the excess, if any, of the Outstandings over the then Borrowing Limit.

"Deposit Account" means any deposit account (as that term is defined in the UCC).

"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Credit Parties' Receivables during such period, by (b) Credit Parties' billings with respect to Receivables during such period.

"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Receivables by the extent to which Dilution is in excess of 5%.

"Disposition" means any sale, lease, transfer, assignment, conveyance, or other disposition of any Property; "Dispose" or similar terms shall have correlative meanings.

"Dollars" and "$" means lawful money of the United States.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States or any state thereof or the District of Columbia.

"EBITDA" means, for any period, without duplication, the amount equal to:

(a)               Parent's consolidated Net Income for such period plus

(b)               to the extent deducted in determining such consolidated Net Income for such period, Interest Expense, Taxes (and Permitted Tax Distributions), depreciation, amortization, depletion, and other non-cash charges for such period (including any non-cash charges resulting from option or similar equity grants and including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815) for such period plus

(c)               to the extent deducted in determining such consolidated Net Income for such period, any cash charges or other expenses and during the 18-month period following the closing of the Transactions and each applicable acquisition, non-recurring consolidation and integration costs in an aggregate amount for the Transactions and all applicable acquisitions not to exceed $15,000,000, incurred in connection with the Transactions, the Basic Acquisition, the Complete Acquisition, the HB Acquisition and the Nuverra Acquisition; plus

(d)               [reserved]; plus

(e)               [reserved]; plus

(f)                to the extent deducted in determining such consolidated Net Income for such period, any non-recurring cash charges and expenses incurred during such period in connection with Nonordinary Course Asset Sales and subject to the cap in the proviso at the end of this definition; plus

(g)               to the extent deducted in determining such consolidated Net Income for such period, (i) in an aggregate amount not to exceed $4,000,000 with respect to any individual Permitted Acquisition and incurred during the 18-month period following the closing of the applicable Permitted Acquisition, reasonable non-recurring cash charges and expenses incurred in connection with Permitted Acquisitions during such period and consolidation and integration costs, (ii) excess compensation of prior officers of the acquired Person incurred in connection with Permitted Acquisitions during such period and (iii ) transaction fees and expenses incurred in connection with Permitted Acquisitions during such period; plus

(h)               [reserved]; plus

(i)                 to the extent deducted in determining such consolidated Net Income for such period, restructuring and other non-recurring expenses incurred during such period, including severance costs, costs associated with office, plant or facility openings or closings and consolidation or relocation costs and fees for such period subject to the cap in the proviso at the end of this definition; minus

(j)                 all non-cash items of income which were included in determining such consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815);

provided, that (i) such EBITDA shall be subject to pro forma adjustments for Acquisitions and Nonordinary Course Asset Sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in accordance with the guidelines for pro forma presentations set forth by the SEC or in a manner otherwise reasonably acceptable to Administrative Agent; (ii) notwithstanding anything herein to the contrary, for purposes of calculating EBITDA, EBITDA attributable to any Foreign Subsidiary, Unrestricted Subsidiary or any other Person that is not a Credit Party during such period, shall be disregarded to the extent such amount exceeds 10% of EBITDA of the Credit Parties during such period, and (iii) for purposes of calculating EBITDA the aggregate amount of charges and expenses which are added back pursuant to clauses (f) and (i) above shall not exceed an amount equal to the greater of (x) $10,000,000 for such four fiscal quarter period and (y) fifteen percent (15%) of EBITDA (without giving effect to clauses (f) and (i) above) for such four fiscal quarter period.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Date" means November 1, 2017.

"Effective Date Merger" means, collectively, the "Mergers" as such term is defined in the Effective Date Merger Agreement.

"Effective Date Merger Agreement" means that certain Agreement and Plan of Merger dated as of July 18, 2017 by and among Select Energy Services, Inc., Raptor Merger Sub, Inc., SES Holdings, LLC, Raptor Merger Sub, LLC, Rockwater Energy Solutions, Inc. and Rockwater Energy Solutions, LLC.

"Effective Date Merger Documents" means the Effective Date Merger Agreement and all other documents related thereto and executed in connection therewith.

"Eligible Assignee" means (a) a Lender (other than a Defaulting Lender); (b) an Affiliate of a Lender (other than a Defaulting Lender); and (c) any other Person approved by (i) Administrative Agent, the Issuing Lender and the Swingline Lender and (ii) unless an Event of Default has occurred and is continuing at the time any assignment is effected, Borrower (such approval not to be unreasonably withheld) ; provided, however, that (x) neither Borrower nor an Affiliate of Borrower nor any natural person shall qualify as an Eligible Assignee, and (y) Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered to Borrower by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth (5th) Business Day.

"Eligible Billed Receivables" means, as to Credit Parties, on a consolidated basis and without duplication, all Receivables of such Persons, in each case reflected on its books in accordance with GAAP which conform to the representations and warranties in Article IV hereof and in the Security Documents to the extent such provisions are applicable to the Receivables, and each of which meets all of the following criteria on the date of any determination:

(a)               such Receivable is subject to an Acceptable Security Interest in favor of Administrative Agent;

(b)               such Credit Party has good and marketable title to such Receivable;

(c)               such Receivable has been billed substantially in accordance with billing practices of such Credit Party in effect on the Effective Date and such Receivable is not unpaid for more than (i) 90 days (or, with respect to Eligible Billed Receivables that do not constitute more than 10% of the Borrowing Base, 120 days) from the date of the invoice or (ii) 60 days past the due date;

(d)               such Receivable was created in the ordinary course of business of any Credit Party from the performance by such Credit Party of services which have been fully and satisfactorily performed (and not a progress billing or contingent upon any further performance), rental of goods or from the absolute sale on open account (and not on consignment, on approval or on a "sale or return" basis) by such Credit Party of goods (i) in which such Credit Party had sole and complete ownership and (ii) which have been shipped or delivered to the Account Debtor;

(e)               such Receivable represents a legal, valid and binding payment obligation of the Account Debtor thereof enforceable in accordance with its terms;

(f)                such Receivable is not due from an Account Debtor that has more than 50% of its aggregate Receivables owed to any Credit Party more than 90 days past the invoice date;

(g)               such Receivable is owed by an Account Debtor that any Credit Party deems to be creditworthy and is not owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws, (iv) has admitted in writing its inability to, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(h)               the Account Debtor on such Receivable is not a Credit Party, an Affiliate of a Credit Party, nor a director, officer or employee of a Credit Party or of an Affiliate of Credit Party (other than with respect to a portfolio company of Crestview and its Investment Affiliates, B-29 Investments, L.P., a Texas limited partnership, and its Investment Affiliates, SCF Partners, L.P., a Delaware limited partnership, and its Investment Affiliates, in each case who owes such Receivable pursuant to a sale made between such Account Debtor and a Credit Party on an arm's-length basis, for fair market value, and in the ordinary course of business (such Account Debtors, "Affiliate Account Debtors"); provided, that in no event shall more than $2,000,000 in the aggregate of Eligible Accounts (whether Eligible Billed Receivables or Eligible Unbilled Receivables) be predicated on Receivables owed by Affiliate Account Debtors;

(i)                 such Receivable is evidenced by an invoice and not evidenced by any chattel paper, promissory note or other instrument;

(j)                 (i) such Receivable, together with all other Receivables due from the same Account Debtor (other than an Account Debtor described in clause (ii) below) does not comprise more than 25% of the aggregate Receivables of all Credit Parties with respect to all such Account Debtors or (ii) in the case of Account Debtors whose securities (or such Account Debtor's parent company's securities) are rated BBB or better by S&P or Baa3 or better by Moody's, such Receivable, together with all other Receivables due from the same Account Debtor, do not comprise more than 30% of the aggregate Receivables of all Credit Parties with respect to all such Account Debtors (provided, however, that the amount of any such Receivable excluded pursuant to this clause (j) shall only be the excess of such amount);

(k)               such Receivable is not subject to any dispute, set-off, counterclaim, defense, allowance or adjustment or a claim for any such dispute, set-off, counterclaim, defense, allowance or adjustment by the Account Debtor thereof (provided, however, that the amount of any such Receivable excluded pursuant to this clause (k) shall only be the amount of such dispute, set-off, counterclaim, defense, allowance or adjustment or claimed dispute, set-off, counterclaim, defense, allowance or adjustment);

(l)                 such Receivable is owed in Dollars and is due from an Account Debtor organized under applicable law of the United States or any state of the United States;

(m)             such Receivable is not due from the United States government, or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of Administrative Agent in such Receivable has been complied with to Administrative Agent's satisfaction;

(n)               such Receivable is not owed by an Account Debtor that is a Sanctioned Person or a Sanctioned Entity;

(o)               such Receivable is not the result of (i) work-in-progress or otherwise represents the right to receive progress payments or other advance billings that are due prior to the completion of performance of the subject contract for goods or services, (ii) finance or service charges, or (iii) payments of interest;

(p)               such Receivable has not been written off the books of any Credit Party or otherwise designated as uncollectible by any Credit Party;

(q)               such Receivable is not subject to any reduction thereof, other than discounts and adjustments given in the ordinary course of business and deducted from such Receivable;

(r)                such Receivable is not a newly created Receivable resulting from the unpaid portion or credit balance of a partially paid Receivable;

(s)                such Receivable is not subject to any third party's rights (including Permitted Liens other than Liens permitted under Section 6.2(d) for Taxes that are not yet due and payable) which would be superior to the Lien of Administrative Agent created under the Credit Documents; and

(t)                 such Receivable is not otherwise deemed ineligible by Administrative Agent in its Permitted Discretion.

In the event that a Receivable which was previously an Eligible Billed Receivable ceases to be an Eligible Billed Receivable hereunder, Borrower shall notify Administrative Agent thereof on and at the time of submission to Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Billed Receivable, the face amount of such Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances, payables or obligations to the Account Debtor (including any amount that any Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)), (ii) all taxes, duties or other governmental charges included in such Receivable, and (iii) the aggregate amount of all cash received in respect of such Receivable but not yet applied by any Credit Party to reduce the amount of such Receivable.

Notwithstanding the foregoing, Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, change the criteria for Eligible Billed Receivables based on either: (A) an event, condition or other circumstance arising after the Effective Date or (B) an event, condition or other circumstance existing on the Effective Date to the extent Administrative Agent has no written notice thereof from any Credit Party prior to the Effective Date or is not otherwise reflected in any appraisals, field exams, reports or other similar written information received by Administrative Agent in connection with this Agreement prior to the Effective Date, in either case under clause (A) or (B) which adversely affects (other than in a de minimis manner) or could reasonably be expected to adversely affect (other than in a de minimis manner), the Receivables as determined by Administrative Agent in its Permitted Discretion. If any Receivable is deemed ineligible solely as a result of clause (t) above or as a result of a change in criteria permitted in the previous sentence, then Administrative Agent shall notify Borrower of such ineligibility or such change in criteria.

"Eligible Inventory" means with respect to any Credit Party, Inventory that is of a type customarily held as Inventory in the respective Credit Party's business, and held for sale or Disposition in the ordinary course of such Credit Party's business, but specifically excluding Inventory which meets any of the following conditions or descriptions:

(a)               Inventory in which Administrative Agent does not have an Acceptable Security Interest;

(b)               Inventory with respect to which a claim exists disputing the applicable Credit Party's title to or right to possession;

(c)               obsolete or slow moving Inventory for which a reserve has been booked by the applicable Credit Party in accordance with GAAP;

(d)               rejected, spoiled or damaged Inventory, or otherwise not readily saleable or usable in its present state for the use for which it was processed or purchased;

(e)               Inventory that has been shipped or delivered to a customer on consignment, on a sale or return basis, or on the basis of any similar understanding;

(f)                Inventory which is in transit (provided that, "in transit" shall be deemed not to include any situation or circumstance where each of the following conditions are met: (i) the Inventory is "in transit" between Credit Parties and (ii) a Credit Party retains title to such Inventory);

(g)               Inventory held for lease;

(h)               Inventory (i) stored at locations holding less than $250,000 of the aggregate value of Inventory, (ii) which is located on premises owned or operated by the customer that is to purchase such Inventory or (iii) which is located at any Third Party Location that is not subject to a Collateral Access Agreement other than, as to any determination of the Borrowing Base, such premises described in this clause (h)(iii) which are covered under a Reserve in Administrative Agent's Permitted Discretion;

(i)                 Inventory that does not comply with any Legal Requirement or the standards imposed by any Governmental Authority having authority over such Inventory or such applicable Credit Party with respect to its manufacture, use, or sale;

(j)                 Inventory that is bill and hold goods or deferred shipment;

(k)               Inventory evidenced by any negotiable document of title unless such document of title has been delivered to Administrative Agent, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Administrative Agent;

(l)                 Inventory produced in violation of the Fair Labor Standards Act or that is subject to the "hot goods" provisions contained in Title 29 U.S.C. §215;

(m)               Inventory that is subject to any agreement which would, in any material respect, restrict Administrative Agent's ability to sell or otherwise dispose of such Inventory;

(n)                Inventory that is located in a jurisdiction outside the United States, any state thereof or any territory or possession of the United States that has not adopted Article 9 of the UCC;

(o)               Inventory that is subject to any third party's Lien (including Permitted Liens) which would be superior to the Lien of Administrative Agent created under the Credit Documents (other than Liens permitted under Section 6.2(b) which are covered under a Reserve in Administrative Agent's Permitted Discretion and Liens permitted under Section 6.2(d) for Taxes that are not yet due and payable);

(p)               Inventory that would constitute work in process (which, for the avoidance of doubt, shall not exclude as ineligible chemical substances that may be blended into solutions);

(q)               Inventory that would constitute a custom or specialty blend for a specific customer which cannot be sold to any other customer without requiring additional processing in any material respect; or

(r)                Inventory that is otherwise deemed ineligible by Administrative Agent in its Permitted Discretion.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory at the time of submission of the next Borrowing Base Certificate until such time as the foregoing requirements are met with respect to such Inventory. Notwithstanding the foregoing, Administrative Agent may, from time to time, change the criteria for Eligible Inventory based on either: (i) an event, condition or other circumstance arising after the Effective Date, or (ii) an event, condition or other circumstance existing on the Effective Date to the extent Administrative Agent has no written notice thereof from any Credit Party prior to the Effective Date or is not otherwise reflected in any appraisals, field exams, reports or other similar written information received by Administrative Agent in connection with this Agreement prior to the Effective Date, in either case under clause (i) or (ii) which adversely affects (other than in a de minimis manner) or, could reasonably be expected to adversely affect (other than in a de minimis manner), the Inventory, as determined by Administrative Agent in its Permitted Discretion. If any Inventory is deemed ineligible solely as a result of clause (r) above or as a result of a change in criteria permitted in the previous sentence, then Administrative Agent shall notify Borrower of such ineligibility or such change in criteria.

"Eligible Receivables" means collectively Eligible Billed Receivables and Eligible Unbilled Receivables.

"Eligible Unbilled Receivables" means Receivables of a Credit Party arising from the shipment of goods or the provision of services that qualify as Eligible Billed Receivables except that such Receivables have not yet been billed to the applicable Account Debtor; provided that a Receivable shall cease to be an Eligible Unbilled Receivable upon the earlier of (i) the date such Receivable is billed to the applicable Account Debtor and (ii) 45 days after the goods giving rise to such Receivable have been shipped to the applicable Account Debtor or the service has been performed. In determining the amount to be included, Eligible Unbilled Receivables shall be calculated net of customer deposits and unapplied cash.

"Employee Benefit Plan" means an "employee benefit plan" within the meaning of Section 3(3) of ERISA which any Credit Party establishes for the benefit of its employees or for which any Credit Party has liability to make a contribution, including by reason of being a member of a Controlled Group, other than a Multiemployer Plan.

"Employee Health and Safety Baseline" means a total recordable incident rate of 0.66 for the calendar year 2021.

"Employee Health and Safety Metric" means with respect to Parent and its Subsidiaries, the total recordable incident rate, calculated as (a) the product of (i) Occupational Safety and Health Administration (OSHA) Recordable Incidents times (ii) 200,000, divided by (b) the total number of hours worked by all employees and directly supervised contractors of the Borrower and its Subsidiaries, calculated for a period of one (1) calendar year, in accordance with the methodology of the U.S. Bureau of Labor Statistics (BLS) and OSHA requirements.

"Employee Health and Safety Target" means, for any calendar year, a total recordable incident rate equal to the product of (a) the Industry Average Incident Rate and (b) 0.75.

"Employee Health and Safety Threshold" means, for any calendar year, a total recordable incident rate equal to the Industry Average Incident Rate.

"Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

"Environmental Claim" means any third party (including any Governmental Authority) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or written notice of potential or actual responsibility or violation which seeks to impose liability under any Environmental Law.

"Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, enforceable agreements, and other Legal Requirements, including duties imposed under common law, now or hereafter in effect and relating to, or in connection with the Environment, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; or (d) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

"Environmental Permit" means any permit, license, order, approval, registration or other authorization required or issued under Environmental Law.

"Equity Funded Acquisition" means any Acquisition that is fully funded solely with Equity Issuance Proceeds and were not applied in increasing EBITDA for purposes of Section 7.7.

"Equity Funded Capital Expenditure" means Capital Expenditures that are fully funded solely with Equity Issuance Proceeds and were not applied in increasing EBITDA for purposes of Section 7.7.

"Equity Interest" means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

"Equity Issuance" means any issuance of common Equity Interests by Borrower, Parent or Ultimate Parent, including any such issuance upon the exercise of warrants to purchase equity by the holders thereof.

"Equity Issuance Proceeds" means, with respect to any Equity Issuance, all cash and cash equivalent proceeds or cash equivalent investments received by Borrower from such Equity Issuance (other than from any other Credit Party but including Ultimate Parent) after payment of, or provision for, all underwriter fees and expenses, SEC and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Equity Issuance.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Erroneous Payment" has the meaning specified therefor in Section 9.28 of this Agreement.

"Erroneous Payment Deficiency Assignment" has the meaning specified therefor in Section 9.28 of this Agreement.

"Erroneous Payment Impacted Loans" has the meaning specified therefor in Section 9.28 of this Agreement.

"Erroneous Payment Return Deficiency" has the meaning specified therefor in Section 9.28 of this Agreement.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" has the meaning specified in Section 7.1.

"Excess" has the meaning specified in Section 2.19.

"Excluded Perfection Collateral" shall mean, unless otherwise elected by Administrative Agent during the continuance of an Event of Default, collectively (a) deposit accounts, commodities accounts and securities accounts to the extent an Account Control Agreement is not required under this Agreement, and (b) any other type of Property (i) in which a security interest cannot be perfected by the filing of a financing statement under the UCC or a similar filing under the respective foreign jurisdiction, and (ii) with respect to which Administrative Agent has determined, in its reasonable discretion that the cost of perfecting a security interest in such Property are excessive in relation to the value of the Lien to be afforded thereby.

"Excluded Properties" means the "Excluded Collateral" as defined in the Guaranty and Security Agreement.

"Excluded Swap Obligation" means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion or such Hedge Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Excluded Taxes" means, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to the applicable law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower in Section 2.16) or (ii) such Lender changes its lending office (other than a change in lending office requested by a Credit Party pursuant to Section 2.16), except in each case to the extent that, pursuant to Section 2.15(b), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States Taxes attributable to such Recipient's failure or inability to comply with Section 2.15(g) or Section 2.15(h), and (d) any U.S. federal withholding Taxes that are imposed by FATCA.

"Executive Officer" means any Responsible Officer of a Restricted Subsidiary who is, as part of his/her employment with such Restricted Subsidiary, in contact with any Responsible Officer of Borrower or Parent regarding the business and operations of such Restricted Subsidiary on a regular basis.

"Existing Letters of Credit" means those letters of credit described on Schedule 1.1.

"Facility" means, collectively, (a) the revolving credit facility described in Section 2.1(a), (b) the Swingline subfacility provided by Swingline Lender described in Section 2.4 and (c) the letter of credit subfacility provided or deemed to be provided by the Issuing Lender described in Section 2.3.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention of which the United States is a party entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

"Fee Letter" means that certain Amended and Restated Fee Letter dated as of the Restatement Date between Borrower and Wells Fargo.

"Fixed Charges" means, with respect to any fiscal period and with respect to the Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense required to be paid (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Debt that are required to be paid during such period, (c) all federal, state, and local income taxes (including any Tax Distributions) required to be paid during such period, and (d) all Restricted Payments paid (whether in cash or other property, other than common Equity Interests) during such period.

"Fixed Charge Coverage Ratio" means, with respect to any fiscal period and with respect to Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period, all calculated for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date for which financial statements are available).

"Floor" means a rate of interest equal to 0%.

"Foreign Lender" means any Lender that is not a U.S. Person.

"Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender's Applicable Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender's Applicable Percentage of outstanding Swingline Advances made by Swingline Lender other than Swingline Advances as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders.

"FSHCO" means (a) a Domestic Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Equity Interests or Equity Interests and indebtedness of one or more CFCs and (b) EnerMAX Services Holdings, LLC and EnerMAX Services G.P. ULC.

"Funded Debt" means, as to the Parent and its consolidated Restricted Subsidiaries, without duplication:

(a)               all Debt of such Restricted Entity of the type described in clauses (a), (b), (c), (d) and (f) of the definition of "Debt" but excluding any Debt permitted under Section 6.1(m);

(b)               all Debt of such Restricted Entity of the type described in clause (e) of the definition of "Debt" other than (i) trade accounts payable incurred in the ordinary course of business, and (ii) contingent obligations of such Restricted Entity to pay the deferred purchase price of property to the extent, and only to the extent, (A) such obligations are contingent and (B) with respect to earn out obligations, the amount of such earn out obligations is not known and payable;

(c)               all Debt of such Restricted Entity of the type described in clause (h) of the definition of "Debt";

(d)               all Debt of such Restricted Entity of the type described in clause (i) of the definition of "Debt", but only to the extent such Debt is of the type included in clauses (a) through (c) above;

(e)               all Debt of such Restricted Entity of the type described in clause (j) of the definition of "Debt" but only in respect of Debt of any other Person (other than a Restricted Entity) of the type included in clauses (a) through (d) above; and

(f)                all Debt of others of the type included in clauses (a) through (e) above secured by any Lien on or in respect of any Property of such Restricted Entity, but if recourse is only to such Property, then only to the extent of the lesser of the amount of the Debt secured thereby and the fair market value of the Property subject to such Lien.

"Funding Losses" has the meaning specified therefor in Section 2.11(b)(ii) of this Agreement.

"GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantor" means any Person that now or hereafter guaranties all or a portion of the Secured Obligations, including (a) Parent, (b) each Restricted Subsidiary of the Parent (including those listed on Schedule 4.11) required to guaranty the Secured Obligations pursuant to Section 5.6, and (c) any Person that is a "Guarantor" under the Guaranty and Security Agreement; provided, that any Foreign Subsidiary, Subsidiary of a Foreign Subsidiary, or a FSHCO shall not be a Guarantor.

"Guaranty and Security Agreement" means the Guaranty and Security Agreement, substantially in the form of Exhibit E, among Borrower, the Guarantors, the Restricted Subsidiaries party thereto and Administrative Agent for the benefit of the Secured Parties.

"Hazardous Substance" means any substance or material identified as hazardous or extremely hazardous pursuant to CERCLA and those regulated as hazardous or toxic under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

"Hazardous Waste" means any substance or material regulated or designated as a hazardous waste pursuant to any Environmental Law.

"HB Acquisition" means that acquisition by Peak Oilfield Services, LLC of certain assets of H.B. Rentals, L.C.. pursuant to that certain Asset Purchase Agreement dated as of December 3, 2021 by and between H.B. Rentals, L.C., Peak Oilfield Services and Ultimate Parent.

"Hedge Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

"Hedging Arrangement" means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

"Increase" has the meaning specified in Section 2.19.

"Increase Date" has the meaning specified in Section 2.19.

"Increase Joinder" has the meaning specified in Section 2.19.

"Increased Reporting Event" means if at any time Availability is less than the greater of (a) 15% of the Borrowing Limit, and (b) $20,250,000.

"Increased Reporting Period" means the period commencing after an Increased Reporting Event and continuing until the first date after the Increased Reporting Event that Availability has equaled or exceeded the greater of (a) 15% of the Borrowing Limit and (b) $20,250,000 for 30 consecutive days.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Indemnitees" has the meaning specified in Section 9.1.

"Industry Average Incident Rate" means, for any calendar year, a weighted average of the incidence rates (based on man-hours) of nonfatal occupational injuries and illnesses reported for by the Bureau of Labor Statistics for each of the following subsectors: (a) support activities for oil and gas operations, (b) chemical manufacturing, (c) truck transportation, and (d) administrative and support services, calculated in the manner set forth in the Pricing Certificate; provided that, to the extent the Bureau of Labor Statistics does not report an incidence rate for any of the listed subsectors for any calendar year, such subsector shall be disregarded for purposes of calculating the weighted average of the incidence rates for such calendar year.

"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Credit Party and certain of its Subsidiaries, and Administrative Agent, the form and substance of which is reasonably satisfactory to Administrative Agent.

"Interest Expense" means, for any period and with respect to Borrower and its Restricted Subsidiaries, total interest expense as determined in conformity with GAAP. For the avoidance of doubt, Interest Expense shall exclude amortization of financing fees, the accretion or accrual of discounted liabilities, and all other non-cash interest.

"Interest Period" means for each SOFR Advance comprising part of the same Borrowing, the period commencing on the date of such SOFR Advance is made or deemed made and ending on the last day of the period selected by Borrower pursuant to the provisions below and Section 2.6, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by Borrower pursuant to the provisions below and Section 2.6. The duration of each such Interest Period shall be one or three months, in each case as Borrower may select, provided that:

(a)               whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b)               any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;

(c)               no Borrower may select any Interest Period for any Advance which ends after the Maturity Date; and

(d)               no tenor that has been removed from this definition pursuant to Section 2.11(d)(iii)(D) shall be available for specification in any Notice of Borrowing or Notice of Conversion or Continuation.

"Inventory" of any Person means all inventory (as defined in the UCC) owned by such Person, wherever located and whether or not in transit.

"Inventory Reserves" means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, and (b) those reserves that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Commitments, including based on the results of appraisals.

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee (by guaranty or other arrangement) or assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"Investment Affiliate" means, with respect to any Person, a fund or investment vehicle that (a) is organized by such Person, for the purpose of making equity or debt investments in one or more companies and (b) is controlled by, or under common control with such Person. For purposes of this definition, "control" means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise

"IRS" means the United States Internal Revenue Service.

"ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

"Issuing Lender" means Wells Fargo, in its capacity as the Lender that issues Letters of Credit pursuant to the terms of this Agreement and, solely with respect to the Existing Letter of Credit issued by ZB, N.A. DBA Amegy Bank with Liberty Mutual Insurance Company as the named beneficiary and more fully described on Schedule 1.1, ZB, N.A. DBA Amegy Bank.

"Joint Book Runners" has the meaning set forth in the preamble.

"Joint Lead Arrangers" has the meaning set forth in the preamble.

"Joint Venture" means, with respect to any Person (the "holder") at any date, any incorporated, formed or organized corporation, limited liability company, partnership, association or other entity, a less than a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one or more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein to any "Joint Venture" or "Joint Ventures" means a Joint Venture or Joint Ventures of a Credit Party.

"Landlord Reserve" means, as to each location at which Borrower has books and records or Inventory located and as to which a Collateral Access Agreement has not been received by Administrative Agent, a reserve in an amount equal to 3 months' rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Administrative Agent so elects, the number of months' rent, storage charges, fees or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien on the Inventory or Receivables of Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

"Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U, and X.

"Lender Parties" means Lenders, the Issuing Lenders, the Swingline Lenders and Administrative Agent.

"Lenders" means Lenders having a Commitment or if such Commitments have been terminated, Lenders that are owed Advances.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

"Letter of Credit" means any standby or commercial letter of credit issued or deemed issued by Issuing Lender for the account of Borrower or any Guarantor pursuant to the terms of this Agreement, in such form as may be agreed by Borrower, such Guarantor and Issuing Lender. Letters of Credit include the Existing Letters of Credit set forth on Schedule 1.1.

"Letter of Credit Application" means Issuing Lender's standard form letter of credit application for standby or commercial letters of credit which has been executed by Borrower, the applicable Guarantor and accepted by Issuing Lender in connection with the issuance of a Letter of Credit.

"Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

"Letter of Credit Exposure" means, at the date of its determination by Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of Borrower's payment obligations under drawn Letters of Credit.

"Letter of Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

"Letter of Credit Maximum Amount" means $40,000,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

"Letter of Credit Obligations" means any obligations of Borrower under this Agreement in connection with the Letters of Credit.

"Letter of Credit Termination Date" means the 5th day prior to the Maturity Date.

"Leverage Ratio" means, as of any date of determination the result of (a) the amount of Funded Debt as of such date minus Qualified Cash as of such date, to (b) EBITDA for the trailing twelve month period most recently ended as of such date for which Administrative Agent has received financial statements pursuant to Section 5.1(a) or 5.1(b), as applicable.

"Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, hypothec or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

"Liquid Investments" means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody's or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers' acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody's or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through Administrative Agent or its Affiliates. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

"Loan Account" has the meaning specified in Section 2.14(h).

"Majority Lenders" means, at any time, Lenders having or holding more than 50% of the Maximum Exposure Amount of all Lenders; provided, that (i) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), "Majority Lenders" must include at least two Lenders (who are not Affiliates of one another); (ii) in any event, if there are two or more Lenders, the Maximum Exposure Amount of any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders, and (iii) for purposes of this definition, Letter of Credit Exposure shall be deemed to be held by the Lender that is the Issuing Lender to the extent it has not been reallocated among the Lenders or cash collateralized in accordance with Section 2.18.

"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.

"Material Acquisition" means any Permitted Acquisition with consideration of $25,000,000 or more.

"Material Adverse Change" means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, property or financial condition of Borrower and its Restricted Subsidiaries, taken as a whole; or (b) on the validity or enforceability of any Credit Document or any right or remedy of any Secured Party under any Credit Document.

"Maturity Date" means the earlier of (a) March 17, 2027, and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(b) or Article VII.

"Maximum Exposure Amount" means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time, if any, plus (b) the Total Outstandings held by such Lender at such time (with the aggregate amount of such Lender's risk participation and funded participation in the Letter of Credit Obligations and Swingline Advances being deemed "held" by such Lender for purposes of this definition).

"Maximum Rate" means the maximum nonusurious interest rate under applicable Legal Requirement.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

"Net Book Value" means, as to Property, the net book value of such Property as established in accordance with GAAP and as reflected on the financial statements of Borrower as of the most recently ended month end for which financial statements of Borrower have been delivered to Administrative Agent.

"Net Income" means, for any period and with respect to any Person, the net income for such period for such Person after Taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets, and (b) the cumulative effect of any change in GAAP. For the avoidance of doubt, in determining net income, (x) gross interest income shall be applied to increase income or decrease interest expense but not both and (y) net income for such period attributable to any noncontrolling interest in a Subsidiary of such Person shall be excluded.

"Net Recovery Percentage" means, as of any date of determination, the percentage of the book value of Credit Parties' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent Acceptable Appraisal of Inventory.

"Non-Consenting Lender" means any Lender who does not agree to a consent, waiver or amendment which (a) requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.2 and (b) has been agreed by the Majority Lenders.

"Non-Defaulting Lender" means any Lender that is not then a Defaulting Lender.

"Nonordinary Course Asset Sales" means, any sales, conveyances, or other transfers of Property made by any Restricted Entity (a) of any division of any Restricted Entity, (b) of the Equity Interest in any Restricted Subsidiary by Parent or any Restricted Subsidiary or (c) outside the ordinary course of business of any assets of any Restricted Entity, whether in a single transaction or related series of transactions.

"Note" means a promissory note of Borrower payable to a Lender (or its registered assigns) in the amount of such Lender's Commitment, in the form provided by Administrative Agent and acceptable to Borrower.

"Notice of Borrowing" means a notice of borrowing signed by Borrower in substantially the same form as Exhibit C or such other form as shall be reasonably approved by Administrative Agent.

"Notice of Conversion or Continuation" means a notice of continuation or conversion signed by Borrower in substantially the same form as Exhibit D.

"Nuverra Acquisition" means that acquisition by Parent (indirectly through Ultimate Parent) of all of the issued and outstanding capital stock of Nuverra Environmental Solutions, Inc., a Delaware corporation, pursuant to that certain Agreement and Plan of Merger dated as of December 12, 2021 by and between Ultimate Parent, Navy Merger Sub, Inc., a Delaware corporation, Navy Holdco, LLC, a Delaware limited liability company, and Nuverra Environmental Solutions, Inc.

"Obligations" means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Swingline Lender, the Issuing Lender, or Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Original Credit Agreement" means that certain Credit Agreement dated as of the Effective Date by and among Borrower, Parent, Administrative Agent and the Original Lenders, as amended, modified or supplemented prior to the date hereof.

"Original Lenders" means the lenders party to the Original Credit Agreement from time to time.

"Original Obligations" means the "Obligations" as defined in the Original Credit Agreement.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender after the date hereof under Section 9.7(a) (other than an assignment made pursuant to Section 2.16).

"Outstandings" means, as of any date of determination, the sum of (a) the aggregate outstanding amount of all Advances (including Protective Advances) plus (b) the Letter of Credit Exposure plus (c) the aggregate outstanding amount of all Swingline Advances.

"Parent" has the meaning set forth in the preamble.

"Participant" has the meaning assigned to such term in Section 9.7.

"Participant Register" has the meaning assigned to such term in Section 9.7.

"Patriot Act" means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

"Payment Conditions" shall mean, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(a)               no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b)               either (and for avoidance of doubt, clause (ii) must be satisfied for any Specified Transaction other than a Specified Transaction consisting of a Permitted Acquisition, a Permitted Investment made pursuant to Section 6.3(o) or a Restricted Payment made pursuant to Section 6.9(g), for which either clause (i) or (ii) may be satisfied)

(i)       Availability (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) after giving effect to such proposed payment and Specified Transaction, in each case, is not less than (A) in the case of a Specified Transaction consisting of a Permitted Acquisition or Permitted Investment made pursuant to Section 6.3(o), the greater of (1) 20% of the Borrowing Limit, and (2) $27,000,000, and (B) in the case of a Specified Transaction consisting of a Restricted Payment made pursuant to Section 6.9(g), the greater of (1) 25% of the Borrowing Limit, and (2) $33,750,000, or

(ii)       both (A) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries is equal to or greater than 1.00:1.00 for the trailing 4 fiscal quarter period most recently ended for which financial statements are required to have been delivered to Administrative Agent pursuant to Section 5.2 of this Agreement (or, prior to the date on which the first of such financial statements are required to have been delivered, for the most-recent trailing 4 fiscal quarter period for which financial statements were delivered under the Original Credit Agreement) (calculated on a pro forma basis as if such proposed payment is a Fixed Charge made on the last day of such 4 fiscal quarter period (it being understood that such proposed payment shall also be a Fixed Charge made on the last day of such 4 fiscal quarter period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specified Transaction in the relevant period)), and (B) Availability, (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) after giving effect to such proposed payment and Specified Transaction, in each case, is not less than (A) in the case of a Specified Transaction consisting of a Permitted Acquisition or a Permitted Investment made pursuant to Section 6.3(o), the greater of (1) 15% of the Borrowing Limit, and (2) $20,250,000, and (B) in the case of a Specified Transaction consisting of a Restricted Payment made pursuant to Section 6.9(g), a designation of an Unrestricted Subsidiary made pursuant to Section 5.7(a), or a prepayment of Debt made pursuant to Section 6.20(d), the greater of (1) 20% of the Borrowing Limit, and (2) $27,000,000, and

(c)               Borrower has delivered a certificate to Administrative Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

"Payment Recipient" has the meaning specified therefor in Section 9.28 of this Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Acquisition" means any Acquisition by any Credit Party in a transaction that satisfies each of the following requirements:

(a)               such Acquisition is not a hostile acquisition;

(b)               the business acquired in connection with such Acquisition (other than a de minimis amount of assets in relation to the assets being acquired) is (i) located in the U.S. or Canada, (ii) organized under applicable U.S. and state laws or Canadian laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which Credit Parties are engaged on the Restatement Date, any business activities substantially similar, related, or incidental thereto and any other oilfield services activities;

(c)               as soon as available, but not less than five (5) Business Days prior to such Acquisition, Borrower has provided Administrative Agent (i) notice of such Acquisition, (ii) upon request by Administrative Agent, copies of the acquisition agreement and other material documents relative to the proposed Acquisition and (iii) with respect to any Material Acquisition, a due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the target, all prepared on a basis consistent with such target's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed acquisition, on a quarter by quarter basis) and such other business and financial information reasonably requested by Administrative Agent;

(d)               if the Receivables and Inventory acquired in connection with such Acquisition are proposed to be included in the determination of the Borrowing Base on or about the date of such Acquisition, Administrative Agent shall have conducted an audit and field examination of such Receivables and Inventory, the results of which shall be reasonably satisfactory to Administrative Agent; provided that, Receivables and Inventory acquired in connection with one or more Acquisitions may be temporarily included in the determination of the Borrowing Base prior to the conduct of such audit and field examination and until the next determination of the Borrowing Base is required to be delivered to Administrative Agent pursuant to the Credit Documents so long as (i) Administrative Agent has received and is reasonably satisfied with due diligence materials and other information provided by Borrower in respect of such Receivables and (ii) the aggregate amount of all Receivables and Inventory that are temporarily included for any such Acquisition does not exceed 10% of the sum of the Borrowing Base (calculated without giving effect to such inclusion);

(e)               if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of Parent and a Credit Party pursuant to the terms of this Agreement;

(f)                if such Acquisition is an acquisition of assets, such Acquisition is structured so that Borrower, another Credit Party or a Restricted Subsidiary that becomes a Credit Party shall acquire such assets;

(g)               if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(h)               if such Acquisition involves a merger or a consolidation involving Borrower or any other Credit Party, Borrower or such Credit Party, as applicable, shall be the surviving entity;

(i)                 no Credit Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities not otherwise permitted by this Agreement (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected to have a Material Adverse Effect;

(j)                 all actions required to be taken with respect to any newly acquired or formed wholly-owned Subsidiary of Parent or a Credit Party, or the Equity Interests acquired in such Acquisition, as applicable, required under Section 5.6, Section 5.7 or the Guaranty and Security Agreement shall have been taken (subject to the grace periods set forth therein); and

(k)               Borrower shall have delivered to Administrative Agent the final executed material documentation relating to such Acquisition within ten (10) Business Days following the consummation thereof.

"Permitted Debt" has the meaning set forth in Section 6.1.

"Permitted Discretion" means a determination made in good faith in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Investments" has the meaning set forth in Section 6.3.

"Permitted Liens" has the meaning set forth in Section 6.2; provided that, no intention to subordinate the priority of the Lien granted in favor of Administrative Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of any Permitted Liens.

"Permitted Tax Distributions" means, for any taxable period or portion thereof during which Parent is a pass-through entity (including a disregarded entity or partnership) for U.S. federal income tax purposes, an amount sufficient to allow Parent to make distributions to the members of Parent, on or prior to each estimated tax payment date as well as each other applicable due date, on a pro rata basis such that each such member receives a distribution at least equal to an amount (such an amount for each member of Parent, such member's "Assumed Tax Liability") equal to the product of (a) the U.S. federal taxable income allocated by Parent to such member during the relevant period less the sum of any U.S. federal taxable loss allocated by Parent to such member during the relevant period and any loss carryforwards available from losses allocated to such member by Parent in prior periods to the extent not taken into account in prior periods (in both cases, subject to any applicable limitations on the use of such losses), and (b) the highest applicable combined U.S. federal, state and local income tax rate applicable to an individual or, if higher, a corporation, resident in New York, New York, determined by taking into account (A) the character of the U.S. federal taxable income or loss allocated by Parent to such member (e.g., capital gains or losses, dividends, ordinary income, etc.), (B) the deductibility of state and local income taxes in determining federal taxable income (unless after the date hereof, there is a change in law that repeals the deductibility of state and local income taxes for any taxpayer), and (C) any application of the alternative minimum tax; provided that, (x) for these purposes Ultimate Parent and any Subsidiary that is part of a Consolidated Group of which Ultimate Parent is the common parent (the "Ultimate Parent Consolidated Group") shall be accounted for as a single direct member of Parent and (y) the Assumed Tax Liability of the Ultimate Parent Consolidated Group for any taxable period or portion thereof shall in no event be less than an amount that will enable the Ultimate Parent Consolidated Group to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities for such taxable period or portion thereof and (i) its payments or obligations under any Tax Receivable Agreement and (ii) its payments or obligations under Article IV of the Tax Receivable Agreement so long as in the case of this clause (y)(ii) either (A) the Ultimate Parent Consolidated Group has actually received corresponding dollar for dollar income tax savings equal to such payments or obligations or (B) (1) no Default then exists or would arise as a result of the making of such payment or obligation and (2) Borrower is in compliance with Section 6.16, as if a Covenant Testing Period was in effect, for the most recent 12 month period ending prior to the making of such payment or obligation for which the Administrative Agent has received financial statements of Parent, in accordance with the terms of this Agreement, on a pro forma basis after giving effect to the making of such payment or obligation.

"Person" means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

"Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees or former employees of Borrower or any member of the Controlled Group or with respect to which any Credit Party has an obligation to make contributions and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

"Platform" has the meaning set forth in Section 9.10(b)(i).

"Post-Increase Revolver Lenders" has the meaning set forth in Section 2.19.

"Pre-Increase Revolver Lenders" has the meaning set forth in Section 2.19.

"Pricing Certificate" means a certificate signed by a Responsible Officer of Borrower substantially in the form of Exhibit J setting forth (with computations in reasonable detail, including a detailed calculation of the Industry Average Incident Rate) the Sustainability Metrics for the immediately preceding calendar year which shall be based on and consistent with the Sustainability Metrics reported in the Annual Sustainability Metrics Report for such year, together with the resulting Sustainability Pricing Adjustments to be applied commencing on the Sustainability Pricing Adjustment Date of the then-current calendar year, as well as an attestation that the Sustainability Metrics set forth have been subject to the assurance and review procedures set forth in the definition of Sustainability Metrics Assurance Provider.

"Pricing Certificate Delivery Date" has the meaning set forth in Section 2.12(f).

"Pricing Certificate Inaccuracy" has the meaning set forth in Section 2.12(d).

"Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

"Protective Advances" has the meaning set forth in Section 2.6(g)(i).

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

"QFC Credit Support" has the meaning specified therefor in Section 9.27 of this Agreement.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and cash equivalents of the Credit Parties that is in deposit accounts or in Securities Accounts, or any combination thereof, and which such deposit account or Securities Account is the subject of an Account Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States and (i) is not being held as cash collateral (other than as Collateral for the Facility), (ii) does not constitute escrowed funds for any purpose, and (iii) is not subject to other restrictions on withdrawal.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Receivables" of any Person means, at any date of determination thereof, the unpaid portion of the obligation of a customer of such Person in respect of goods leased or sold or services rendered by such Person, including the unpaid portion of an "account" or "account receivable" as defined in the UCC, and including all credit card receivables and all amounts payable in respect of the sale, lease, assignment, license or other disposition of Inventory or services rendered or to be rendered.

"Receivables Reserves" means, as of any date of determination, those reserves that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including Landlord Reserves for books and records locations and reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Billed Accounts, Eligible Unbilled Accounts or the Commitments.

"Recipient" means (a) Administrative Agent, (b) any Lender, (c) any Swingline Lender, or (d) any Issuing Lender, as applicable.

"Register" has the meaning set forth in Section 9.7(b).

"Regulations T, U, and X" means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates.

"Release" shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

"Relevant Governmental Body" means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

"Reserves" means, as of any date of determination, Receivables Reserves, Inventory Reserves, Banking Services Reserves and, without duplication, those other reserves that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Credit Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Credit Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Credit Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (including Permitted Liens described in clause (ii) of Section 6.2(d) but excluding any other Permitted Lien), which Lien or trust, in the Permitted Discretion of Administrative Agent likely would have a priority superior to Administrative Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Commitments. To the extent that an event, condition or matter as to any Receivable or item of Inventory is addressed pursuant to the treatment thereof within the definition of "Eligible Billed Accounts," "Eligible Unbilled Accounts" or "Eligible Inventory," Administrative Agent will not also establish a Reserve to address the same event, condition or matter.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Response" shall have the meaning set forth in CERCLA or under any other applicable Environmental Law.

"Responsible Officer" means (a) with respect to any Person that is a corporation, such Person's chief executive officer, president, chief financial officer, chief operating officer, general counsel, director of finance, controller, or vice president, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person's chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president, and if such Person is managed by members, then a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person's managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the chief executive officer, president, chief financial officer, chief operating officer, general counsel, or vice president of such Person's general partner or partners.

"Restatement Date" means March 17, 2022.

"Restricted Entity" means (a) Parent, (b) Borrower and (c) each Restricted Subsidiary.

"Restricted Payment" means, with respect to any Person, any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person; provided that the term "Restricted Payment" shall not include any dividend or distribution payable solely in Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

"Restricted Subsidiary" means each Domestic Subsidiary of Parent that is not an Unrestricted Subsidiary.

"Same Day Funds" means immediately available funds, same day or other funds as may be determined by Administrative Agent or Issuing Lender.

"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any Lender, Issuing Lender, Swingline Lender or Administrative Agent or any Credit Party or any of their respective Subsidiaries or Affiliates.

"S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Secured Obligations" means (a) the Obligations and (b) the Banking Services Obligations; provided that, the "Secured Obligations" of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

"Secured Parties" means the Lender Parties, the Banking Services Providers who are owed Banking Services Obligations and Swap Counterparties who are owed any Swap Obligations.

"Securities Account" means a securities account (as that term is defined in the UCC).

"Securities Act" means the Securities Act of 1933, as amended.

"Security Documents" means the Guaranty and Security Agreement, and each other document or agreement to which Borrower, any Guarantor or any Restricted Subsidiary is a party and that purports to grant a Lien in the assets of any such Person in favor of Administrative Agent for the benefit of the Secured Parties.

"Select Energy Credit Parties" means Select Energy Services, LLC, and its Wholly-Owned Subsidiaries that are Credit Parties.

"Senior Leverage Ratio" means, as of any date of determination, the ratio of (a) the amount of Outstandings plus the aggregate principal amount of any secured Debt incurred pursuant to clause (j) of Section 6.1 hereof, as of such date, minus Qualified Cash as of such date, to (b) EBITDA for the trailing twelve month period most recently ended as of such date for which Administrative Agent has received financial statements pursuant to Section 5.1(a) or 5.1(b), as applicable.

"Significant Sustainability Metric Event" means any Acquisition, Disposition, or other transaction entered into by one or more of the Credit Parties which, in the determination of the Administrative Agent in consultation with the Borrower, will or is likely to result in material changes to the Borrower's (i) performance with respect to or measurement of one or more Sustainability Metrics or (ii) ability to meet one or more Sustainability Thresholds or Sustainability Targets.

"SOFR" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Advance" means each portion of a Revolving Loan that bears interest at a rate determined by reference to Term SOFR (other than pursuant to clause (c) of the definition of "Adjusted Base Rate").

"SOFR Margin" means the Applicable Margin for SOFR Advances.

"SOFR Notice" means a Notice of Borrowing or Notice of Conversion or Continuation pursuant to which the Borrower elects the SOFR Option.

"SOFR Option" has the meaning specified therefor in Section 2.11(a) of this Agreement.

"Solvent" means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person's ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person's Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

"Specified Nuverra Letter of Credit" means, collectively, certain Letters of Credit issued by Issuing Lender at the request of Borrower for the account of Heckmann Water Resources, LLC (as successor to Nuverra Environmental Solutions, Inc.), in a face amount not to exceed $4,572,000 in the aggregate. For avoidance of doubt, any issuance of a Specified Nuverra Letter of Credit shall be treated as an Investment by Borrower in Heckmann Water Resources, LLC in an amount equal to the face amount of such Specified Nuverra Letter of Credit for purposes of this Agreement, including Section 6.3.

"Specified Transaction" means, any designation of an Unrestricted Subsidiary made pursuant to Section 5.7(a), Permitted Acquisition, Permitted Investment made pursuant to Section 6.3(o) or Restricted Payment made pursuant to Section 6.9(g), or prepayment of Debt made pursuant to Section 6.20(d).

"Subject Lender" has the meaning specified in Section 2.16.

"Subsidiary" means, with respect to any Person (the "holder") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any "Subsidiary" or "Subsidiaries" means a Subsidiary or Subsidiaries of Parent.

"Supermajority Lenders" means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Total Outstandings; provided, that (i) the Total Outstandings of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another), "Supermajority Lenders" must include at least two Lenders (who are not Affiliates of one another or Defaulting Lenders).

"Supported QFC" has the meaning specified therefor in Section 9.27 of this Agreement.

"Sustainability Metrics" means, collectively, the Water Stewardship Metric and the Employee Health and Safety Metric.

"Sustainability Metrics Assurance Provider" means (a) a qualified external reviewer, independent of Parent and its Subsidiaries, with relevant expertise with respect to the Sustainability Metrics, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing, or (b) another Person designated by Borrower and approved by Majority Lenders. As of the Restatement Date, the Sustainability Metrics Assurance Provider is Grant Thornton LLP. Any Sustainability Metrics Assurance Provider shall apply substantially the same auditing standards and methodology used in the Baseline Sustainability Metrics Assurance Report, except for any changes to such standards and/or methodology that (i) are consistent with then generally accepted industry standards or (ii) if not so consistent, are proposed by the Borrower and approved by the Majority Lenders.

"Sustainability Metrics Assurance Report" means an independent limited assurance statement executed by the Sustainability Metrics Assurance Provider in relation to the Sustainability Metrics for a given calendar year delivered to the Lenders, Administrative Agent, and Sustainability Structuring Agent together with the Pricing Certificate for such year.

"Sustainability Pricing Adjustments" means, collectively, the Applicable Sustainability Margin Adjustment and the Applicable Sustainability Fee Adjustment.

"Sustainability Pricing Adjustment Date" has the meaning specified therefor in Section 2.12.

"Sustainability Structuring Agent" means Wells Fargo Capital Finance, LLC.

"Sustainability Targets" means each of the Water Stewardship Target and the Employee Health and Safety Target.

"Sustainability Thresholds" means each of the Water Stewardship Threshold and the Employee Health and Safety Threshold.

"Swap Counterparty" means a Lender or an Affiliate of a Lender that has entered into a Hedging Arrangement with a Credit Party; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Secured Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute a Swap Counterparty and the obligations with respect to Hedging Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Swap Obligations.

"Swap Obligations" means the obligations of any Credit Party owing to any Swap Counterparty under any Hedging Arrangement; provided that (a) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Swap Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (b) if a Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Swap Obligations only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the master agreement between such parties) entered into prior to the time such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder.

"Swingline Advance" means an advance by a Swingline Lender to Borrower as part of a Swingline Borrowing.

"Swingline Borrowing" means the Borrowing consisting of a Swingline Advance made by Swingline Lender pursuant to Section 2.4.

"Swingline Lender" means Wells Fargo or any other Lender that agrees to act as a "Swingline Lender" hereunder at the request of Borrower so long as either (a) such Lender is also then Administrative Agent or (b) such new Swingline Lender is appointed pursuant to Section 8.6(d).

"Swingline Note" means the promissory note made by Borrower payable to Swingline Lender (or its registered assigns) evidencing the indebtedness of Borrower to Swingline Lender resulting from Swingline Advances made by Swingline Lender in the form provided by Swingline Lender and acceptable to Borrower.

"Swingline Payment Date" means the earliest to occur of (i) 3 Business Days after demand is made by Swingline Lender if no Default exists, and otherwise upon demand by Swingline Lender and (ii) the Maturity Date.

"Swingline Sublimit Amount" means $27,000,000; provided that, (a) such Swingline Sublimit Amount may be adjusted as provided in Section 2.4(h) and (b) on and after the Maturity Date, the Swingline Sublimit Amount for all purposes shall be zero.

"Tangible Net Assets" means (a) the consolidated Net Book Value of all assets of Parent and its consolidated Restricted Subsidiaries minus (b) the consolidated Net Book Value of all intangible assets of Parent and its consolidated Restricted Subsidiaries.

"Tax Receivable Agreement" means the tax receivable agreements entered into by Ultimate Parent or any other member of the Ultimate Parent Consolidated Group as of the date hereof, accurate copies of which have been provided to Administrative Agent prior to the date hereof, or as amended to replace any interest rate index therein tied to any London interbank offered rate, including the implementation of a commercially reasonable margin adjustment and other necessary conforming changes.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan Priority Collateral" means any assets of the Borrower and the other Credit Parties and proceeds thereof that in each case do not constitute ABL Priority Collateral.

"Term SOFR" means,

(a)       for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the "Periodic Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)       for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the "Base Rate Term SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

"Term SOFR Reference Rate" means the forward-looking term rate based on SOFR.

"Termination Event" means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Third Party Locations" means any location which holds, stores or otherwise maintains Collateral, including such locations that are leased locations, trailer storage or self-storage facilities, distribution centers or warehouses, and such locations that are the subject of any bailee arrangement.

"Trade Date" has the meaning assigned to such term in Section 9.7.

"Transactions" means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement and the Original Credit Agreement (including any deemed borrowings or extensions of credit on the Effective Date or Restatement Date), (b) the Effective Date Merger, and (c) the payment of fees, commissions and expenses in connection with each of the foregoing.

"Triggering Event" has the meaning assigned to such term in the Guaranty and Security Agreement.

"Type" has the meaning set forth in Section 1.4.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning specified in Section 2.15(g).

"UCC" means the Uniform Commercial Code as in effect in the State of New York from time to time.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Ultimate Parent" means Select Energy Services, Inc., a Delaware corporation.

"Ultimate Parent Consolidated Group" has the meaning set forth in the definition of Permitted Tax Distributions.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unfinanced Capital Expenditures" means Capital Expenditures (a) not financed with the proceeds of any incurrence of Debt (other than the incurrence of any Advances), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Credit Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

"United States", "US" or "U.S." means the United States of America.

"Unrestricted Subsidiary" means any Subsidiary of Parent that has been designated as an Unrestricted Subsidiary in accordance with Section 5.7 and each Subsidiary of an Unrestricted Subsidiary so long as such Subsidiary could have otherwise been designated by Parent as an Unrestricted Subsidiary in accordance with Section 5.7, in each case, to the extent that such Subsidiary has not been subsequently re-designated as a Restricted Subsidiary under Section 5.7.

"Unused Line Fee" means the fees required under Section 2.9(a).

"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.6, 2.10 and 2.11, in each case, such day is also a Business Day.

"U.S. Special Resolution Regimes" has the meaning specified therefor in Section 9.27 of this Agreement.

"Voting Securities" means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

"Water Stewardship Baseline" means 24.85 million barrels of recycled produced water for the calendar year 2021.

"Water Stewardship Metric" means with respect to Parent and its Subsidiaries, the total number of barrels of recycled produced water recycled at permanent or semi-permanent water treatment and recycling facilities owned or operated by the Credit Parties per calendar year.

"Water Stewardship Target" means, with respect to any calendar year, the Water Stewardship Target set forth in the table below in millions of barrels of recycled produced water.

Calendar Year	2022	2023	2024	2025
Water Stewardship Target	31.25	37.50	43.75	50.00

"Water Stewardship Threshold" means, with respect to any calendar year, the Water Stewardship Threshold set forth in the table below in millions of barrels of recycled produced water.

Calendar Year	2022	2023	2024	2025
Water Stewardship Threshold	30.00	35.00	40.00	45.00

"Wells Fargo" means Wells Fargo Bank, National Association.

"Withholding Agent" means any Credit Party or Administrative Agent.

"Wholly-Owned" means, as used in reference to a Restricted Subsidiary, any Restricted Subsidiary whose Equity Interest is owned 100%, either directly or indirectly, by Parent.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2            Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

Section 1.3            Accounting Terms; Changes in GAAP.

(a)               All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP, applied on a consistent basis with those applied in the preparation of consolidated financial statements delivered under the Original Credit Agreement prior to the Restatement Date, but in any event, all prepared in accordance with GAAP and as delivered to Administrative Agent.

(b)               Unless otherwise indicated, all financial statements of Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of Borrower and its Restricted Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing Borrower financial statements referred to in Section 4.4. For the avoidance of doubt, references in this Agreement or in any other Credit Document to a Person's consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Restricted Subsidiaries (or subset thereof if expressly provided herein) which eliminate offsetting intercompany transactions.

(c)               If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Borrower or the Majority Lenders shall so request, Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Borrower and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, any lease that was treated as an operating lease under GAAP at the time it was entered into and that later becomes a Capital Lease (or is treated for accounting purposes substantially similar to that of a Capital Lease) as a result of the change in GAAP that occurs during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

Section 1.4            Classes and Types of Advances. Advances are distinguished by "Class" and "Type". The "Class", when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Advances under Section 2.1(a) or Swingline Advances. The "Type", when used in respect of any Advance or Borrowing, refers to the Rate (as defined below) by reference to which interest on such Advances or on the Advances comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include Term SOFR and the Adjusted Base Rate.

Section 1.5            Other Interpretive Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein or in any other Credit Document to "province" or like terms shall include "territory" or like terms. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to the restrictions contained herein). The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" means "including, without limitation,". Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement:

Section 1.6            Change of Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country other than the United States and any relevant market conventions or practices relating to the change in currency.

Section 1.7            Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.8            Rates. Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.11(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.9            Effect of Amendment and Restatement; No Novation. Upon the effectiveness of this Agreement, the Original Credit Agreement shall be amended and restated in its entirety by this Agreement. The Original Obligations outstanding on the Restatement Date shall continue in full force and effect and constitute Obligations, and the effectiveness of this Agreement shall not constitute a novation or repayment of the Original Obligations. Such Original Obligations, together with any and all additional Obligations incurred by Borrower or any other Credit Party under this Agreement or under any of the other Credit Documents, shall continue to be secured by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in the Credit Documents. Borrower hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants contained in the Original Credit Agreement and in any and all Credit Documents, as amended, supplemented or otherwise modified by this Agreement and by the other Credit Documents delivered on the Restatement Date. Any and all references in any Credit Document to the Original Credit Agreement shall be deemed to refer to this Agreement.

Section 1.10        Restatement Date Payments and Transfers. Immediately upon the effectiveness of this Agreement, the Commitments of the Lenders set forth on Schedule I shall become effective and replace all Commitments in effect under the Original Credit Agreement immediately prior to the effectiveness of this Agreement, with the same effect, for Lenders under the Original Credit Agreement that do not have Commitments under this Agreement, as if such Commitments and any Advances outstanding thereunder, had been assigned by such Lenders to another Lender in accordance with Section 9.7(a). Notwithstanding the terms of the Original Credit Agreement, all accrued but unpaid interest and fees owing to any Lender under the Original Credit Agreement shall be paid by the Borrower on the Restatement Date. On the Restatement Date, to the extent necessary, Administrative Agent shall provide a settlement statement to each Lender (including each Lender under the Original Credit Agreement immediately prior to the effectiveness of this Agreement) setting forth the amount of funds that such Lender shall transfer to or receive from the Administrative Agent for settlement with the other Lenders with respect to the outstanding Advances and any interest and fees paid on the Restatement Date, in each case, as necessary so that immediately after the effectiveness of this Agreement, and the completion of such transfers, (i) no Lender is owed any outstanding interest or fees under the Original Credit Agreement and (ii) each Lender has outstanding Advances equal to its Applicable Percentage of the aggregate outstanding Advances in effect immediately after giving effect to this Agreement. On the Restatement Date, each Lender shall transfer to Administrative Agent the amounts set forth on the settlement statement referred to above (if any) to be transferred by such Lender.

ARTICLE II
CREDIT FACILITIES

Section 2.1            Commitments.

(a)               Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to Borrower from time to time on any Business Day during the period from the Restatement Date until the Business Day immediately preceding the Maturity Date; provided that the amount of any Lender's Advances outstanding at any one time shall not exceed the lesser of:

(i)                 such Lender's Commitment, and

(ii)              such Lender's Applicable Percentage of an amount equal to the lesser of:

(A)             the amount equal to the Borrowing Base as of such date less the sum of (1) the Letter of Credit Exposure at such time, plus (2) the principal amount of Swingline Advances outstanding at such time, and

(B)              the amount equal to (1) the aggregate Commitments less (2) the sum of (x) the Letter of Credit Exposure at such time, plus (y) the principal amount of Swingline Advances outstanding at such time.

Each Borrowing shall (A) if comprised of SOFR Advances be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and (B) consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment and subject to the further limits set forth above, Borrower may from time to time borrow, prepay pursuant to Section 2.7, and reborrow under this Section 2.1(a).

(b)               Reduction of Commitments.

(i)                 Commitments. Borrower shall have the right, upon at least ten Business Days' irrevocable written notice to Administrative Agent, to terminate in whole or reduce in part, ratably in accordance with each Lender's Applicable Percentage, the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the Unused Line Fees shall thereafter be computed on the basis of the Commitments, as so reduced.

(ii)              Defaulting Lender. At any time when a Lender is then a Defaulting Lender, Borrower, at its election, may elect to terminate such Defaulting Lender's Commitment hereunder; provided that (A) such termination must be of all of the Defaulting Lender's Commitments, (B) Borrower shall pay all amounts owed by it to such Defaulting Lender in such Lender's capacity as a Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued Unused Line Fees (subject to Section 2.18(a)(iii)), and letter of credit fees (subject to Section 2.18(a)(iii) but specifically excluding any amounts owing under Section 2.11 as result of such payment of such Advances) and shall deposit with Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender's ratable share of the Dollar Equivalent of the Letter of Credit Exposure (including any such portion thereof that has been reallocated pursuant to Section 2.18), (C) a Defaulting Lender's Commitments may be terminated by Borrower under this Section 2.1(b)(ii) if and only if at such time, Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (D) no Default has occurred and is continuing at the time of such election and termination. Upon written notice to the Defaulting Lender and Administrative Agent of Borrower's election to terminate a Defaulting Lender's Commitments pursuant to this clause (iv) and the payment and deposit of amounts required to be made by Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a "Lender" hereunder for all purposes except that such Lender's rights and obligations as a Lender under Section 2.11, 2.13, 2.15, 8.4 and 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Lender" hereunder, (2) such Defaulting Lender's Commitments shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a "Lender" except as to its obligations under Section 8.4 and 9.1 and any other obligations that expressly survive, which obligations shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Lender" hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by Borrower, Administrative Agent, Swingline Lenders, Issuing Lenders or any Lender may have against such Defaulting Lender.

(iii)            All notices for a complete termination under clauses (i) through (ii) above delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other events, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iv)             In connection with any reduction in the Revolver Commitments prior to the Maturity Date, if any Credit Party or any of its Subsidiaries owns any Margin Stock, Borrower shall deliver to Administrative Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrower, together with such other documentation as Administrative Agent shall reasonably request, in order to enable Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors.

(c)               Reserves. Anything to the contrary in this Section 2.1 notwithstanding, Administrative Agent shall have the right (but not the obligation) at any time and upon at least three (3) Business Days' prior written notice to Borrower in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base or the Commitments. The amount of any Reserve established by Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria; provided that circumstances, conditions, events or contingencies existing or arising prior to the Restatement Date and, in each case, disclosed in writing in the field examination or appraisal conducted by Administrative Agent in connection herewith prior to the Restatement Date, shall not be the basis for any establishment of any Reserves after the Restatement Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Restatement Date (it being understood, however, that the forgoing shall not restrict or affect changes in Reserves by Administrative Agent solely by virtue of mathematical calculations of the amount of such Reserves). During such 3 Business Day period, (x) Administrative Agent shall, if requested, discuss any such Reserve or change with Borrower, (y) Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists or exists in a manner that would result in the establishment of a lower Reserve or result in a lesser change, in each case, in a manner and to the extent reasonably satisfactory to Administrative Agent and (z) Borrower shall not be permitted to borrow under this Agreement if such Borrowing would result in Deficiency after giving effect to the Reserve or change in question.

Section 2.2            Evidence of Indebtedness. The Advances made by each Lender, and the Swingline Advances made by each Swingline Lender, shall be evidenced by one or more accounts or records maintained by such Lender or Swingline Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent, the Swingline Lenders and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders and Swingline Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the Register and corresponding accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to Borrower made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) the applicable Notes which shall evidence such Lender's Advances to Borrower in addition to such accounts or records. Upon the request of Swingline Lender to Borrower, Borrower shall execute and deliver to Swingline Lender a Swingline Note which shall evidence the Swingline Advances to Borrower in addition to such accounts or records. Each Lender and Swingline Lender may attach schedules to such Notes and record thereon the date, Type (if applicable), amount, and maturity of its Advances and payments with respect thereto. In addition to the accounts and records referred to in the immediately preceding sentences, each Lender, each Issuing Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender (other than the respective Issuing Lenders) in respect of such matters, the Register and corresponding accounts and records of Administrative Agent shall control in the absence of manifest error. In the event of any conflict among the accounts and records maintained by Administrative Agent, the accounts and records maintained by an Issuing Lender as to Letters of Credit issued by it, and the accounts and records of any other Lender in respect of such matters, the Register and corresponding accounts and records of Issuing Lender shall control in the absence of manifest error.

Section 2.3            Letters of Credit.

(a)               Commitment for Letters of Credit. Issuing Lender, the Lenders and Borrower agree that effective as of the Restatement Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement. Subject to the terms and conditions set forth in this Agreement and in reliance upon the agreements of the other Lenders set forth in this Section, Issuing Lender agrees to, from time to time on any Business Day during the period from the Restatement Date until the Business Day immediately preceding the Letter of Credit Termination Date, issue, increase or extend the expiration date of Letters of Credit denominated in Dollars for the account of Borrower or a Guarantor (or, solely with respect to the Specified Nuverra Letter of Credit, a non-Guarantor Subsidiary of Borrower). In any event, no Letter of Credit will be issued, increased, or extended:

(i)                 if such issuance, increase, or extension would cause (w) the Letter of Credit Exposure to exceed the Letter of Credit Maximum Amount, (x) the sum of the Outstandings to exceed the aggregate Commitments, (y) any Lender's Applicable Percentage of the Outstandings to exceed such Lender's Commitment, or (z) the Outstandings to exceed the Borrowing Base then in effect;

(ii)              unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after the issuance or extension and (B) the Letter of Credit Termination Date (unless cash collateralized); provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.1(b), Borrower shall either (A) deposit into the applicable Cash Collateral Account cash in an amount equal to 105% of the Dollar Equivalent of the applicable Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond such termination date or (B) provide a replacement letter of credit (or other security) reasonably acceptable to Administrative Agent, the Issuing Lender in an amount equal to 105% of the Dollar Equivalent of such Letter of Credit Exposure and (2) any such Letter of Credit with a one-year tenor (or shorter tenor) may expressly provide for an automatic extension of additional periods up to one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at each such Person's sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the Letter of Credit Termination Date (unless cash collateralized);

(iii)            unless such Letter of Credit is (A) a standby letter of credit, or (B) with the consent of the Issuing Lender, a commercial letter of credit;

(iv)             unless such Letter of Credit is in form and substance acceptable to Issuing Lender in each such Person's sole discretion;

(v)               unless Borrower has delivered to Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi)             unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce;

(vii)          if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender shall prohibit, or request that Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Issuing Lender is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which Issuing Lender in good faith deems material to it;

(viii)        if the issuance, increase or extension of such Letter of Credit would violate one or more policies of Issuing Lender that are generally applicable to letters of credit;

(ix)             if such Letter of Credit supports the obligations of any Person in respect of (A) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (B) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year;

(x)               any Lender is at such time a Defaulting Lender hereunder, unless reallocation under Section 2.18 has occurred or Issuing Lender has entered into satisfactory arrangements with Borrower or such Lender to eliminate Issuing Lender's Fronting Exposure with respect to such Lender; or

(xi)             during the period starting on the first Business Day after the receipt by Issuing Lender of notice from Administrative Agent or any Lender that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived; provided, that for the avoidance of doubt, Issuing Lender may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with any such issuance, increase or extension;

(b)               Requesting Letters of Credit. Each Letter of Credit Extension shall be made pursuant to a Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, given by Borrower to Administrative Agent for the benefit of Issuing Lender by telecopy or in writing not later than 12:00 noon (Atlanta, Georgia time) on the third Business Day before the proposed date of the Letter of Credit Extension. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be fully completed and shall specify the information required therein. Each Letter of Credit Application, or if applicable, amendments to the Letter of Credit Applications, shall be irrevocable and binding on Borrower.

(c)               Reimbursements for Letters of Credit; Funding of Participations.

(i)                 In accordance with the related Letter of Credit Application, Borrower with respect to a Letter of Credit, agrees to pay on demand to Administrative Agent on behalf of Issuing Lender an amount equal to any amount paid by Issuing Lender under such Letter of Credit. Upon Issuing Lender's demand for payment under the terms of a Letter of Credit Application, Borrower may request that its obligations to Issuing Lender thereunder be satisfied with the proceeds of a Base Rate Advance under the Facility in the same amount with respect to any Letter of Credit, notwithstanding any minimum size or increment limitations on individual Advances. If Borrower does not make such request and does not otherwise make the payments demanded by Issuing Lender as required under this Agreement or the applicable Letter of Credit Application, then upon such notice by Issuing Lender to Administrative Agent (which notice is not required when Issuing Lender and Administrative Agent are the same Person), Borrower shall be deemed for all purposes of this Agreement to have requested such Advance in the same amount and in the same currency and the transfer of the proceeds thereof to satisfy Borrower's obligations to Issuing Lender. Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make Base Rate Advances, to transfer the proceeds thereof to Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Base Rate Advance under the Facility to Borrower. Administrative Agent and each Applicable Lender may record and otherwise treat the making of such Borrowings as the making of a Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by Borrower's failure to comply with the provisions of this Agreement or the applicable Letter of Credit Application.

(ii)              Each Lender (including each Lender acting as an Issuing Lender) shall, upon notice from Administrative Agent that Borrower has requested or is deemed to have requested an Advance pursuant to Section 2.6 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.6, or (C) a Default exists, make funds available in the applicable currency to Administrative Agent for the account of Issuing Lender in an amount equal to such Lender's Applicable Percentage of the amount of such Advance not later than 1:00 p.m. (Atlanta, Georgia, time) on the Business Day specified in such notice by Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Base Rate Advance under the Facility to Borrower in such amount. Administrative Agent shall remit the funds so received to Issuing Lender.

(iii)            If any such Lender shall not have so made such Advance available to Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to Base Rate Advances and (B) the Maximum Rate. Whenever, at any time after Administrative Agent has received from any Lender such Lender's Advance, Administrative Agent receives any payment on account thereof, Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by Administrative Agent is required to be returned. Each Lender's obligation to make the Advances pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against Issuing Lender, Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(iv)             If at any time, the Commitments shall have expired or been terminated while any Letter of Credit Exposure is outstanding, then each Lender, at the sole option of Issuing Lender, shall fund its participation in such Letters of Credit in an amount equal to such Lender's Applicable Percentage of the unpaid amount of Borrower's payment obligations under drawn Letters of Credit. Issuing Lender shall notify Administrative Agent, and in turn, Administrative Agent shall notify each such applicable Lender of the amount of such participation, and such Lender will transfer to Administrative Agent for the account of Issuing Lender on the next Business Day following such notice, in Same Day Funds, the amount of such participation. At any time after Issuing Lender has made a payment under any Letter of Credit and has received from any Lender funding of its participation in respect of such payment in accordance with this clause (iv), if Administrative Agent receives for the account of Issuing Lender any payment in respect of the related Letter of Credit Exposure or interest thereon (whether directly from Borrower or otherwise, including proceeds of cash collateral applied thereto by Administrative Agent), Administrative Agent shall distribute to such Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.

(v)               If any payment received by Administrative Agent for the account of any Issuing Lender pursuant to this Section 2.3(c) is required to be returned under any of the circumstances described in Section 9.14 (including pursuant to any settlement entered into by Issuing Lender in its discretion), each Lender shall pay to Administrative Agent for the account of Issuing Lender its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate in effect from time to time. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)               Participations. Upon the date of the issuance or increase of a Letter of Credit or the deemed issuance of the Existing Letters of Credit under Section 2.3(a), Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender's Applicable Percentage at such date, such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Issuing Lender shall promptly notify each such participant Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Lender's participation in such Letter of Credit.

(e)               Obligations Unconditional. The obligations of Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)                 any lack of validity or enforceability of any Letter of Credit Documents;

(ii)              any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii)            the existence of any claim, set-off, defense or other right which any Restricted Entity may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)             any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following subsection (g);

(v)               payment by any Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided, however, that nothing contained in this subsection (e) shall be deemed to constitute a waiver of any remedies of Borrower in connection with the Letters of Credit.

(f)                Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed after the Maturity Date, Borrower shall pay to Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit to be held in the Cash Collateral Account and applied in accordance with subsection (h) below.

(g)               Liability of Issuing Lender. Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither Issuing Lender nor any of its officers or directors shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING ISSUING LENDER'S OWN NEGLIGENCE), except that Borrower shall have a claim against Issuing Lender, and Issuing Lender shall be liable to, and shall promptly pay to, Borrower, to the extent of any direct, as opposed to consequential, damages suffered by Borrower which a court in a final, non-appealable finding rules were caused by Issuing Lender's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h)               Cash Collateral - General.

(i)                 If Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms hereof, then Borrower and Administrative Agent shall establish the Cash Collateral Account and Borrower shall execute any documents and agreements, including Administrative Agent's standard form assignment of deposit accounts, that Administrative Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant Administrative Agent a first priority Lien (subject to Permitted Liens described in Section 6.2(h)) in such account and the funds therein. Borrower hereby pledges to Administrative Agent and grants Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii)              If a Defaulting Lender deposits funds in a deposit account with Administrative Agent pursuant to the terms of this Section 2.3(h)(ii) and Section 2.3(i), then such Lender and Administrative Agent shall establish such Cash Collateral Account and such Lender shall execute any documents and agreements, including Administrative Agent's standard form assignment of deposit accounts, that Administrative Agent requests in connection therewith to establish such account and grant Administrative Agent a first priority security interest in such account and the funds therein. Such Defaulting Lender hereby pledges to Administrative Agent and grants Administrative Agent a security interest in such collateral account, whenever established, all funds held in such account from time to time, and all proceeds thereof as security for the payment of the Letter of Credit Obligations of Borrower to be applied as provided in Section 2.3(i) below.

(iii)            Funds held in the Cash Collateral Accounts shall be held as cash collateral for obligations with respect to Letters of Credit in the case of the Cash Collateral Account. Such funds shall be promptly applied by Administrative Agent at the request of Issuing Lender to any reimbursement or other obligations under the applicable Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure, during the existence of an Event of Default Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Majority Lenders. If no Default exists and no Deficiency exists, Administrative Agent shall release to Borrower at Borrower's written request any funds held in the Cash Collateral Account above the amounts required by Section 2.3(i), subject to the requirements of Section 2.3(i) below and Section 2.18(a)(ii).

(iv)             Funds held in the Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, Administrative Agent or in another investment if mutually agreed upon by Borrower and Administrative Agent, but Administrative Agent shall have no obligation to make any other investment of the funds therein. Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Accounts and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which Administrative Agent accords its own property, it being understood that Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i)                 Defaulting Lender – Cash Collateral. If at any time, a Defaulting Lender exists hereunder, then, at the request of Issuing Lender, Borrower shall fully Cash Collateralize Issuing Lender's Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to any Cash Collateral provided by such Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.3(i) or Section 2.18 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Lender's Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.3(i) following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by Administrative Agent and Issuing Lender that there exists excess Cash Collateral; provided that, (1) the Person providing Cash Collateral and Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, (2) to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents, and (3) to the extent that such Cash Collateral was provided by Borrower, during the existence of an Event of Default the application of such Cash Collateral shall be subject to Section 2.3(h)(iii) and (iv) above, the second sentence in this Section 2.3(i) and Section 2.18(a)(ii).

(j)                 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Restricted Subsidiary, Borrower shall be obligated to reimburse Issuing Lender hereunder for any and all drawings under such Letter of Credit issued under the Facility by Issuing Lender. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Restricted Subsidiaries inures to the benefit of Borrower, and that Borrower's business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.4            Swingline Advances.

(a)               Facility. On the terms and conditions set forth in this Agreement, Swingline Lender agrees, from time-to-time on any Business Day during the period from the date of this Agreement until the Business Day immediately preceding the Maturity Date, to make Swingline Advances to Borrower which shall be due and payable on the Swingline Payment Date, bearing interest at the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances; provided (i) that after giving effect to such Swingline Advance, (A) the aggregate outstanding principal amount of all Swingline Advances advanced by Swingline Lender shall not exceed the Swingline Sublimit Amount, (B) the Outstandings shall not exceed the aggregate Commitments, (C) no Lender's Applicable Percentage of the Outstandings shall exceed such Lender's Commitment, and (D) the Outstandings shall not exceed the Borrowing Base at such time; (ii) no Swingline Advance shall be made by Swingline Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swingline Advance, it being agreed by Borrower that the giving of the applicable Notice of Borrowing and the acceptance by Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by Borrower that on the date of such Swingline Advance such conditions have been met; and (iii) each Swingline Advance shall be in an aggregate amount not less than $100,000.00 and in integral multiples of $50,000.00 in excess thereof. Each Lender shall have the obligation to purchase and fund risk participations in the Swingline Advances and to refinance Swingline Advances as provided below.

(b)               Evidence of Indebtedness. The indebtedness of Borrower to the Swingline Lenders resulting from Swingline Advances shall be evidenced as set forth in Section 2.2.

(c)               Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.4(a) may from time to time be borrowed, prepaid without penalty, and reborrowed. If the aggregate outstanding principal amount of the Swingline Advances advanced by Swingline Lender ever exceeds the Swingline Sublimit Amount, Borrower shall, upon receipt of written notice of such condition from Swingline Lender and to the extent of such excess, prepay to Swingline Lender outstanding principal of the Swingline Advances such that such excess is eliminated.

(d)               Refinancing of Swingline Advances.

(i)                 With respect to the Swingline Advances and the interest, fees, and other amounts owed by Borrower to Swingline Lender in connection with the Swingline Advances, Borrower agrees to pay to Swingline Lender such amounts when due and payable to Swingline Lender under the terms of this Agreement. If Borrower does not pay to Swingline Lender any such amounts when due and payable to Swingline Lender, Swingline Lender may upon notice to Administrative Agent request the satisfaction of such obligation by the making of a Borrowing in the amount of any such amounts not paid when due and payable. Upon such request and, in any event, regardless of whether a Swingline Payment Date has occurred, on a weekly basis as determined by Administrative Agent or on a more frequent basis if so determined by Administrative Agent in its sole discretion, Borrower shall be deemed to have requested the making of a Borrowing in the amount of such obligation and the transfer of the proceeds thereof to Swingline Lender. Such Borrowing shall bear interest based upon the Adjusted Base Rate plus the Applicable Margin for Base Rate Advances. Administrative Agent shall promptly forward notice of such Borrowing to Borrower and the Lenders, and each Lender shall, regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.6, or (C) a Default exists, make available such Lender's ratable share of such Borrowing to Administrative Agent, and Administrative Agent shall promptly deliver the proceeds thereof to Swingline Lender for application to such amounts owed to Swingline Lender. Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs Swingline Lender to make such requests for Borrowings on behalf of Borrower in accordance with this Section, and the Lenders to make Advances to Administrative Agent for the benefit of Swingline Lender in satisfaction of such obligations. Administrative Agent and each Lender may record and otherwise treat the making of such Borrowings as the making of a Borrowing to Borrower under this Agreement as if requested by Borrower. Nothing herein is intended to release Borrower's obligations with respect to Swingline Advances, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.4(d) shall not constitute a cure or waiver of any Default or Event of Default, other than the payment Default or Event of Default which is satisfied by the application of the amounts deemed advanced hereunder, or caused by Borrower's failure to comply with the provisions of this Agreement.

(ii)              If at any time, the Commitments shall have expired or been terminated while any Swingline Advance is outstanding, each Lender, at the sole option of Swingline Lender, shall either (A) notwithstanding the expiration or termination of the Commitments, make an Advance as a Base Rate Advance, or (B) be deemed, without further action by any Person, to have purchased from the Swingline Lender a participation in such Swingline Advance, in either case in an amount equal to the product of such Lender's Applicable Percentage times the outstanding aggregate principal balance of the Swingline Advances made by Swingline Lender. Swingline Lender shall notify Administrative Agent, and in turn, Administrative Agent shall notify each such Lender of the amount of such Advance or participation, and such Lender will transfer to Administrative Agent for the account of Swingline Lender on the next Business Day following such notice, in Same Day Funds, the amount of such Advance or participation.

(iii)            If any such Lender shall not have so made its Advance or its percentage participation available to Administrative Agent pursuant to this Section 2.4, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Advance and (B) the Maximum Rate. Whenever, at any time after Administrative Agent has received from any Lender such Lender's Advance or participating interest in a Swingline Advance, Administrative Agent receives any payment on account thereof, Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's Advance or participating interest was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by Administrative Agent is required to be returned. Each Lender's obligation to make the Advance or purchase such participating interests pursuant to this Section 2.4 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against Swingline Lender, Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by Borrower or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Swingline Advance, once so participated by any Lender, shall cease to be a Swingline Advance with respect to that amount for purposes of this Agreement, but shall continue to be an Advance.

(e)               Method of Borrowing. Except as provided in clause (c) above, each request for a Swingline Advance shall be made pursuant to telephone notice to Swingline Lender given no later than 1:00 p.m. (Atlanta, Georgia time) (or such later time as accepted by Swingline Lender) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing telecopied or facsimiled to Administrative Agent and Swingline Lender. Swingline Lender will promptly make the Swingline Advance available to Borrower at Borrower's account with Administrative Agent or as otherwise directed by Borrower with written notice to Administrative Agent.

(f)                Interest for Account of Swingline Lender. Swingline Lender shall be responsible for invoicing Borrower for interest on the Swingline Advances (provided that any failure of Swingline Lender to provide such invoice shall not release Borrower from its obligation to pay such interest). Until each Lender funds its Advance or risk participation pursuant to clause (d) above, interest in respect of each Lender's Applicable Percentage of the Swingline Advances shall be solely for the account of Swingline Lender.

(g)               Payments Directly to Swingline Lender. Borrower shall make all payments of principal and interest in respect of the Swingline Advances directly to Swingline Lender.

(h)               Adjustments to Swingline Sublimit Amounts. If any Lender becomes a Defaulting Lender hereunder, at Borrower's option and with at least one Business Day's prior written notice to Administrative Agent and Swingline Lender, Borrower may decrease the Swingline Sublimit Amount to such lesser amount notified to Administrative Agent and Swingline Lender. If such election is made, then in the event that Administrative Agent, Borrower and Swingline Lender agree that all existing Defaulting Lenders have adequately remedied all matters that caused such Lenders to be Defaulting Lenders, the Swingline Sublimit Amount shall automatically, without further notice or action to be taken by any party hereto, be increased back up to the Swingline Sublimit Amount that was in effect prior to Borrower's election made pursuant to this clause (h).

Section 2.5            [Reserved].

Section 2.6            Borrowings; Procedures and Limitations.

(a)               Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (other than the Borrowings to be made on the Effective Date and Swingline Borrowings) and given by Borrower to Administrative Agent not later than (i) 11:00 a.m. (Atlanta, Georgia time) on the U.S. Government Securities Business Day that is the third U.S. Government Securities Business Day before the date of the proposed Borrowing in the case of a SOFR Advance; and (ii) 10:00 a.m. (Atlanta, Georgia time) on the Business Day of the proposed Borrowing in the case of a Base Rate Advance. Administrative Agent shall give each Lender prompt notice on the day of receipt of a timely Notice of Borrowing by facsimile. Each Notice of Borrowing shall be by telephone or facsimile, and if by telephone, confirmed promptly in writing, specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of SOFR Advances, the Interest Period for such Advances. In the case of a proposed Borrowing comprised of SOFR Advances, Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.10. Each Lender shall before 1:00 p.m. (Atlanta, Georgia time) on the date of the proposed Borrowing, make available for the account of its Lending Office to Administrative Agent at its address referred to in Section 9.10, or such other location as Administrative Agent may specify by notice to the applicable Lenders, in Same Day Funds, such Lender's Applicable Percentage of such Borrowing. Promptly upon Administrative Agent's receipt of such funds (but in any event not later than 3:00 p.m. (Atlanta, Georgia time) on the date of the proposed Borrowing) and provided that the applicable conditions set forth in Article VIII have been satisfied, Administrative Agent will make such funds available to the Borrower at its account with Administrative Agent. All Borrowing requests which are not made on-line via Administrative Agent's electronic platform or portal shall be subject to (and unless Administrative Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Administrative Agent's authentication process (with results satisfactory to Administrative Agent) prior to the funding of any such requested Revolving Loan.

(b)               Conversions and Continuations. In order to elect to Convert or continue Advances comprising part of the same Borrowing under this Section, the Applicable Borrower shall deliver an irrevocable Notice of Conversion or Continuation to Administrative Agent at Administrative Agent's office no later than (A) 10:00 a.m. (Atlanta, Georgia time) on the Business Day of the proposed Conversion date in the case of a Conversion of such Advances to Base Rate Advances and (B) 11:00 a.m. (Atlanta, Georgia time) on the U.S. Government Securities Business Day that is the third U.S. Government Securities Business Day before the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, SOFR Advances. Each such Notice of Conversion or Continuation shall be in writing or by telephone or facsimile, and if by telephone, confirmed promptly in writing, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Advances to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advances, and (D) in the case of a Conversion to, or a continuation of, SOFR Advances, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of SOFR Advances, notify each Lender of the applicable interest rate under Section 2.10. For purposes other than the conditions set forth in Section 3.2, the portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)               Certain Limitations. Notwithstanding anything in paragraph (a) above:

(i)                 Each Borrowing shall (A) be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof in case of SOFR Advances and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in case of Base Rate Advances, (B) consist of Advances of the same Type made, Converted or continued on the same day by the Lenders according to their Applicable Percentage, and (C) denominated only in Dollars.

(ii)              At no time shall there be more than six Interest Periods applicable to outstanding SOFR Advances under the Facilities.

(iii)            Borrower may not select SOFR Advances for any Borrowing to be made, Converted or continued if an Event of Default has occurred and is continuing.

(iv)             If any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of SOFR Advances, notify Administrative Agent and the Applicable Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make SOFR Advances or to fund or maintain SOFR Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars in the applicable interbank market, then (A) (1) such Lender's Applicable Percentage of the amount of such Borrowing shall be made as a Base Rate Advance of such Lender, (2) such Base Rate Advance shall be considered part of the same Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the SOFR Advances comprising the remainder of such Borrowing shall be due and payable, and (3) any obligation of such Lender to make, continue, or Convert to, SOFR Advances in the affected currency or currencies, including in connection with such requested Borrowing, shall be suspended until such Lender notifies Administrative Agent and the Applicable Borrower that the circumstances giving rise to such determination no longer exist; and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation (1) would eliminate the restriction on such Lender described above, and (2) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(v)               If Administrative Agent is unable to determine Term SOFR for SOFR Advances comprising any requested Borrowing, the right of the Borrower to select SOFR Advances for such Borrowing or for any subsequent Borrowing shall be suspended until Administrative Agent shall notify Borrower and Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made, Converted or continued as a Base Rate Advance.

(vi)             If the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify Administrative Agent that Term SOFR for SOFR Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective SOFR Advances, as the case may be, for such Borrowing, then Administrative Agent shall give notice thereof to the Borrower and the Lenders and the right of the Borrower to select SOFR Advances for such Borrowing or for any subsequent Borrowing shall be suspended until Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

(vii)          If Borrower shall fail to select the continuation of any Interest Period for any SOFR Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1 and paragraph (a) above, Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such affected Advances will be Converted into Base Rate Advances at the end of Interest Period then in effect. If Borrower shall fail to select the duration of any Interest Period for any SOFR Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1 and paragraph (a) above, the Borrower shall be deemed to have selected an Interest Period of one month.

(viii)        Swingline Advances may not be Converted or continued.

(d)               Notices Irrevocable. Each Notice of Borrowing delivered by Borrower hereunder, including its deemed request for borrowing made under Section 2.3(c) or Section 2.4, shall be irrevocable and binding on Borrower.

(e)               Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)                Funding by Lenders; Administrative Agent's Reliance. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Advances, or prior to noon on the date of any Borrowing of Base Rate Advances, that such Lender will not make available to Administrative Agent such Lender's share of such Borrowing, Administrative Agent may assume that a Lender has made its share available in accordance with and at the time required in Section 2.6 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of Borrowing available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by Borrower, the Adjusted Base Rate plus the Applicable Margin, and (B) in the case of a payment to be made by such Lender, the lesser of (i) the Federal Funds Rate for such day and (ii) the Maximum Rate. If such Lender shall repay to Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

(g)               Protective Advances and Optional Overadvances.

(i)                 Any contrary provision of this Agreement or any other Credit Document notwithstanding (but subject to Section 2.6(g)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3.2 are not satisfied, Administrative Agent hereby is authorized by Borrower and the Lenders, from time to time, in Administrative Agent's sole discretion, to make Advances to, or for the benefit of Borrower, on behalf of the applicable Lenders, that Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Banking Services Obligations) (the Advances described in this Section 2.6(g)(i) shall be referred to as "Protective Advances"). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Commitments (unless Majority Lenders otherwise agree to a higher amount (it being understood that Borrower's agreement to such higher amount shall not be required)). Administrative Agent's authorization to make Protective Advances may be revoked at any time by the Majority Lenders delivering written notice of such revocation to Administrative Agent. Any such revocation shall be effective prospectively upon Administrative Agent's receipt thereof.

(ii)              Any contrary provision of this Agreement or any other Credit Document notwithstanding, the Lenders hereby authorize Administrative Agent or Swingline Lenders, as applicable, and Administrative Agent or Swingline Lenders, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swingline Advances) to Borrower (such Advances and Swingline Advances, the "Intentional Overadvances") notwithstanding that a Deficiency exists or would be created thereby, so long as with respect to any such Advances, after giving effect to any such Advances (including Swingline Advances), the Outstandings do not exceed the Borrowing Base by more than 10% of the Commitments (unless Majority Lenders otherwise agree to a higher amount) and do not exceed the Commitments (provided, that Administrative Agent may (but shall not be obligated to) make Intentional Overadvances in excess of the limitations set forth in this subsection (ii) if Administrative Agent believes that the failure to do so could result in imminent harm to the Collateral or its value). Administrative Agent shall provide notice of Intentional Overadvances to Lenders as promptly as practicable thereafter. In any event, if any Intentional Overadvance permitted pursuant to this Section 2.6(g)(ii), remains outstanding for more than 30 days, unless otherwise agreed to by Majority Lenders, Borrower shall immediately repay Advances in an amount sufficient to eliminate all such Intentional Overadvances. The foregoing provisions are meant for the benefit of the Lenders and Administrative Agent and are not meant for the benefit of Borrower. Administrative Agent's and Swingline Lender's authorization to make Intentional Overadvances may be revoked at any time by Majority Lenders delivering written notice of such revocation to Administrative Agent. Any such revocation shall become effective prospectively upon Administrative Agent's receipt thereof.

(iii)            Each Protective Advance and each Intentional Overadvance (each, an "Extraordinary Advance") shall be deemed to be an Advance hereunder, except that no Extraordinary Advance shall be eligible to be a SOFR Advance. Prior to settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Administrative Agent solely for its own account. Each Lender shall be obligated to settle with Administrative Agent for the amount of such Lender's Applicable Percentage of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Administrative Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Advances. The provisions of this Section 2.6(g) are for the exclusive benefit of Administrative Agent, Swingline Lenders, and the Lenders and are not intended to benefit Borrower (or any other Credit Party) in any way.

(iv)             Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, except as otherwise provided in Section 2.6(g)(ii), no Extraordinary Advance may be made by Administrative Agent if such Extraordinary Advance would cause the aggregate Outstandings to exceed the Commitments or any Lender's Applicable Percentage of the Outstandings to exceed such Lender's Commitment; provided that Administrative Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate Outstandings to exceed the Commitments or a Lender's Applicable Percentage of the Outstandings to exceed such Lender's Commitment are for Administrative Agent's sole and separate account and not for the account of any Lender. No Lender shall have an obligation to settle with Administrative Agent for such Extraordinary Advances that cause the aggregate Outstandings to exceed the Commitments or a Lender's Applicable Percentage of the Outstandings to exceed such Lender's Commitment.

Section 2.7            Prepayments.

(a)               Right to Prepay. Borrower shall not have any right to prepay any principal amount of any Advance except as provided in this Section 2.7. All notices given pursuant to this Section 2.7 shall be irrevocable and binding upon Borrower; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(b)(iii). Each payment of any Advance pursuant to this Section 2.7 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.18.

(b)               Optional. Borrower may elect to prepay any Borrowing, in whole or in part, without penalty or premium except as set forth in Section 2.11 and after giving by 12:00 noon (Atlanta, Georgia time) (i) in the case of SOFR Advances, at least three U.S. Government Securities Business Days or (ii) in case of Base Rate Advances, one Business Day's prior written notice to Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of SOFR Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof, (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (C) each optional prepayment of Swingline Advances shall be in a minimum amount not less than $100,000 and in multiple integrals of $50,000 in excess thereof.

(c)               Mandatory. On any date that a Deficiency exists as reflected in the Borrowing Base Certificate delivered pursuant to Section 5.2(d) or as notified to Borrower by Administrative Agent (with such calculation set forth in reasonable detail which shall be conclusive absent manifest error), Borrower shall, within three Business Days, to the extent of such deficiency, first prepay to Swingline Lender the outstanding principal amount of the Swingline Advances, second prepay to the Lenders on a pro rata basis the outstanding principal amount of the Advances (other than Swingline Advances); and third make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the aggregate Letter of Credit Exposure (which deposits may be subsequently released to the extent provided in Section 2.3(h)).

(d)               Interest; Costs. Each prepayment pursuant to this Section 2.7 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

Section 2.8            Repayment.

(a)               Advances. Borrower hereby unconditionally promises to pay to Administrative Agent for the account of and ratable benefit of each Lender the aggregate outstanding principal amount of all Advances on the Maturity Date.

(b)               Swingline Advances. Borrower hereby unconditionally promises to pay to Swingline Lender (i) the aggregate outstanding principal amount of all Swingline Advances on each Swingline Payment Date, and (ii) the aggregate outstanding principal amount of all Swingline Advances outstanding on the Maturity Date.

Section 2.9            Fees.

(a)               Unused Line Fees. Borrower agrees to pay to Administrative Agent for the account of each Lender an Unused Line Fee on the average daily amount by which such Lender's Commitment exceeds such Lender's outstanding Advances plus such Lender's Applicable Percentage of the Letter of Credit Exposure at a per annum rate equal to the Applicable Unused Line Fee Percentage for such period. The Unused Line Fee is due monthly in arrears on the first day of each month commencing on March 1, 2022, and on the Maturity Date. For purposes of this Section 2.9(a) only, amounts advanced as Swingline Advances shall not reduce the amount of the unused Commitment.

(b)               [Reserved].

(c)               Fees for Letters of Credit. Borrower agrees to pay the following: (i) to Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin for SOFR Advances on the face amount of such Letter of Credit for the period such Letter of Credit is outstanding, which fee shall be due and payable monthly in arrears on the first Business Day of each month, and on the Maturity Date; (ii) to Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $750.00, which fee shall be due and payable monthly in arrears on the first day of each month, and on the Maturity Date; (iii) to Issuing Lender, an additional fronting fee for each commercial Letter of Credit equal to an amount agreed to between Borrower and Issuing Lender in writing, which fee shall be due and payable in advance on the date of the issuance of such Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension; and (iv) to Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letter of Credit, which fees shall be due and payable as requested by Issuing Lender in accordance with Issuing Lender's then current fee policy. Borrower shall have no right to any refund of letter of credit fees previously paid by Borrower, including any refund claimed because Borrower cancels any Letter of Credit prior to its expiration date.

(d)               Other Fees. Borrower agrees to pay the fees to Administrative Agent as set forth in the Fee Letter.

Section 2.10        Interest.

(a)               Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender's Base Rate Advances on the first day of each month commencing March 1, 2022, and on the Maturity Date.

(b)               SOFR Advances. Each SOFR Advance shall bear interest during its Interest Period equal to at all times Term SOFR for such Interest Period plus the Applicable Margin for SOFR Advances for such period. Interest on SOFR Advances shall be payable in accordance with Section 2.11(a).

(c)               Swingline Advances. Swingline Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances. Borrower shall pay to Swingline Lender for its own account subject to Section 2.4(f) all accrued but unpaid interest on each Swingline Advance on each Swingline Payment Date, on the date any Swingline Advance is repaid (or refinanced) in full, and on the Maturity Date.

(d)               Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default under Section 7.1(g), all Obligations shall bear interest, after as well as before judgment, at the Default Rate and (ii) upon the occurrence and during the continuance of any Event of Default under Section 7.1(a) or 7.1(c) (as a result of a breach of Section 5.2(a), (b), (c) or (d) or Section 6.16), upon the request of Administrative Agent or the Majority Lenders, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.10(d) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand, and if no express demand is made, then due and payable on such other dates as required herein.

(e)               Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR. Notwithstanding anything herein or in any other Credit Document to the contrary, Administrative Agent and Borrower shall cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final Treasury Regulations or other IRS guidance such that any amendments implementing such Conforming Changes do not result in a deemed exchange of any Obligations under Section 1001 of the Code.

Section 2.11        SOFR Option.

(a)               Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Adjusted Base Rate, Borrower shall have the option (the "SOFR Option"), in accordance with the terms of Section 2.6 above, and subject to Section 2.11(b) below, to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Advance to a SOFR Advance, or upon continuation of a SOFR Advance as a SOFR Advance) at a rate of interest based upon Term SOFR. Interest on SOFR Advances shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii), (iii) and (iv), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, (iii) the date on which this Agreement is terminated pursuant to the terms hereof, or (iv) on the Maturity Date. On the last day of each applicable Interest Period, unless Borrower has properly exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Advance automatically shall convert to the rate of interest then applicable to Base Rate Advances of the same type hereunder. At any time that an Event of Default has occurred and is continuing Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon Term SOFR.

(b)               SOFR Election.

(i)                 Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the SOFR Option by notifying Administrative Agent in accordance with Section 2.6(a) or Section 2.6(b). Promptly upon its receipt of each such SOFR Notice, Administrative Agent shall provide a notice thereof to each of the affected Lenders.

(ii)              Each SOFR Notice shall be irrevocable and binding on Borrower. In connection with each SOFR Advance, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Administrative Agent or any Lender as a result of (A) the payment or required assignment of any principal of any SOFR Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any SOFR Advance other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any SOFR Advance on the date specified in any SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses").

(iii)            A certificate of Administrative Agent or a Lender delivered to Borrower setting forth in reasonable detail any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.11 shall be conclusive absent manifest error. Borrower shall pay such amount to Administrative Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(c)               Conversion; Prepayment. Borrower may convert SOFR Advances to Base Rate Advances or prepay SOFR Advances at any time in accordance with the provisions of Section 2.6(b) and Section 2.7; provided, that in the event that SOFR Advances are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Administrative Agent of any payments or proceeds of Collateral or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.11(b)(ii).

(d)               Special Provisions Applicable to Term SOFR.

(i)                 Term SOFR may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than Taxes which shall be governed by Section 2.15), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Term SOFR. In any such event, the affected Lender shall give Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Advances or Base Rate Advances determined with reference to Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.11(b)(ii)).

(ii)              Subject to the provisions set forth in Section 2.11(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Advances (or Base Rate Advances determined with reference to Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (y)(i) in the case of any SOFR Advances of such Lender that are outstanding, such SOFR Advances of such Lender will be deemed to have been converted Base Rate Advances on the last day of the Interest Period of such SOFR Advances, if such Lender may lawfully continue to maintain such SOFR Advances, or immediately, if such Lender may not lawfully continue to maintain such SOFR Advances, and thereafter interest upon the SOFR Advances of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Advances (and if applicable, without reference to the Term SOFR component thereof) and (ii) in the case of any such Base Rate Advances of such Lender that are outstanding and that are determined with reference to Term SOFR, interest upon the Base Rate Advances of such Lender after the date specified in such Lender's notice shall accrue interest at the rate then applicable to Base Rate Advances without reference to the Term SOFR component thereof and (z) Borrower shall not be entitled to elect the SOFR Option and Base Rate Advances shall not be determined with reference to the Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)            Benchmark Replacement Setting.

(A)             Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Lenders and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.11(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)              Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. Notwithstanding anything herein or in any other Credit Document to the contrary, Administrative Agent and Borrower shall cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final Treasury Regulations or other IRS guidance such that any amendments implementing such Conforming Changes do not result in a deemed exchange of any Obligations under Section 1001 of the Code.

(C)              Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(d)(iii)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.11(d)(iii).

(D)             Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of "Interest Period" (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E)              Benchmark Unavailability Period. Upon Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, (1) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Advances and (2) any outstanding affected SOFR Advances will be deemed to have been converted to Base Rate Advances at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Adjusted Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Adjusted Base Rate.

(e)               No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.

Section 2.12          Sustainability Adjustments.

(a)               Pricing Adjustment Mechanics. Following the delivery of a Pricing Certificate in respect of the most recently ended calendar year, (i) the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Applicable Sustainability Margin Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 2.12, and (ii) the Applicable Unused Line Fee Percentage shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Applicable Sustainability Fee Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 2.12. For purposes of the foregoing, (A) each of the Applicable Sustainability Margin Adjustment and the Applicable Sustainability Fee Adjustment shall be effective as of the fifth (5th) Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to the terms of Section 2.12(f) (such day, the "Sustainability Pricing Adjustment Date") and (B) each change in the Applicable Margin and the Applicable Unused Line Fee Percentage resulting from a Pricing Certificate and the Applicable Sustainability Margin Adjustment and the Applicable Sustainability Fee Adjustment related thereto shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate for the immediately following period, the Pricing Certificate Delivery Date for such following period).

(b)               Frequency of Adjustments. For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Margin will never be reduced or increased by more than 5.0 basis points and the Applicable Unused Line Fee Percentage will never be reduced or increased by more than 1.0 basis point, in each case pursuant to the Applicable Sustainability Margin Adjustment or the Applicable Sustainability Fee Adjustment, as applicable, during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Margin or Unused Fee by reason of application of one or several Sustainability Metrics in any year shall not be cumulative year-over-year. Each applicable adjustment shall apply only during the applicable period set forth in Section 2.12(a).

(c)               No Pricing Certificate Delivered. If no Pricing Certificate has been delivered by the Borrower with respect to any calendar year by the Pricing Certificate Delivery Date for such year, the Applicable Sustainability Margin Adjustment will be positive 5.0 basis points and the Applicable Sustainability Fee Adjustment will be positive 1.0 basis point commencing on the Pricing Certificate Delivery Date and continuing until the Borrower delivers a Pricing Certificate to the Administrative Agent. For the avoidance of doubt, the Borrower may elect not to deliver a Pricing Certificate and such election shall not constitute a Default or Event of Default.

(d)               Inaccuracies. If (i)(A) the Borrower or any Lender becomes aware of any material inaccuracy in any Sustainability Adjustment or the Sustainability Metrics as reported in a Pricing Certificate (any such material inaccuracy, a "Pricing Certificate Inaccuracy") and, in the case of any Lender, such Lender delivers a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each other Lender and the Borrower), or (B) the Borrower and the Majority Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of any Sustainability Pricing Adjustment or the Sustainability Metrics would have resulted in an increase in the Applicable Margin and the Applicable Unused Line Fee Percentage for any period, the Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), but in any event within ten Business Days after the Borrower has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period; provided that, notwithstanding the foregoing, the Borrower shall not owe or be obligated to pay any amounts pursuant to this Section 2.12(d) with respect to any Pricing Certificate Inaccuracy resulting from an error in reporting by the Occupational Safety and Health Administration or Bureau of Labor Statistics. If the Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Pricing Adjustment or the Sustainability Metrics would have resulted in a decrease in the Applicable Margin and the Applicable Unused Line Fee Percentage for any period, then, upon receipt by the Administrative Agent of notice from the Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of such Sustainability Pricing Adjustment or the Sustainability Metrics, as applicable), commencing promptly and in any event no later than the 5th Business Day following receipt by the Administrative Agent of such notice (the "Adjustment Date"), the Applicable Margin and the Applicable Unused Line Fee Percentage shall be adjusted to reflect the corrected calculations of such Sustainability Pricing Adjustment or the Sustainability Metrics, as applicable. For the avoidance of any doubt, any such adjustment to reflect a decrease in the Applicable Margin or Applicable Unused Line Fee Percentage for any period shall only be effective on a prospective basis and shall not require any adjustments to amounts previously paid by the Borrower prior to the Adjustment Date.

(e)               Defaults and Events of Default. It is understood and agreed that notwithstanding anything to the contrary herein, so long as the applicable Pricing Certificate was completed by the Borrower in good faith based on information reasonably available to the Borrower at the time that such calculation was made (as reasonably determined by the Administrative Agent), any Pricing Certificate Inaccuracy (and any consequences thereof) shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit; provided, that, the Borrower will comply with the terms of this Section 2.12 with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, (i) any additional amounts required to be paid pursuant to Section 2.12(d) shall not be due and payable until the date that is ten Business Days after a written demand is made for such payment by the Administrative Agent, (ii) any nonpayment of such additional amounts prior to the date that is ten Business Days after such written demand for payment by the Administrative Agent shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any Advance or the issuance of any Letter of Credit (whether retroactively or otherwise), and (iii) none of such additional amounts shall be deemed overdue prior to such date that is ten Business Days after such written demand or shall accrue interest at the Default Rate pursuant to Sections 2.10(d) prior to such date that is ten Business Days after such written demand. For the avoidance of doubt and notwithstanding anything to the contrary herein, any Pricing Certificate Inaccuracy will not impact any representation or warranty made by the Borrower in any certificate or other document delivered in connection with this Agreement.

(f)                Pricing Certificate. After January 1st of each calendar year and on or before March 31st of each calendar year (such date, the "Pricing Certificate Delivery Date") (commencing with January 1st, 2023 and March 31st, 2023, respectively), the Borrower may deliver to the Administrative Agent a Pricing Certificate for the most recently-ended calendar year.

(g)               Agent Responsibilities. Neither the Administrative Agent nor the Sustainability Structuring Agent makes any assurances as to (i) whether this Agreement meets any Credit Party or Lender criteria or expectations with regard to environmental impact and sustainability performance, or (ii) whether the characteristics of the relevant Sustainability Metrics included in the Agreement, including any environmental and sustainability criteria or any computation methodology with respect thereto, meet any industry standards for sustainability-linked credit facilities. Neither the Administrative Agent nor the Sustainability Structuring Agent will have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of (x) the relevant Sustainability Metrics or (y) any Sustainability Pricing Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry, when implementing any such Sustainability Pricing Adjustment).

(h)               Significant Sustainability Metric Events.

(i)                 Upon the occurrence of a Significant Sustainability Metric Event, the Administrative Agent shall determine, in consultation with the Borrower, if the Sustainability Pricing Adjustments shall be applied with respect to the applicable calendar year and such determination shall be posted to the Lenders and shall become effective five (5) Business Days after such posting, unless Lenders constituting Majority Lenders object to such determination within such five (5) Business Day-period.

(ii)              To the extent any Significant Sustainability Metric Event occurs which, in the opinion of the Borrower and the Administrative Agent, acting reasonably, results in one or more of the Sustainability Targets or Sustainability Thresholds being no longer applicable or appropriate given changes in the Borrower's structure or business resulting from such Significant Sustainability Metric Event, then Borrower and the Administrative Agent will promptly notify the Lenders that the applicable Sustainability Targets and Sustainability Thresholds will no longer apply. In such a scenario, the Borrower will then cease to refer to the applicable Sustainability Metrics, Sustainability Targets and Sustainability Thresholds in the Pricing Certificate for such period and no Sustainability Pricing Adjustment shall be made with reference to the applicable Sustainability Metrics, Sustainability Targets and Sustainability Thresholds. Thereafter, Borrower and the Administrative Agent may propose revised Sustainability Metrics, Sustainability Targets and Sustainability Thresholds to the Lenders, which will become effective five (5) Business Days after posted to Lenders, unless Lenders constituting Majority Lenders object to such determination within such five (5) Business Day-period.

Section 2.13          Increased Costs.

(a)               Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Term SOFR) or any Issuing Lender;

(ii)              subject any Recipient to any Tax (other than (x) Excluded Taxes, (y) Connection Income Taxes, and (z) Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or Issuing Lender any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or SOFR Advances made by such Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Advance (or of maintaining its obligation to make or accept and purchase any such Advance), to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Lender, Borrower will pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)               Capital Adequacy. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender's or Issuing Lender's holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender's or Issuing Lender's capital or on the capital of such Lender's or Issuing Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender's or Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Lender's policies and the policies of such Lender's or Issuing Lender's holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender's or Issuing Lender's holding company for any such reduction suffered.

(c)               Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)               Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Issuing Lender's right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or Issuing Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)               Designation of a Different Lending Office. If any Lender requests compensation under this Section 2.13 then such Lender shall use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.13 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.14          Payments and Computations.

(a)               Payments. Except as otherwise expressly provided herein, all payments to be made by Borrower under this Agreement and the other Credit Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff; provided that, Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to the fund to Borrower under this Agreement (the "Unfunded Advances") so long as (i) Borrower shall have delivered prior written notice of such setoff to Administrative Agent and such Defaulting Lender, (ii) the Advances made by the Lenders (other than such Defaulting Lender) as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding and was made under the same Facility, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds. Subject to Section 2.6(c), each payment of any Advance pursuant to this Section or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(b)               Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the applicable Lenders or the Issuing Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lenders, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Lenders, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Federal Funds Rate (which interest shall not be borne by the Borrower). For the avoidance of doubt, Borrower shall continue to be obligated to pay the otherwise applicable interest on such amounts as and when due under this Agreement. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)               Payment Procedures. Borrower shall make each payment of any amount due and payable under this Agreement and under any other Credit Document not later than 12:00 noon (Atlanta, Georgia time) on the day when due to Administrative Agent at Administrative Agent's Office (or such other location as Administrative Agent shall designate in writing to Borrower) in Same Day Funds. Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to any specific Lender Party pursuant to Section 2.4, 2.11, 2.13, 2.15, 8.4 and 9.1 but after taking into account payments effected pursuant to Section 2.14(f)) in accordance with each Lender's Applicable Percentage to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to a specific Lender Party, Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(d)               Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of SOFR Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)               Computations. All computations of interest and fees shall be made by Administrative Agent on the basis of a year of 365/366 days for all Base Rate Advances based on the Adjusted Base Rate and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error. The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(f)                Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that: (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Obligations to any assignee or participant, other than to Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(g)               Borrower hereby authorize Administrative Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Advances, (B) on the first Business Day of each month, all fees or other amounts in respect of Letters of Credit accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.9(d) or 5.12(d), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.9(a), (E) as and when due and payable, all other fees payable hereunder or under any of the other Credit Documents, (F) as and when incurred or accrued, all other amounts due under Section 9.1, and (G) as and when due and payable all other payment obligations payable under any Credit Document or any Banking Services Agreement (including any amounts due and payable to the Banking Services Providers in respect of Banking Services). All amounts (including interest, fees, costs, expenses, or other amounts payable hereunder or under any other Credit Document or under any Banking Services Agreement) charged to the Loan Account shall thereupon constitute Advances hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Advances (unless and until converted into Eurodollar Rate Loans in accordance with the terms of this Agreement).

(h)               Administrative Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances (including Extraordinary Advances and Swingline Advances) made by Administrative Agent, Swingline Lender, or the Lenders to Borrower or for Borrower's account, the Letters of Credit issued or arranged by Issuing Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Credit Documents, including, accrued interest, fees and expenses of Borrower with respect thereto.

Section 2.15         Taxes.

(a)               Defined Terms. For purposes of this Section 2.15, the term "Lender" includes any Issuing Lender and Swingline Lender and the term "applicable Legal Requirement" includes FATCA.

(b)               No Deduction for Certain Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Other Taxes. Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)               Indemnification by Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, in each case, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, including reasonable attorneys' and tax advisor fees and expenses (except such expenses resulting from gross negligence or willful misconduct of such Recipient, as determined by a court of competent jurisdiction by final and nonappealable judgment), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error. Failure or delay on the part of any Recipient to demand payment pursuant to this Section shall not constitute a waiver of such Person’s right to demand such payment; provided that, no Recipient shall be indemnified for any Indemnified Taxes the demand for which is made to Borrower later than one year after the later of (i) the date on which the relevant Governmental Authority makes written demand upon the applicable Recipient for payment of such Indemnified Taxes and (ii) the date on which such Recipient has made payment of such Indemnified Taxes; provided further that, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the one year period referred to above shall be extended to include the period of retroactive effect thereof.

(e)               Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Credit Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 9.7(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this subsection (e).

(f)                Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority pursuant to this Section 2.15, Borrower shall deliver to Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return (if any) reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)               Status of Lenders.

(i)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in (ii)(A), (ii)(B) and (ii)(D), below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)              Without limiting the generality of the foregoing,

(A)             any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or (iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by an applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to Borrower and Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)               Status of Administrative Agent. On or before the date on which Wells Fargo (and any successor or replacement Administrative Agent) becomes Administrative Agent hereunder, it shall deliver to the Borrower two duly executed copies of either (i) IRS Form W-9, or (ii) IRS Form W-8ECI with respect to any payments to be received on its own behalf and IRS Form W-8IMY (certifying that it is either a "qualified intermediary" within the meaning of Treasury Regulation Section 1.1441-1(e)(5) that has assumed primary withholding obligations under the Code, including Chapters 3 and 4 of the Code, or a "U.S. branch" within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv) that is treated as a U.S. person for purposes of withholding obligations under the Code) for the amounts Administrative Agent receives for the account of others. Administrative Agent (or, upon assignment or replacement), any assignee or successor) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its inability to do so.

(i)                 Treatment of Certain Refunds. If any party determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.15(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.15(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)                 Survival. Each party's obligations under this Section 2.15 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(k)               Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13 or requires Borrower to pay any additional amount to such Lender or any Governmental Authority for the account of any Lender pursuant to this Section 2.15, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or this Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.16        Replacement of Lenders. If (a) any Lender requests compensation under Section 2.13 or Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.15(k), (b) any Lender suspends its obligation to continue, or Convert Advances into, SOFR Advances pursuant to Section 2.6(c)(iv) or (v) or Section 2.11, (c) any Lender is a Non-Consenting Lender, or (d) any Lender is a Defaulting Lender (any such Lender described in the preceding clauses (a) – (d), a "Subject Lender"), then (i) in the case of a Defaulting Lender, Administrative Agent may, upon notice to the Subject Lender and Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11, Section 2.13 or Section 2.15) and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, Borrower may, upon notice to the Subject Lender and Administrative Agent and at Borrower's sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11, Section 2.13 or Section 2.15) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)               as to assignments required by Borrower, Borrower shall have paid to Administrative Agent the assignment fee specified in Section 9.7;

(b)               such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and funded participations in outstanding Letter of Credit Obligations and funded participations in outstanding Swingline Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11, Section 2.13 or Section 2.15 other than in the case of a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)               in the case of any such assignment resulting from a claim for compensation under Section 2.11 or Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(d)               such assignment does not conflict with applicable Legal Requirements; and

(e)               in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.16 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of Borrower or Administrative Agent replacing a Defaulting Lender as provided in this Section 2.16, Borrower may terminate such Defaulting Lender's applicable Commitments as provided in Section 2.1(b)(ii).

Section 2.17          [Reserved].

Section 2.18          Defaulting Lender Provisions.

(a)               Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Legal Requirement:

(i)                 Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)              Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or any Swingline Lender hereunder; third, on a pro rata basis, to Cash Collateralize the Issuing Lenders' and Swingline Lenders' Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.3(i); fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lenders' and Swingline Lenders' future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued and Swingline Advances made under this Agreement, in accordance with Section 2.3(i); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swingline Advances are held by the Lenders pro rata in accordance with the applicable Commitments under the applicable Facility without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)             No Defaulting Lender shall be entitled to receive any Unused Line Fee for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)              Each Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.3(i).

(C)              With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)             Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in the Letter of Credit Obligations and Swingline Advances, as the case may be, shall be reallocated among the Non-Defaulting Lenders in such applicable Facility in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender's applicable Commitments) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of (1) the aggregate amount of Advances owing to such Non-Defaulting Lender, plus (2) such Non-Defaulting Lender's participation in Swingline Advances and Letters of Credit to exceed such Non-Defaulting Lender's Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)               Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, within two Business Days, prepay Swingline Advances in an amount equal to the Swingline Lender's Fronting Exposure and (y) second, within three Business Days, Cash Collateralize the Issuing Lenders' Fronting Exposure in accordance with the procedures set forth in Section 2.3(i).

(b)               Defaulting Lender Cure. If Borrower, Administrative Agent, Swingline Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the applicable Lenders in accordance with the applicable Commitments under the applicable Facility (without giving effect to Section 2.18(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)               New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.19          Incremental Facilities.

(a)               At any time during the period commencing on the Restatement Date and ending on the third anniversary of the Restatement Date, at the option of Borrower (but subject to the conditions set forth in clause (b) below), the Commitments may be increased by an amount in the aggregate for all such increases of the Commitments not to exceed the Available Increase Amount (each such increase, an "Increase"). Administrative Agent shall invite each Lender to increase its Commitments (it being understood that no Lender shall be obligated to increase its Commitments) in connection with a proposed Increase at the interest margin proposed by Borrower, and if sufficient Lenders do not agree to increase their Commitments in connection with such proposed Increase, then Administrative Agent or Borrower may invite any prospective lender who is reasonably satisfactory to Administrative Agent and Borrower to become a "Lender" in connection with a proposed Increase, in each case at the interest margin proposed by Borrower. Any Increase shall be in an amount of at least $25,000,000. In no event may the Commitments be increased pursuant to this Section 2.19 on more than 4 occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Commitments after the Restatement Date exceed $135,000,000.

(b)               Each of the following shall be conditions precedent to any Increase of the Commitments in connection therewith:

(i)                 Administrative Agent or Borrower have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Administrative Agent and Borrower to provide the applicable Increase and any such Lenders (or prospective lenders), Borrower, and Administrative Agent have signed a joinder agreement to this Agreement (an "Increase Joinder"), in form and substance reasonably satisfactory to Administrative Agent, to which such Lenders (or prospective lenders), Borrower, and Administrative Agent are party,

(ii)              each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii)            in connection with any Increase, if any Credit Party or any of its Restricted Subsidiaries owns or will acquire any Margin Stock, Borrower shall deliver to Administrative Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrower, together with such other documentation as Administrative Agent shall reasonably request, in order to enable Administrative Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board, and

(iv)             Borrower shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Commitments with respect to the interest margins applicable to Advances to be made pursuant to the increased Commitments (which interest margins may be higher than or equal to the interest margins applicable to Advances set forth in this Agreement immediately prior to the date of the increased Commitments (the date of the effectiveness of the increased Commitments, the "Increase Date")) and shall have communicated the amount of such interest margins to Administrative Agent. Any Increase Joinder may, with the consent of Administrative Agent, Borrower and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Credit Documents as may be necessary to effectuate the provisions of this Section 2.19 (including any amendment necessary to effectuate the interest margins for the Advances to be made pursuant to the increased Commitments). Anything to the contrary contained herein notwithstanding, if the interest margins (including floors) that is to be applicable to the Advances to be made pursuant to the increased Commitments is higher than the interest margins (including floors) applicable to the Advances immediately prior to the applicable Increase Date (the amount by which such margin is higher, the "Excess"), then the interest margin applicable to the Advances immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.

(c)               Unless otherwise specifically provided herein, all references in this Agreement and any other Credit Document to Advances shall be deemed, unless the context otherwise requires, to include Advances made pursuant to the increased Commitments pursuant to this Section 2.19.

(d)               Each of the Lenders having a Commitment prior to the Increase Date (the "Pre-Increase Revolver Lenders") shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Date (the "Post-Increase Revolver Lenders"), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Advances and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Applicable Percentage after giving effect to such increased Commitments.

(e)               The Advances and Commitments established pursuant to this Section 2.19 shall constitute Advances and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Credit Documents. Borrower shall take any actions reasonably required by Administrative Agent to ensure and demonstrate that the Liens and security interests granted by the Credit Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Commitments.

ARTICLE III
CONDITIONS PRECEDENT Section

Section 3.1            Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Administrative Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of extensions of credit under this Agreement by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

Section 3.2            Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Credit Extension on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to make any Letter of Credit Extension (including the deemed issuance of Existing Letters of Credit on the Restatement Date), and the obligation of each Swingline Lender to make Swingline Advances, in each case, shall be subject to the further conditions precedent that on the date of such Borrowing, such Credit Extension or such reallocation:

(a)               Representations and Warranties. As of the date of the making of such Credit Extension, Borrowing or reallocation, the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date and each request for the making of any Borrowing, Credit Extension or reallocation, and the making of such Borrowing, Credit Extension or reallocation shall be deemed to be a reaffirmation of such representations and warranties. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by Borrower of the proceeds of such Borrowing, Credit Extension or reallocation, shall constitute a representation and warranty by Borrower that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

(b)               Event of Default. As of the date of each Borrowing, Credit Extension or reallocation, no Default or Event of Default shall exist, and the making of such Borrowing, Credit Extension, or reallocation would not cause a Default or Event of Default. Each of the giving of the applicable Notice of Borrowing or Letter of Credit Application, the acceptance by Borrower of the proceeds of such Borrowing, Credit Extension or reallocation, shall constitute a representation and warranty by Borrower that on the date of such Borrowing, Credit Extension or reallocation, as applicable, the foregoing condition has been met.

Section 3.3           Determinations Under Section 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Section 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Credit Extensions hereunder specifying its objection thereto and such Lender shall not have made available to Administrative Agent such Lender's Credit Extensions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Borrower and Parent each represent and warrant as follows:

Section 4.1            Organization. It and each of its Restricted Subsidiaries is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Restatement Date, each Credit Party's type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2            Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party's organizational powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, of such Credit Party, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement, or unanimous shareholders' agreement, as applicable, binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party except for immaterial laws or contractual restrictions the noncompliance with which would not reasonably be expected to be adverse to any Secured Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except for immaterial authorizations, approvals, other actions, notices or filings the failure to obtain of which would not reasonably be expected to be adverse to any Secured Party. At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within Borrower's corporate powers, have been duly authorized by all necessary action, do not contravene (i) Borrower's certificate of incorporation, bylaws or other organizational documents, or (ii) any Legal Requirement or any contractual restriction binding on or affecting Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except for any immaterial contractual restrictions the noncompliance with which would not reasonably be expected to be adverse to any Secured Party.

Section 4.3            Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

Section 4.4            Financial Condition.

(a)               Borrower has delivered to the Lenders the financial statements required to be delivered prior to the Restatement Date pursuant to the terms of the Original Credit Agreement and such financial statements were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial condition of the Persons covered thereby as of the respective dates thereof for the periods covered therein, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes. As of the date of the aforementioned financial statements, there were no material contingent obligations, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)               Since the Effective Date, after giving pro forma effect to the Transactions, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5            Ownership and Liens; Real Property. Each Restricted Entity (a) has good and marketable fee simple title to, or a valid leasehold interest or easement in, all material real property, and good title to all material personal Property, used in its business, and (b) none of the Property owned by a Restricted Entity is subject to any Lien except Permitted Liens.

Section 4.6            True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of any Restricted Entity and furnished to any Lender Party for purposes of or in connection with this Agreement or any other Credit Document, taken as a whole, does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading as of the date such information is dated or certified. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by any Restricted Entity, were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished (it being recognized by the Lender Parties, however, that projections as to future events are not to be viewed as facts and that results during the period(s) covered by such projections may differ from the projected results and that such differences may be material and that Credit Parties make no representation that such projections will be realized).

Section 4.7            Litigation. There are no actions, suits, or proceedings pending or, to any Restricted Entity's knowledge, threatened against Ultimate Parent or any Restricted Entity, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to Administrative Agent (which Administrative Agent shall promptly forward the Lenders), there is no pending or, to the knowledge of any Restricted Entity, threatened action or proceeding instituted against Ultimate Parent or any Restricted Entity which seeks to adjudicate Ultimate Parent or any Restricted Entity as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8            Compliance with Agreements.

(a)               No Restricted Entity is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. To the knowledge of Credit Parties, no Restricted Entity is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which any Restricted Entity is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b)               No Default has occurred and is continuing.

Section 4.9            Employee Benefit Plans.

(a)               Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Employee Benefit Plans are in compliance with, and have been administered in accordance with all applicable provisions of the law including Code and ERISA and the terms of such Plan, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), (c) no "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Chapter 43 of the Code with respect to any Plan, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) no member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (f) no member of the Controlled Group has incurred any liability as a result of a Multiemployer Plan being insolvent that could reasonably be expected to result in a Material Adverse Change. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Restricted Entity has any reason to believe that the annual cost during the term of this Agreement to any Subsidiary of Ultimate Parent for post-retirement benefits to be provided to the current and former employees any Subsidiary of Ultimate Parent under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change. Except as could not reasonably be expected to result in a Material Adverse Change, no Credit Party has incurred any liability for excise Taxes, penalties, fines, or damages for breach of fiduciary duty with respect to any Employee Benefit Plan, and to the knowledge of any Credit Party no such liability is expected.

Section 4.10        Environmental Condition. Except as set forth on Schedule 4.10:

(a)               Permits, Etc. Each Restricted Entity (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) is and, during the relevant time periods specified under applicable statutes of limitation, has been in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b)               Certain Liabilities. To each Restricted Entity's knowledge, none of the present or previously owned or operated Property of any Restricted Entity or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified by a Governmental Authority as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Restricted Entity, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c)               Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further material action is required under current applicable Environmental Law as to each Response or other restoration or remedial project required to be undertaken by any Restricted Entity, pursuant to any Environmental Law, on any of their presently or formerly owned or operated Property and (ii) the present and, to Credit Parties' knowledge, future liability, if any, of any Restricted Entity which could reasonably be expected to arise in connection with requirements under Environmental Laws is not expected to result in a Material Adverse Change.

Section 4.11        Subsidiaries. As of the Restatement Date, there are no other Subsidiaries of Ultimate Parent other than those listed on Schedule 4.11. Each Restricted Entity (including any such Restricted Entity formed or acquired subsequent to the Restatement Date) has complied with the requirements of Section 5.6 to the extent applicable and subject to the time periods set forth in Section 5.7 and Schedule 5.7.

Section 4.12        Investment Company Act. No Restricted Entity is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13       Taxes. All U.S. federal income tax returns and all other material tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by Ultimate Parent, each Restricted Entity or any member of the Affiliated Group as determined under Section 1504 of the Code have been filed with the appropriate Governmental Authorities, and all Taxes (which are material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding.

Section 4.14        Permits, Licenses, etc. Each Restricted Entity possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each Restricted Entity manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15        Use of Proceeds. The proceeds of the Advances and the Letters of Credit will be used by Borrower for the purposes described in Section 6.6. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock in violation of Regulation T, U, or X.

Section 4.16        Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Restricted Entities, taken as a whole, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of any Restricted Entity has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17        Insurance. Each Restricted Entity carries insurance (which may be carried by Ultimate Parent or Parent on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

Section 4.18        Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents to the extent such Lien can be perfected by filing financing statements. When such financing statements are filed in the offices noted therein, Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements (excluding, for perfection purposes, the Excluded Perfection Collateral).

Section 4.19        OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Neither Ultimate Parent nor any of its Subsidiaries is in violation of any Sanctions. Neither Ultimate Parent nor any of its Subsidiaries nor, to the knowledge of Ultimate Parent or any of its Subsidiaries, any director, officer, employee, agent or Affiliate of such Person or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of Ultimate Parent its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of Ultimate Parent and its Subsidiaries, and to the knowledge of each of Ultimate Parent and its Subsidiaries, each director, officer, employee, agent and Affiliate of Ultimate Parent and its Subsidiaries, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Advance made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Banking Services Provider, or other individual or entity participating in any transaction). As of the Restatement Date, the information included in any Beneficial Ownership Certification delivered to Administrative Agent or any Lender is true and correct in all respects.

Section 4.20        Solvency. Before and after giving effect to the making of each Credit Extension on or after the Restatement Date, the Credit Parties are, when taken as a whole, Solvent.

Section 4.21        [Reserved].

Section 4.22        EEA Financial Institution. No Credit Party and no Subsidiary of any Credit Party is an EEA Financial Institution and no Credit Party and no Subsidiary of any Credit Party is subject to the Write-Down and Conversion Powers of an EEA Resolution Authority.

Section 4.23        Eligible Receivables. As to each Receivable that is identified by Borrower as an Eligible Billed Receivable or Eligible Unbilled Receivable in a Borrowing Base Certificate submitted to Administrative Agent, such Receivable is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery or lease of Inventory or the rendition of services to such Account Debtor in the ordinary course of business, (b) owed to a Credit Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (other than as disclosed or reduced in the Borrowing Base Certificate), and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Billed Receivable or Eligible Unbilled Receivable, as applicable.

Section 4.24        Eligible Inventory. As to each item of Inventory that is identified as Eligible Inventory in a Borrowing Base Certificate submitted to Administrative Agent, such Inventory is (a) of good and merchantable quality, free from known defects (other than as disclosed or reduced in the Borrowing Base Certificate), and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

Section 4.25        Hedge Arrangements. On each date that any Hedge Arrangement is executed by any Banking Services Provider, Borrower and each other Credit Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any Secured Obligation shall remain unpaid (other than contingent reimbursement and indemnity obligations which survive and for which no Credit Party has received a notice of claim), any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been Cash Collateralized on terms and in amounts reasonably acceptable to Issuing Lender), each Credit Party agrees to comply with the following covenants.

Section 5.1            Organization. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization. Each Credit Party shall, and shall cause each of its respective Restricted Subsidiaries to qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, except where failure to so qualify could not reasonably be expected to cause a Material Adverse Change. Nothing contained in this Section 5.1 shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2            Reporting.

(a)               Annual Financial Reports. Borrower shall provide, or shall cause to be provided, to Administrative Agent (to be provided by Administrative Agent to any Lender upon such Lender's reasonable request), as soon as available, but in any event within 120 days after the end of each fiscal year of Ultimate Parent, a consolidated and consolidating balance sheet of Ultimate Parent and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of any independent certified public accountant of recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any "going concern" or like qualification or exception (other than with respect to, or resulting from, (i) the occurrence of the scheduled Maturity Date within one year from the date such opinion is delivered or (ii) any potential inability to satisfy the financial maintenance covenant set forth in Section 6.16 on a future date or in a future period) or any qualification or exception as to the scope of such audit, and such consolidated and consolidating statements to be certified by the chief executive officer, chief financial officer, director of finance or controller of Borrower to the effect that such statements fairly present the financial condition, results of operations, shareholders' equity and cash flows of Ultimate Parent and its Restricted Subsidiaries in all material respects in accordance with GAAP; provided that with respect to any statements delivered pursuant to this clause (a), the consolidating balance sheet, the related consolidating statements of income or operations, shareholders' equity and cash flow and other statements required hereunder shall explain in reasonably detail the differences between the information relating to Ultimate Parent and its Restricted Subsidiaries, on the one hand, and Parent and its Restricted Subsidiaries, on the other hand.

(b)               Quarterly Financial Reports. Borrower shall provide, or shall cause to be provided, to Administrative Agent (to be provided by Administrative Agent to any Lender upon such Lender's reasonable request), as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Ultimate Parent, a consolidated and consolidating balance sheet of Ultimate Parent and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of Ultimate Parent's fiscal year then ended and quarterly and year-to-date cash flow statements, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated and consolidating statements to be certified by the chief executive officer, chief financial officer, director of finance or controller of Borrower as fairly presenting the financial condition and results of operations of Ultimate Parent and its Restricted Subsidiaries, in all material respects, in accordance with GAAP, subject only to normal yearend audit adjustments and the absence of footnotes; provided, that with respect to any statements delivered pursuant to this clause (b), the consolidating balance sheet, the related consolidating statements of income or operations, shareholders' equity and cash flow and other statements and comparisons required hereunder shall explain in reasonable detail the differences between the information relating to Ultimate Parent and its Restricted Subsidiaries, on the one hand, and Parent and its Restricted Subsidiaries, on the other hand.

(c)               Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, Borrower shall provide to Administrative Agent (to be provided by Administrative Agent to any Lender upon such Lender's reasonable request) a duly completed Compliance Certificate (which shall provide a calculation for the financial covenant set forth in Section 6.16 regardless of whether such financial covenant is then being tested) signed by a chief executive officer, chief financial officer, director of finance or controller of Borrower and attaching thereto detailed supporting information for the calculations made thereunder.

(d)               Borrowing Base Certificate and Supporting Information. As soon as available and in any event within 30 days after the end of each calendar month (or, if earlier, the last day of the following calendar month), or, following the occurrence of an Increased Reporting Event, within 3 Business Days after the end of each calendar week until such Increased Reporting Period has terminated, Borrower shall provide to Administrative Agent (to be promptly provided by Administrative Agent to the Lenders), a certificate of the chief financial officer, chief executive officer, director of finance or controller of Borrower, or any other Responsible Officer of Borrower reasonably acceptable to Administrative Agent, in any event, on behalf of Borrower calculating the Borrowing Base in the form of the Borrowing Base Certificate then in effect as of the end of such calendar month or week, as applicable, including therein, among other things, each reported separately for Credit Parties: (i) a Receivables roll-forward with supporting details in a format acceptable to Administrative Agent and including a reconciliation to Credit Parties' general ledger, (ii) a detailed aging, by total, of Credit Parties' Receivables, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Credit Parties have implemented electronic reporting), (iii) a detailed calculation of those Receivables that are not eligible for the Borrowing Base, if Credit Parties have not implemented electronic reporting, (iv) a detailed Inventory system/perpetual report by category with additional detail showing additions to and deletions therefrom together with a reconciliation to Credit Parties' general ledger accounts (delivered electronically in an acceptable format, if Credit Parties have implemented electronic reporting), (v) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Credit Parties have not implemented electronic reporting, (vi) a summary aging, by vendor, of Credit Parties' accounts payable (delivered electronically in an acceptable format, if Credit Parties have implemented electronic reporting). Borrower and Administrative Agent hereby agree that the delivery of the Borrowing Base Certificate through Administrative Agent's electronic platform or portal, subject to Administrative Agent's authentication process, by such other electronic method as may be approved by Administrative Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Base as may be approved by Administrative Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrower to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrower and delivered to Administrative Agent.

(e)               Additional Information. Borrower shall deliver to Administrative Agent (to be provided by Administrative Agent to any Lender upon such Lender's reasonable request) as soon as available and in any event within (i) 30 days after the end of each calendar month, a reconciliation of Receivables, trade accounts payable, and Inventory of Credit Parties' general ledger accounts to its financial statements including any book reserves related to each category, (ii) upon the request of Administrative Agent, within 30 days after the end of each fiscal year (or such longer period as may be agreed to by Administrative Agent), a perfection certificate or a supplement to the perfection certificate, which, with Administrative Agent's prior written consent in its sole discretion, may be limited to ABL Priority Collateral, and (iii) promptly following request therefor, such other reports as to the Collateral or the financial condition of Credit Parties and their Restricted Subsidiaries, as Administrative Agent may reasonably request, including, without limitation, a detailed list of Credit Parties' and their Restricted Subsidiaries' customers, with address and contact information.

(f)                Annual Budget. As soon as available upon approval of the board of directors of Ultimate Parent and in any event within 75 days after the end of each fiscal year of Borrower, Borrower shall provide to Administrative Agent (to be provided by Administrative Agent to any Lender upon such Lender's reasonable request) an annual budget consisting of projected balance sheets, income statements and cash flow statements for the immediately following fiscal year and reasonably detailed on a quarterly basis.

(g)               Defaults. Credit Parties shall provide to Administrative Agent promptly, but in any event within five Business Days after a Responsible Officer of any Credit Party obtains knowledge thereof, a notice of any Default or Event of Default, together with a statement of a Responsible Officer of Borrower setting forth the details of such Default or Event of Default and the actions which Credit Parties have taken and propose to take with respect thereto.

(h)               Other Creditors. Credit Parties shall provide to Administrative Agent promptly after the giving or receipt thereof, copies of any material default notices given or received by Ultimate Parent, Parent or by any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing Debt in an amount in excess of $6,000,000.

(i)                 Litigation. Credit Parties shall provide to Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting any Restricted Entity that could reasonably be expected to result in a Material Adverse Change.

(j)                 Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Responsible Officer of any Restricted Entity, Credit Parties shall provide Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $6,000,000, (ii) concerning any action or omission on the part of any of Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $6,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $6,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA which could reasonably result in the imposition of liability in excess of $6,000,000, or (iii) concerning the filing of a Lien (other than a Permitted Lien) upon, against or in connection with Ultimate Parent any Subsidiary of Ultimate Parent, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located pursuant to any Environmental Law.

(k)               Material Changes. Credit Parties shall provide to Administrative Agent prompt written notice of any condition or event of which any Responsible Officer of any Credit Party obtains knowledge and which could reasonably be expected to result in a Material Adverse Change.

(l)                 Termination Events. As soon as possible and in any event (i) within 30 days after Borrower or any member of the Controlled Group knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after Borrower or any member of the Controlled Group knows that any other Termination Event with respect to any Plan has occurred, Credit Parties shall provide to Administrative Agent a statement of an authorized officer of Borrower describing such Termination Event and the action, if any, which Borrower or any Affiliate of Borrower proposes to take with respect thereto;

(m)             Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by Borrower or any member of the Controlled Group from the PBGC, Credit Parties shall provide to Administrative Agent copies of each notice received by Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(n)               Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, Credit Parties shall provide to Administrative Agent a copy of each notice received by Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(o)               Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by Ultimate Parent, Parent or any Restricted Subsidiary, Credit Parties shall provide to Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify, revoke, or suspend any contract, license, permit, or agreement with any Governmental Authority the modification, revocation or suspension of which could reasonably be expected to result in a Material Adverse Change;

(p)               Disputes; etc. Credit Parties shall provide to Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting Ultimate Parent, Parent or any Restricted Subsidiary thereof, in any event, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which any Credit Party has knowledge resulting in or reasonably considered to be likely to result in a strike against Ultimate Parent, Parent or any Restricted Subsidiary thereof, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of Parent or any Restricted Subsidiary thereof, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $6,000,000;

(q)               Management Letters; Other Accounting Reports. Promptly upon receipt thereof (to the extent permitted by the Parent's and its Restricted Subsidiaries' auditors), Credit Parties shall provide to Administrative Agent, a copy of each "management letter" submitted to Ultimate Parent, Parent or any Restricted Subsidiary thereof by independent accountants in connection with any annual, interim or special audit made by them of the books of Ultimate Parent, Parent or any of its Restricted Subsidiaries, and a copy of any response by Ultimate Parent, Parent or any of its Restricted Subsidiaries, or the board of directors or managers (or other applicable governing body) of any such Person, to such letter;

(r)                SEC Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Ultimate Parent, and copies of all annual, regular, periodic and special reports and registration statements which Ultimate Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to Administrative Agent pursuant hereto;

(s)                Investigations. Promptly, and in any event within five (5) Business Days after receipt thereof by Ultimate Parent or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdictions) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Ultimate Parent or any Subsidiary thereof; and

(t)                 Other Information. Subject to the confidentiality provisions of Section 9.9, Credit Parties shall provide to Administrative Agent such other information respecting the business, operations, or Property of Ultimate Parent, Parent or any Restricted Subsidiary, financial or otherwise, as any Lender through Administrative Agent may reasonably request.

Any documentation or information that Credit Parties are required to deliver to Administrative Agent under this Section 5.2 shall be deemed to have been delivered to Administrative Agent on the date on which (A) such information or documentation is posted to any website established by Ultimate Parent of which Borrower notifies Administrative Agent in accordance with Section 9.10 and, Administrative Agent receives (i) written notice from such Credit Parties of the posting of any such documents (including to what website such documents were posted), which such notice may be by electronic mail in accordance with Section 9.10 or (ii) electronic versions of such documents via electronic mail, (B) such information or documentation is posted to the then-current website for the SEC, or (C) such information or documentation is posted to www.intralinks.com; www.syndtrak.com; www.debtx.com or (1) any successor website thereto of which Borrower notifies Administrative Agent in accordance with Section 9.10 or (2) any other virtual data room website that is commonly used in the banking industry to facilitate syndicated loan transactions and to which all Lenders have been granted access, and in any case, accessible by Administrative Agent free of charge. Notices may also be provided in accordance with Section 9.10.

Section 5.3            Insurance.

(a)               Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, carry and maintain all such insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and with reputable insurers.

(b)               Copies of all certificates of insurance for policies covering the property or business of Borrower and its Restricted Subsidiaries, and endorsements and renewals thereof, shall be delivered by Borrower to and retained by Administrative Agent. At the request of Administrative Agent, copies of such policies of insurance, certified as true and correct copies of such documents by a Responsible Officer of Borrower shall be delivered by Borrower to and retained by Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender's loss payable endorsement in favor of Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to Administrative Agent, and all policies of liability insurance shall name Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between any Restricted Subsidiary, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days' (or such shorter period as may be accepted by Administrative Agent) prior written notice to Administrative Agent.

(c)               After the occurrence and during the continuance of Triggering Event, if requested by Administrative Agent, all proceeds of insurance of any Credit Party for Property constituting Collateral (other than D&O insurance and liability insurance payable to third parties), including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to Administrative Agent and if necessary, assigned to Administrative Agent, to be applied to the Secured Obligations, whether or not the Secured Obligations are then due and payable.

(d)               In the event that any insurance proceeds are paid to any Credit Party in violation of clause (c) above, such Credit Party shall hold the proceeds in trust for Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to Administrative Agent with any necessary endorsement. Upon the request of Administrative Agent, each of Credit Party shall execute and deliver to Administrative Agent any additional assignments and other documents as may be necessary to enable Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4            Compliance with Laws. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with Legal Requirements (including Environmental Laws) which are applicable to such Restricted Entity, including the operations, business or Property of such Restricted Entity and maintain all related permits necessary for the ownership and operation of such Restricted Entity's Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change.

Section 5.5            Taxes. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to pay and discharge all material Taxes imposed on such Credit Party or any of its Restricted Subsidiaries prior to the date on which penalties attach, other than any Tax which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6            Further Assurances. Parent and Borrower agree that Administrative Agent shall have an Acceptable Security Interest in all of the assets of each of the Credit Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than Excluded Properties) as required below, subject to any permitted releases pursuant to the terms of this Agreement or the Security Documents and the grace periods set forth in Section 5.7 below and Schedule 5.7 with respect to newly formed or acquired (or converted) Wholly-Owned Restricted Subsidiaries, to secure the performance and payment of the applicable Secured Obligations as set forth in the Security Documents. Each Credit Party shall, and shall cause each Wholly-Owned Restricted Subsidiary to take such actions, including execution and delivery of any guaranty and Security Documents necessary to cause Parent and each Wholly-Owned Restricted Subsidiary of Parent to guaranty the Secured Obligations and to create, perfect and maintain an Acceptable Security Interest in favor of Administrative Agent in all of the assets of Parent and any Wholly-Owned Restricted Subsidiary of Parent, whether now owned or hereafter acquired (other than Excluded Properties). Notwithstanding the preceding provisions of this Section 5.6 or any other provisions of the Credit Documents, (i) subsidiaries of Parent that are Foreign Subsidiaries, Subsidiaries of Foreign Subsidiaries or FSHCOs will not be required to be a Guarantor and none of the Equity Interests in or Property owned by any Foreign Subsidiary, Subsidiary of a Foreign Subsidiary or FSHCO shall ever serve as collateral or other security for the Secured Obligations and (ii) no Unrestricted Subsidiary shall be required to grant an Acceptable Security Interest in any of its Properties or otherwise be bound by the requirements of this Section 5.6. Notwithstanding anything to the contrary contained herein (including this Section 5.6) or in any other Credit Document, Administrative Agent shall not accept delivery of any joinder to any Credit Document with respect to any Subsidiary of any Credit Party that is not a Credit Party, if such Subsidiary qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Administrative Agent and each Lender has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Administrative Agent and each Lender.

Section 5.7            Designations with Respect to Subsidiaries.

(a)               Any Domestic Subsidiary formed or acquired after the Restatement Date shall be deemed a Restricted Subsidiary (including, for the avoidance of doubt, any Subsidiary indirectly acquired pursuant to a Permitted Acquisition), except as otherwise provided in this Section 5.7(a). Borrower may designate by written notification thereof to Administrative Agent, any Subsidiary (other than Borrower or any other Credit Party with assets included in the Borrowing Base), including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) the Payment Conditions are satisfied before and after giving effect thereto (with the designation of such Subsidiary as an Unrestricted Subsidiary being deemed to be an Investment in an amount equal to the fair market value of such Subsidiary as of the date of such designation for purposes of determining compliance with the Payment Conditions), (ii) if such designation is to make a Credit Party an Unrestricted Subsidiary, no such designation may be made if such Credit Party has received from any Restricted Entity a Disposition that would not have been permitted under Section 6.8 had such Credit Party been an Unrestricted Subsidiary at the time of such Disposition, and (iii) only two such designations may be made as to any particular Subsidiary.

(b)               If Borrower desires to designate any Subsidiary which is then an Unrestricted Subsidiary to be a Restricted Subsidiary after the date hereof, if no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower shall cause such Person to comply with Section 5.7(c), at which time such Subsidiary shall cease to be an "Unrestricted Subsidiary" and shall become a "Restricted Subsidiary" for purposes of this Agreement and the other Credit Documents without any amendment, modification or other supplement to any of the foregoing.

(c)               Borrower shall deliver to Administrative Agent each of the items set forth in Schedule 5.7 attached hereto with respect to each Wholly-Owned Restricted Subsidiary created or acquired after the Restatement Date to the extent required in Schedule 5.7 and subject to the grace periods set forth therein.

(d)               At any time that one or more Unrestricted Subsidiaries exist hereunder, and to the extent they are consolidated with Parent, Borrower shall provide financial statements or reconciliation statements on a quarterly and annual basis that exclude the assets, liabilities and results of operations of the Unrestricted Subsidiaries from the consolidated financial statements delivered pursuant to Section 5.2(a) and 5.2(b) of this Agreement.

(e)               The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in such Unrestricted Subsidiary and the Subsidiaries of such Unrestricted Subsidiary at the date of designation in an amount equal to the fair market value of Parent's or the applicable Restricted Subsidiaries' investment therein. The designation of any Unrestricted Subsidiary to be a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Debt or Liens of such Subsidiary existing at such time.

(f)                Notwithstanding anything herein to the contrary, no Subsidiary may be an Unrestricted Subsidiary if it is a "restricted subsidiary" for purposes of any indenture, term loan agreement, credit agreement or similar agreement that contains the concept of "restricted" and "unrestricted" subsidiaries.

Section 5.8            Records; Inspection. Each Credit Party shall maintain, in all material respects, proper, complete and consistent books of record with respect to such Person's operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party, to visit and inspect the Property of such Credit Party, and to discuss the business operations and Property of such Credit Party with the officers and directors thereof (provided that, so long as no Event of Default has occurred and is continuing, the Lenders shall be entitled to only one such visit per year coordinated by Administrative Agent).

Section 5.9            Maintenance of Property. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, maintain their owned, leased, or operated material Property, taken as a whole, in good condition and repair, except for normal wear and tear; and shall abstain from, and cause each of its Restricted Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.10        Deposit Accounts; Securities and Commodity Accounts.

(a)               Each Credit Party shall establish and maintain a cash management system reasonably satisfactory to Administrative Agent.

(b)               Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to (i) maintain its primary operating accounts and other deposit accounts in the United States with any Lender or one of its Affiliates, (ii) within 45 days of the Effective Date and at all times thereafter, cause its deposit accounts to be subject to Account Control Agreements, provided that, the requirements of this clause (b) shall not apply to (x) deposit accounts that are designated solely as accounts for, and are used solely for, payment of salaries, wages, workers' compensation, 401(k) or other employee benefit accounts, escrow accounts in favor of a third party, or other funds on deposit for the benefit of third parties for transactions not restricted by this Agreement, (y) deposit accounts that are used solely for petty cash with an aggregate amount on deposit for all such petty cash accounts of no more than $750,000 and (z) any deposit accounts solely containing proceeds from equipment and other fixed assets securing Debt permitted under Section 6.1(j), and (ii) deposit all proceeds of Receivables into one or more of the deposit accounts established solely for that purpose with Administrative Agent that are subject to Account Control Agreements.

(c)               Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to maintain all securities accounts and all commodities accounts (other than commodities accounts with respect to chemicals purchased and sold in the ordinary course of business) of Credit Parties subject to Account Control Agreements.

Section 5.11        [Reserved].

Section 5.12        Appraisals; Field Exams.

(a)               Requested Appraisals. Borrower shall, and shall cause each Restricted Subsidiary of Parent to, cooperate with Administrative Agent, or its designee, in order for an industry recognized third party appraiser engaged and directed by Administrative Agent to conduct an Inventory appraisal solely for the benefit of Administrative Agent and the Lenders but at Credit Parties' sole cost and expense, which written Inventory appraisal may cover information as requested by Administrative Agent, including, but not limited to, a specified procedures letter from such appraiser satisfactory to Administrative Agent; provided that, unless an Event of Default has occurred and is continuing, Borrower shall bear the cost of only one such appraisal per fiscal year (or two such appraisals per fiscal year in any year in which an Increased Reporting Event occurs), excluding the initial appraisal completed in connection with this Agreement.

(b)               Field Exam. Borrower shall, and shall cause each Restricted Subsidiary of Parent to, permit Administrative Agent to, at any reasonable time and upon reasonable prior notice, and from time to time upon request by Administrative Agent with reasonable notice, perform a field inspection of the books, records and asset value of the accounts receivable of Parent and its Restricted Subsidiaries, including an audit, verification and inspection of the accounts receivable of Parent and its Restricted Subsidiaries and, in any event, conducted by Administrative Agent or any other Person selected by Administrative Agent; provided that, unless an Event of Default has occurred and is continuing, Borrower shall bear the cost of only one such field exam per fiscal year (or two such field exams per fiscal year in any year in which an Increased Reporting Event occurs), excluding the initial field exam completed in connection with this Agreement.

(c)               Event of Default; Beneficiary. If an Event of Default has occurred and is continuing, Administrative Agent may perform any additional collateral audits, appraisals and field exams, and all such collateral audits, appraisals and field exams shall be performed at Borrower's sole cost and expense. Notwithstanding anything herein to the contrary, (i) no Credit Party nor any Affiliate thereof nor any of the foregoing's respective equity holders are intended to, and no such Person shall be, third party beneficiaries of any audits, appraisals, field exams or collateral audit conducted by any Secured Party or any other Person at the direction of any Secured Party and (ii) no Secured Party is obligated to share any such material or information with any Person other than the directly intended and express beneficiary thereof.

(d)               Field Examination and Other Fees. Subject to the foregoing provisions of this Section 5.12, Borrower shall pay to Administrative Agent, field examination and appraisal fees and charges, as and when incurred or chargeable, as follows (i) a fee of up to $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Credit Parties performed by personnel employed by Administrative Agent, (ii) if implemented, a fee of up to $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals and lodging), if Administrative Agent elects to establish electronic collateral reporting systems, and (iii) the fees or charges paid or incurred by Administrative Agent (but, in any event, no less than a charge of up to $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Credit Parties, or to appraise the Collateral, or any portion thereof; provided, that so long as no Event of Default has occurred and is continuing, Borrower shall not be obligated to reimburse Administrative Agent for any appraisals of Inventory so long as Eligible Inventory constitutes less than 15% of the total Borrowing Base at the time any such Inventory appraisal is ordered.

Section 5.13        OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Credit Party will, and will cause Ultimate Parent and each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of Ultimate Parent and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by Ultimate Parent and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of Ultimate Parent and its Subsidiaries shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 5.14        Post-Closing Items.

(a)               On or before the date that is 10 days following the Restatement Date (or such later date as Administrative Agent shall agree to in its sole discretion), the Credit Parties shall deliver to Administrative Agent each Pledged Note owned by any Credit Party as of the Restatement Date, together with an allonge, required to be delivered as part of the Collateral pursuant to Section 7(a) of the Guaranty and Security Agreement, in each case in form and substance reasonably satisfactory to Administrative Agent.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Secured Obligation shall remain unpaid (other than contingent reimbursement and indemnity obligations which survive and for which no Credit Party has received a notice of claim), any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure (unless such Letter of Credit Exposure shall have been Cash Collateralized on terms and in amounts reasonably acceptable to Issuing Lender), each Credit Party agrees to comply with the following covenants:

Section 6.1            Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the "Permitted Debt"):

(a)               (i) the Obligations, and (ii) the Banking Services Obligations;

(b)               [Reserved];

(c)               intercompany Debt incurred by any Credit Party owing to any other Credit Party;

(d)               [Reserved];

(e)               [Reserved];

(f)                purchase money debt or Capital Leases (including extensions, refinancings, refundings, replacements and renewals thereof) subject to the limitations in the last sentence of this Section 6.1, in an aggregate outstanding principal amount not to exceed $100,000,000 at any time;

(g)               Hedging Arrangements permitted under Section 6.15;

(h)               (i) Debt arising from the endorsement of instruments for collection in the ordinary course of business and (ii) Debt incurred in the ordinary course of business under performance, surety and appeal bonds, government contracts, bids, statutory obligations, regulatory obligations and other obligations of a like manner; provided that, the aggregate outstanding amount of Debt under this clause (ii) shall not exceed $15,000,000 at any time;

(i)                 [Reserved];

(j)                 Debt of the Borrower (and guarantees thereof by Guarantors) evidenced by term loans, bonds, debentures, notes or other similar instruments (including extensions, refinancings, refundings, replacements and renewals of thereof); provided that, (i) the scheduled maturity date of such Debt shall not be earlier than one hundred eighty days after the Maturity Date, (ii) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (iii) in the case of secured Debt, at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the Borrower would be in compliance with a Senior Leverage Ratio, calculated on a pro forma basis as of the most recently ended fiscal quarter or year, as applicable, for which Administrative Agent has received financial statements pursuant to Section 5.1 on or prior to the incurrence of such secured Debt, that is no greater than 4.00:1.00; provided that any secured Debt incurred pursuant to this clause (j) may only be secured by a first priority security interest in the Term Loan Priority Collateral (and Administrative Agent would be granted a second priority security interest in such Term Loan Priority Collateral simultaneously with the granting of a first priority security interest therein) and/or a second priority security interest in the ABL Priority Collateral, (iv) in the case of unsecured Debt, at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, Borrower would be in compliance with the Leverage Ratio, calculated on a pro forma basis as of the most recently ended fiscal quarter or year, as applicable, for which Administrative Agent has received financial statements pursuant to Section 5.1 on or prior to the incurrence of such unsecured Debt, that is no greater than 5:00:1.00, (v) in the case of secured Debt, the holder of such secured Debt (or an agent or representative in respect thereof) shall have entered into a customary intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent, Majority Lenders, and Borrower, (vi) such Debt shall not have any amortization or other requirement to purchase, redeem, retire, defease or otherwise make any payment in respect thereof, other than at scheduled maturity thereof, mandatory prepayments which are customary with respect to such type of Debt and that are triggered upon change in control and sale of all or substantially all assets and certain other asset sales, and (vii) the agreements and instruments governing such Debt shall not contain (A) any affirmative or negative covenants that are, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any financial covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (A), (B) any restrictions on the ability of Parent or any Subsidiary of the Parent to guarantee the Secured Obligations, provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (B), (C) any restrictions on the ability of Parent or any Restricted Subsidiary to pledge Collateral as collateral security for the Secured Obligations, or (D) any restrictions on the ability of Parent or any Restricted Subsidiary to incur Debt under this Agreement or any other Credit Document other than a restriction as to the outstanding principal amount of such Debt in excess of the aggregate Maximum Exposure Amount then in effect on the initial issuance date of such Debt;

(k)               [Reserved];

(l)                 Debt (including purchase money debt and Capital Leases) of any Restricted Entity that is non-recourse to any other Restricted Entity and that is assumed by such Restricted Entity in connection with any Permitted Acquisition (or, if such Restricted Subsidiary is acquired as part of such Permitted Acquisition, existing prior thereto) and the refinancing and renewal thereof; provided, however, that (i) such Debt exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition, (ii) that such Debt is non-recourse to any other Restricted Entity or any Property thereof, (iii) such Debt is either purchase money Debt or a Capital Lease with respect to Equipment or mortgage financing with respect to real property, and (iv) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (l) shall not exceed $50,000,000;

(m)             Debt arising from the financing of insurance premiums of any Restricted Entity, so long as (i) such Debt is on customary terms and (ii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause (m) shall not exceed $30,000,000;

(n)               secured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, (i) the aggregate principal amount of such Debt shall not exceed $65,000,000 at any time and (ii) the Properties encumbered by any Lien securing such Debt shall not be ABL Priority Collateral;

(o)               unsecured Debt in respect of Investments permitted by Section 6.3(d), Section 6.3(e) and Section 6.3(n);

(p)               Debt comprised of earn-out obligations or contingent obligations of Parent or any Subsidiary arising from or relating to a Permitted Acquisition so long as, (i) with respect to each payment of any such Debt, no Default then exists or would arise as a result of such payment, and (ii) with respect to each payment of any such Debt to the extent the principal amount of such Debt exceeds $15,000,000 in the aggregate outstanding at the time of such payment, the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries is equal to or greater than 1.00:1.00 for the trailing 4 fiscal quarter period most recently ended for which financial statements are required to have been delivered to Administrative Agent pursuant to Section 5.2 (or, prior to the date on which the first of such financial statements are required to have been delivered, for the most-recent trailing 4 fiscal quarter period for which financial statements were delivered under the Original Credit Agreement) (calculated on a pro forma basis as if such proposed payment is a Fixed Charge made on the last day of such 4 fiscal quarter period (it being understood that such proposed payment shall also be a Fixed Charge made on the last day of such 4 fiscal quarter period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment in the relevant period)) and such payment conditions are acknowledged by the holder of such Debt;

(q)               Debt comprised of any lease payment obligations related to a sale and leaseback transaction permitted under Section 6.14;

(r)                a guaranty by a Restricted Entity of Debt of another Restricted Entity that is otherwise permitted under this Section 6.1 to the extent that (i) such guarantor would have otherwise been permitted under this Section 6.1 to incur the Debt that it is guaranteeing and (ii) the terms of such guaranty are otherwise permitted under this Section 6.1; and

(s)                unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1 (including extensions, refinancings, refundings, replacements and renewals of thereof subject to the last sentence of this Section 6.1); provided that, the aggregate outstanding principal amount of Debt permitted under this clause (s) shall not exceed $105,000,000 at any time.

Any extensions, refinancings, refundings, replacements and renewals of Debt as permitted above in this Section 6.1 shall be subject to the following conditions: (A) any such refinancing Debt is in an aggregate principal amount not greater than the aggregate principal amount of the Debt being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized active commitment under the Debt being renewed or refinanced or unutilized basket hereunder and (B) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Debt being renewed or refinance; provided that, the foregoing conditions are not, and shall not be construed as, an increase in any dollar limit already provided in Section 6.1 above nor an amendment of any specific requirement set forth in Section 6.1 above.

Any Debt permitted above owing by any Credit Party or any Restricted Subsidiary to any Unrestricted Subsidiary shall be subject to the condition that the applicable Credit Parties, Restricted Subsidiaries, and Unrestricted Subsidiaries are parties to the Intercompany Subordination Agreement.

Section 6.2           Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Restricted Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the "Permitted Liens"):

(a)               Liens securing the Secured Obligations pursuant to the Security Documents;

(b)               Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens, landlord's liens and other similar liens, and such Liens granted under contract with such materialmen, mechanic, carrier, workmen, repairmen and landlord, in any case, arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c)               Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d)               Liens for Taxes which (i) are not yet due and payable, (ii) are with respect to Taxes in an amount less than $500,000 and are being actively contested in good faith by appropriate proceedings, or (iii) do not have priority over Administrative Agent's Liens and which are being actively contested in good faith by appropriate proceedings, including those set forth on Schedule 6.2;

(e)               Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(f); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds) and accessions thereto;

(f)                Liens arising from precautionary UCC financing statements regarding operating leases;

(g)               encumbrances consisting of easements, zoning restrictions, servitudes or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business;

(h)               Liens arising solely by virtue of a depository institution's standard account documentation or any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i)                 Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j)                 judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(k)               Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or by contract in favor of a reclaiming seller of goods or buyer of goods (including purchase money security interests in favor of vendors in the ordinary course of business);

(l)                 Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(m)             Liens arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by applicable law as a condition to the transaction of any business or the exercise of any privilege or license;

(n)               Liens created pursuant to joint venture agreements and related documents (to the extent requiring a Lien on the Equity Interest owned by any Restricted Entity in the applicable joint venture is required thereunder) having ordinary and customary terms (including with respect to Liens) and entered into in the ordinary course of business and securing obligations other than Debt;

(o)               Liens encumbering Properties of the Restricted Entities which is not ABL Priority Collateral and securing Debt permitted under Section 6.1(n);

(p)               [Reserved];

(q)               Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Debt of the type described in and permitted under Section 6.1(m); provided that such Liens shall encumber only the insurance proceeds and unearned premiums of the insurance financed thereby;

(r)                Liens on Property of a Person which becomes a Restricted Subsidiary after the date hereof or which are assumed by a Restricted Subsidiary in connection with a Permitted Acquisition, that secure Debt permitted by Section 6.1(l), to the extent that (i) such Liens are in existence at the time such Person becomes a Restricted Subsidiary (or at the time of such Permitted Acquisition) and were not created in anticipation thereof and (ii) the Debt secured by such Liens does not thereafter increase in amount;

(s)                Liens existing as of the date hereof and set forth on Schedule 6.2;

(t)                 [Reserved]; and

(u)               Liens securing Debt permitted pursuant to Section 6.1(j); provided, that any such Liens shall be subject to an intercreditor agreement on terms reasonably satisfactory to Administrative Agent and Majority Lenders.

Section 6.3            Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make or hold any Investment other than the following (collectively, the "Permitted Investments"):

(a)               Investments in the form of trade credit to customers of a Restricted Entity arising in the ordinary course of business and represented by accounts from such customers;

(b)               Liquid Investments;

(c)               Investments made prior to the Restatement Date as specified in the attached Schedule 6.3 and Investments in Subsidiaries existing on the Restatement Date set forth on Section 4.11;

(d)               Investments in any Unrestricted Subsidiary and Foreign Subsidiaries by any Credit Party or Restricted Subsidiary; provided that, (i) the aggregate amount of all such Investments permitted under this clause (d) at any time outstanding does not exceed $25,000,000 (other than as a result of appreciation and other than to the extent funded with Equity Issuance Proceeds), and (ii)  if any Restricted Payments made by Unrestricted Subsidiaries are included in the calculation of EBITDA of any period for any purpose under this Agreement, then no Investments may be made by any Restricted Entity in such applicable Unrestricted Subsidiary during such period (under this clause (d) or otherwise) unless Borrower would otherwise be in compliance with the applicable covenant without taking into account such Restricted Payments from the Unrestricted Subsidiaries;

(e)               Investments by any Credit Party to any other Credit Party;

(f)                Investments in the form of Permitted Acquisitions (including Investments held by any Restricted Subsidiary on the date such Person becomes a Restricted Subsidiary after the Restatement Date but only to the extent that (i) such Investment is in existence at the time such Person becomes a Restricted Subsidiary and were not created in anticipation thereof and (ii) such Investment does not thereafter increase in amount (other than by appreciation and it being understood that this clause (ii) shall not limit an increase in such Investment that is permitted under another clause of this Section 6.3); provided that, such Permitted Acquisition otherwise complies with this Agreement, including Section 5.7 and Section 6.4(b);

(g)               creation of any additional Restricted Subsidiaries of Parent in compliance with Sections 5.6 and 5.7;

(h)               creation of any Unrestricted Subsidiaries in compliance with Section 5.7; provided that, the initial capitalization thereof is permitted under clause (d) or clause (o) hereof;

(i)                 loans or advances to directors, officers and employees of any Restricted Entity for expenses or other payments incident to such Person's employment or association with any Restricted Entity; provided that the aggregate outstanding amount of such advances and loans shall not exceed $3,500,000;

(j)                 the Transactions contemplated by this Agreement;

(k)               Investments (including debt obligations and Equity Interests) and other assets received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)                 Investments in the form of mergers, amalgamations and consolidations of Restricted Entities in compliance with Section 6.7(a); provided that, if such Investment involves a Subsidiary, such Investment otherwise complies with this Agreement, including Section 5.7;

(m)             Capital Expenditures;

(n)               other Investments in an aggregate amount not to exceed $20,000,000 at any time outstanding (other than as a result of appreciation); and

(o)               other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied.

Any Investments permitted above consisting of loans or advances by any Unrestricted Subsidiary to any Credit Party or any Restricted Subsidiary to shall be subject to the condition that the applicable Unrestricted Subsidiaries, Credit Parties, and Restricted Subsidiaries are parties to the Intercompany Subordination Agreement.

Section 6.4            Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make an Acquisition in a single transaction or related series of transactions other than :

(a)               mergers, amalgamations and consolidations permitted by Section 6.7(a);

(b)               Acquisitions constituting Investments permitted by Section 6.3(n); and

(c)               any Permitted Acquisition by Parent (directly by Parent or indirectly through Ultimate Parent and contributed to Parent) or any Restricted Subsidiary of Parent so long as the Payment Conditions are satisfied;

Section 6.5            Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of the Collateral, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Restricted Subsidiary from paying Restricted Payments to Parent, or which requires the consent of or notice to other Persons in connection therewith other than:

(a)               this Agreement and the Security Documents;

(b)               agreements governing Debt permitted by Section 6.1(f) and Section 6.1(q) and purchase money Debt set forth on Schedule 6.1, in each instance, to the extent such restrictions govern only the assets financed pursuant to such Debt and the proceeds thereof;

(c)               agreements governing Debt permitted by Section 6.1(l), (j) and (n) to the extent such restrictions do not apply to Collateral or Properties which are required to be Collateral under Section 5.6 and such agreements do not require the direct or indirect granting of any Lien securing such Debt or other obligation by virtue of the granting of Liens on or pledge of Collateral to secure the Secured Obligations (other than Permitted Liens);

(d)               any prohibition or limitation that (i) exists pursuant to applicable requirements of a Governmental Authority, (ii) restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Parent or a Restricted Subsidiary and customary provisions in other contracts restricting assignment thereof, or (iii) exists in any agreement in effect at the time a Subsidiary becomes a Restricted Subsidiary of Parent, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(e)               any prohibition or limitation that exists in any contract to which a Credit Party is a party so long as (i) such prohibition or limitation is generally applicable and does not specifically address any of the Secured Obligations or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to any Secured Party; and

(f)                prohibitions or limitations contained in the organizational documents of any Joint Venture (that is not required to be a Credit Party hereunder) or the related joint venture or similar agreement that prohibit or restrict the granting, conveying, creation or imposition of any Lien on any Equity Interest in such Joint Venture.

Section 6.6            Use of Proceeds; Use of Letters of Credit. No Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Advances for any purposes other than (i) the payment of fees and expenses related to the entering into of the Transactions, (ii) working capital purposes of Borrower and any Restricted Subsidiary, (iii) to make permitted Restricted Payments, and (iv) other general corporate purposes of Borrower and any Restricted Subsidiary, including Permitted Acquisitions; (b) use the proceeds of the Swingline Advances or the Letters of Credit for any purposes other than (i) working capital purposes of Borrower and any Restricted Subsidiary or (ii) other general corporate purposes of Borrower and any Restricted Subsidiary. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. No part of the proceeds of any Advance or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person. No part of the proceeds of any Advance or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 6.7            Corporate Actions; Accounting Changes.

(a)               No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, merge, amalgamate or consolidate with or into any other Person, except:

(i)                 that Borrower may merge with any of its Restricted Subsidiaries and any Restricted Subsidiary may merge or be consolidated with or into any other Restricted Subsidiary; provided that immediately after giving effect to any such proposed transaction no Default would exist and, (A) in the case of any such merger to which Borrower is a party, Borrower is the surviving entity and (B) in the case of a merger to which a Credit Party is a party, a Credit Party is the surviving entity or the surviving entity then becomes a Credit Party;

(ii)              [Reserved];

(iii)            that any Restricted Entity that is not a Credit Party may merge, amalgamate or consolidate with any other Restricted Entity that is not a Credit Party;

(iv)             any other merger, amalgamation or consolidation as part of an Acquisition constituting an Investment permitted under Section 6.3(o) or Permitted Acquisition under Section 6.4(c) and, (A) in the case of any such merger to which Borrower is a party, Borrower is the surviving entity and (B) in the case of a merger to which a Credit Party is a party, a Credit Party is the surviving entity or the surviving entity then becomes a Credit Party; and

(v)               any Restricted Subsidiary (other than Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Change and such Restricted Subsidiary could effect the same by merger or consolidation permitted under this Section 6.7(a).

(b)               No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (i) without at least 15 days (or such shorter period as agreed to by Administrative Agent) prior written notice to Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, in any manner that could reasonably be expected to be materially adverse to the Lenders (it being agreed that any modification to the limited liability company agreement of Parent providing for Parent to cease to be member-managed shall deemed to be materially adverse to the Lenders), or (iii) change the method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of such Restricted Subsidiary unless such changes are required to conform to GAAP or such changes are to conform the accounting practices of Borrower and notice of such changes have been delivered to Administrative Agent prior to effecting such changes.

Section 6.8            Disposition of Assets. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, make a Disposition (including by an allocation of assets among newly divided Persons pursuant to any "plan of division") other than:

(a)               Disposition by any Restricted Entity (other than a Credit Party) of any of its Properties to any Credit Party; provided that, at the reasonable request of Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to Administrative Agent;

(b)               Disposition by any Credit Party of any of its Properties to any other Credit Party; provided that, at the reasonable request of Administrative Agent, the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation reasonably satisfactory to Administrative Agent;

(c)               Disposition by any Restricted Entity that is not a Credit Party of any of its Properties to any other Restricted Entity that is not a Credit Party;

(d)               Sale of inventory in the ordinary course of business and Disposition of cash or Liquid Investments in the ordinary course of business;

(e)               Disposition of worn out, obsolete or surplus property in the ordinary course of business and the abandonment or other Disposition of patents, trademarks and copyrights that, in the reasonable judgment of Borrower, should be replaced or is no longer economically practicable to maintain or useful in the conduct of the business of Parent and its Restricted Subsidiaries taken as a whole;

(f)                mergers, amalgamations, and consolidations in compliance with Section 6.7(a);

(g)               Permitted Investments;

(h)               assignments and licenses of patents, trademarks or copyrights of any Restricted Entity in the ordinary course of business;

(i)                 Disposition of any assets required under Legal Requirements;

(j)                 Dispositions of equipment by any Credit Party the proceeds of which are reinvested in the acquisition of equipment of comparable value and in the same line of business within 180 days; provided that, for the avoidance of doubt, to the extent such proceeds are not so reinvested within such 180 day period, then such Disposition is not a Disposition permitted under this clause (j);

(k)               so long as no Default has occurred and is continuing or would result therefrom, Dispositions of Properties acquired pursuant to the Basic Acquisition, the Complete Acquisition, the HB Acquisition, the Nuverra Acquisition or any other Permitted Acquisition that (i) are not ABL Priority Collateral, and (ii) are disposed of within 18 months following the applicable Acquisition;

(l)                 Dispositions of Equity Interests in a joint venture;

(m)             leases of real or personal property in the ordinary course of business;

(n)               Dispositions of Properties to effect a sale and leaseback transaction permitted under Section 6.14;

(o)               [Reserved];

(p)               so long as no Default has occurred and is continuing or would result therefrom and the applicable Credit Party or Restricted Subsidiary receives at least the fair market value of the Property so Disposed, Dispositions of Excluded Properties; and

(q)               Dispositions of Properties (other than ABL Priority Collateral) not otherwise permitted under the preceding clauses of this Section 6.8; provided that, such Disposition, taken together with all such other Dispositions completed since the Restatement Date, does not exceed 5% of the Tangible Net Assets in the aggregate and calculated at the time of such subject Disposition.

Section 6.9            Restricted Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to make any Restricted Payments except that:

(a)               Borrower and the other Restricted Subsidiaries of Parent may make Restricted Payments to Parent or any other Credit Party (and, if applicable, cash Restricted Payments on account of Equity Interests that do not constitute Debt to third party holders thereof on a pro rata basis);

(b)               Parent may make Permitted Tax Distributions;

(c)               so long as no Default exists or would result from the making of such Restricted Payment, Credit Parties or any Restricted Subsidiary may make cash Restricted Payments in an amount not to exceed $5,000,000 following the Restatement Date in the aggregate to existing and former officers, directors, and employees of Credit Parties or such Restricted Subsidiary; provided that such Restricted Payments are in consideration for the retirement, purchase, or redemption of any of the Equity Interests of such Restricted Entity, or any option, warrant or other right to purchase or acquire such Equity Interest, in any event, held by such Person;

(d)               so long as no Default exists or would result from the making of such Restricted Payment, Borrower may reimburse or make payments to the Parent and Ultimate Parent for (A) accounting, legal, insurance and other general and administrative expenses which are actual third party costs and expenses incurred by the Parent or Ultimate Parent in the ordinary course of business, including costs and expenses for activities permitted under Section 6.23(a)(iv), (v), (viii), (ix) and (xi), and (B) out-of-pocket costs and expenses of securities offerings for Equity Issuances which will result in Equity Issuance Proceeds and of exchanges of Equity Interests;

(e)               in connection with any Equity Issuance, Borrower or Parent may make cash Restricted Payments in lieu of fractional interests in an amount not to exceed $300,000 in the aggregate;

(f)                so long as no Default exists or would result from the making of such Restricted Payment, within 15 days of an Equity Issuance, Parent may make cash Restricted Payments to redeem its Equity Interests with the proceeds of such Equity Issuance; and

(g)               Credit Parties may make other Restricted Payments so long as the Payment Conditions are satisfied.

Section 6.10        Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any Investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates that are not Restricted Entities other than:

(a)               such transaction or series of transactions are arm's length transactions entered into on terms that are not materially less favorable to Borrower or any Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate;

(b)               the intercompany agreements described on Schedule 6.10; provided that the terms thereof may not be amended, supplemented or otherwise modified unless such amended, supplemented or otherwise modified terms complies with clause (a) above;

(c)               the Restricted Payments permitted under Section 6.9;

(d)               permitted Investments in Subsidiaries and Joint Ventures, including the purchase or acquisition of Equity Interests thereof and capital contributions in connection therewith;

(e)               reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans); and

(f)                without duplication of Section 6.9(d), so long as no Default exists or would result therefrom, reimbursements or payments to the Parent or Ultimate Parent for (A) accounting, legal, insurance and other general and administrative expenses which are actual third party costs and expenses incurred by the Parent or Ultimate Parent in the ordinary course of business, including costs and expenses for activities permitted under Section 6.23(a)(iv), (v), (viii), (ix) and (xi), and (B) out-of-pocket costs and expenses of securities offerings for Equity Issuances which will result in Equity Issuance Proceeds and of exchanges of Equity Interests.

Section 6.11        Line of Business. No Credit Party shall, and shall not permit any of its Restricted Subsidiaries to, change the character of Parent's and its Restricted Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to, or a normal extension of, Parent's and its Restricted Subsidiaries collective business as presently conducted.

Section 6.12        Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party's or any Subsidiary's Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any material liability on the Lenders or Administrative Agent.

Section 6.13        Compliance with ERISA. Except for matters that could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which Ultimate Parent or any Subsidiary of Ultimate Parent could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to Ultimate Parent or any Subsidiary of Ultimate Parent, or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Ultimate Parent or any Subsidiary of Ultimate Parent or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow Ultimate Parent or any Subsidiary of Ultimate Parent or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007); (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as "actuarial present value of the benefit liabilities" shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability; or (j) or to incur any liability for any excise Taxes, penalties, fines or damages for breach of fiduciary duty with respect to any Employee Benefit Plan.

Section 6.14        Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter Parent or any Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property which Parent or any Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred; provided that, the Restricted Entities may effect such transactions with Property that is not ABL Priority Collateral so long as such transactions do not exceed $30,000,000 in the aggregate and such transaction is made on an arm's-length basis for fair market value.

Section 6.15        Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to Parent's or its Restricted Subsidiaries' operations; provided that, for the avoidance of doubt, any Restricted Entity may enter into Hedging Arrangements (A) to mitigate risk to which such Restricted Entity has actual exposure, (B) to effectively cap, collar or exchange interest rates (from floating to fixed rates, from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Restricted Entities and (C) consisting of spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes.

Section 6.16        Fixed Charge Coverage Ratio. Parent will maintain a Fixed Charge Coverage Ratio, calculated for each 4 fiscal quarter period ending on the first day of any Covenant Testing Period and the last day of each fiscal quarter occurring until the end of any Covenant Testing Period (including the last day thereof), in each case of at least 1.00 to 1.00.

Section 6.17        [Reserved].

Section 6.18        [Reserved].

Section 6.19        Landlord Agreements. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries that is, or is required to be, a Credit Party to hold, store or otherwise maintain any Inventory at premises within the US which are not owned by a Credit Party unless (i) such Inventory is located at Third Party Locations and which such Credit Party has used commercially reasonable efforts to seek and deliver a Collateral Access Agreement to Administrative Agent, (ii) such Inventory located on premises owned or operated by the customer that is to purchase such Inventory, (iii) such Inventory is located on premises owned by a Credit Party securing on a first priority basis Debt (other than the Obligations) permitted under this Agreement so long as access terms reasonably acceptable to Administrative Agent have been agreed with the holder of such Debt, (iv) the aggregate value of all Inventory located at Third Party Locations and which are not covered by a Collateral Access Agreement is less than $500,000; or (v) Inventory Reserves have been instituted by Administrative Agent.

Section 6.20        Prepayment of Certain Debt. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except:

(a)               the prepayment of the Obligations in accordance with the terms of this Agreement,

(b)               regularly scheduled or required repayments or redemptions of Permitted Debt and refinancings and refundings of Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, including the last sentence therein,

(c)               so long as no Event of Default exists or would result therefrom, prepayments of intercompany Debt permitted under Section 6.1, and

(d)               so long as the Payment Conditions are satisfied, other prepayments of Permitted Debt.

Section 6.21        OFAC; Anti-Terrorism; etc.

(a)               No Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order, or otherwise a Sanctioned Person or a Sanctioned Entity, (ii) have any of its assets located in Sanctioned Entities, (iii) derive revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, (iv) engage in any dealings or transactions, or is or will be otherwise associated with, Sanctioned Persons or Sanctioned Entities, or (v) violate any Sanctions, including without limitation any of the country or list-based economic and trade sanctions administered and enforced by any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No proceeds of any Advance or Letter of Credit will be used, directly or indirectly, to fund any operations in or with, finance any investments or activities in or with, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(b)               Each Credit Party shall, and shall cause its Subsidiaries to, comply with all laws and regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. Sections 5301 et seq.; the Patriot Act; Laundering of Monetary Instruments, 18 U.S.C. Section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. Section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

(c)               No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly use any Letter of Credit or any part of the proceeds of any Advances (i) in violation of the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to Borrower and its Subsidiaries.

(d)               Borrower shall implement and maintain in effect policies and procedures designed to ensure compliance by its and its Subsidiaries respective directors, officers, employees and agents with applicable Sanctions and all laws and regulations relating to foreign corrupt practices, money laundering or terrorist financing, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the Bank Secrecy Act, 31 U.S.C. Sections 5301 et seq.; the Patriot Act; Laundering of Monetary Instruments, 18 U.S.C. Section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. Section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

Section 6.22        Equity Issuances. Parent shall not permit any of its Restricted Subsidiaries to issue Equity Interests other than common Equity Interests.

Section 6.23        Passive Holding Companies. Notwithstanding anything herein to the contrary, including any other provision in this Article VI, each of Parent and Ultimate Parent shall not:

(a)               engage at any time in any business or activity other than (i) ownership of Equity Interests in its direct Subsidiaries as in existence on the Restatement Date and making of Investments in, and contributions to, such direct Subsidiaries, together with activities related thereto (including engaging in Permitted Acquisitions permitted hereunder and drop down of assets acquired thereunder to such Subsidiaries), (ii) paying Taxes, (iii) issuances, sales, repurchases and redemptions of its common Equity Interests and common Equity Interests and activities in connection therewith and related thereto which are not otherwise prohibited hereunder, (iv) holding directors' and shareholders' meetings, preparing corporate and similar records and other activities (including the ability to incur fees, costs and expenses and maintain cash and reserves, in any case, relating to such maintenance or such participation) required to maintain its corporate or other legal structure (including payment of franchise or similar Taxes) or to participate in tax, accounting or other administrative matters related to Borrower and the Subsidiaries of Borrower, (v) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities, securities exchanges and to its holders of Equity Interests, (vi) receiving, and holding proceeds of, Restricted Payments permitted hereunder and distributing the proceeds thereof, (vii) making of Restricted Payments to the holders of its Equity Interests which are permitted hereunder, (viii) providing customary indemnification to officers, directors, employees and agents subject to the terms hereof, and (ix) hiring, maintaining and compensating executives and other employees and consultants to the extent required or incidental to owning Equity Interests in the Credit Parties, (x) in the case of Parent, entry into, and performance of its obligations under, the Credit Documents, (xi) engaging in litigation; and (xii) ownership of immaterial properties and assets incidental to the business or activities described in the foregoing clauses of this Section 6.24, activities incidental to the business or activities described in the foregoing clauses of this Section 6.24 and payment of costs and expenses in connection with the business or activities described in the foregoing clauses of this Section 6.24;

(b)               create, incur, assume or permit to exist any Debt (other than, in the case of Parent, Debt of the types described in Section 6.1(h)(ii), (m), and (r), in each case, subject to the limitations set forth therein, including any applicable caps on amounts) or grant any Lien encumbering any of its properties or assets (other than Liens of a type described in Section 6.2(b), (c), (d), (f), (h), (i), (j), (m), and (q) in each case, subject to the limitations set forth therein); or (c) fail to be, or fail to be caused to be, done all things necessary to preserve, renew and keep in full force and effect its legal existence.

ARTICLE VII
DEFAULT AND REMEDIES

Section 7.1            Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement and any other Credit Document:

(a)               Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement, or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b)               False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made (other than, for the avoidance of doubt, any Pricing Certificate Inaccuracy so long as Borrower complies with the terms of Section 2.12 with respect to such Pricing Certificate Inaccuracy);

(c)               Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.1 (solely if the Borrower is not in good standing in its jurisdiction of organization), Section 5.2(a), (b), (c), (d) or (g), Section 5.3(a), Section 5.12 (solely if any Credit Party refuses to allow Administrative Agent or its representatives or agents to visit any Credit Party's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Credit Party's affairs, finances, and accounts with officers and employees of any Credit Party), or Article VI of this Agreement or Section 7 of the Guaranty and Security Agreement; provided, however that any Event of Default under Section 6.16 is subject to cure as contemplated by Section 7.7 below; (ii) any breach by any Credit Party of any of the covenants in Section 5.1 (solely if any Guarantor is not in good standing in its jurisdiction of organization) and such breach shall remain unremedied for a period of ten days after the earliest of (A) the date any Responsible Officer of Borrower or Parent or Ultimate Parent has actual knowledge of such breach, (B) the date any Executive Officer of any Restricted Subsidiary has actual knowledge of such breach, and (C) the date written notice thereof shall have been given to Borrower by any Lender Party; or (iii) any breach by any Credit Party of any other covenant or agreement contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty days after the earliest of (A) the date any Responsible Officer of Borrower or Parent or Ultimate Parent has actual knowledge of such breach, (B) the date any Executive Officer of any Restricted Subsidiary has actual knowledge of such breach, and (C) the date written notice thereof shall have been given to Borrower by any Lender Party;

(d)               Guaranties. (i) Any material provision in the Guaranties shall at any time (before the Guaranties expire in accordance with their terms) and for any reason be determined by a court of competent jurisdiction to cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any Guarantor party thereto or by Borrower; (ii) Borrower or any Guarantor shall deny in writing that it has any liability or obligation under the Guaranties; or (iii) any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)               Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest with respect to any Collateral having a fair market value, individually or in the aggregate, in excess of $5,000,000 (unless released or terminated pursuant to the terms of such Security Document) or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f)                Cross-Default. (i) Any Restricted Entity shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $30,000,000, individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt owing to the Lenders hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt of the Restricted Entities which is outstanding in a principal amount of at least $30,000,000 individually or when aggregated with all such Debt of the Restricted Entities so in default (but excluding Debt owing to the Lenders hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this subsection (f), the "principal amount" of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g)               Bankruptcy and Insolvency. (i) Except as otherwise permitted under this Agreement, any Credit Party shall terminate its existence or dissolve or (ii) Ultimate Parent or any Restricted Entity (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief (other than liquidations or dissolutions otherwise permitted under this Agreement) or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h)               Adverse Judgment. Any Restricted Entity suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers have not denied coverage, greater than $25,000,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i)                 Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to Borrower by Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $25,000,000;

(j)                 Multiemployer Plan Withdrawals. Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $25,000,000;

(k)               Invalidity of Credit Agreement. Any material provision of this Agreement shall cease to be in full force and effect and valid and binding on Parent or Borrower or Parent or Borrower shall so state in writing (except as permitted by the terms of this Agreement or as waived in accordance with Section 9.2); or

(l)                 Change in Control. The occurrence of a Change in Control.

Section 7.2            Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(g)) shall have occurred and be continuing, then, and in any such event,

(a)               Administrative Agent (i) may individually and shall at the request, or may with the consent, of the Majority Lenders, by notice to Borrower, declare that the obligation of each Lender, each Swingline Lender and each Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate, and (ii) may individually and shall at the request, or may with the consent, of the Majority Lenders, by notice to Borrower, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by Borrower,

(b)               Borrower shall, on demand of Administrative Agent individually or at the request or with the consent of the Majority Lenders, deposit with Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c)               Administrative Agent may individually and shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, any guaranties, or any other Credit Document by appropriate proceedings.

Section 7.3            Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a)               the obligation of each Lender, each Swingline Lender and each Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by Borrower,

(b)               Borrower shall, on demand of Administrative Agent individually or at the request or with the consent of the Majority Lenders, deposit with Administrative Agent into the Cash Collateral Account an amount of cash equal to 105% of the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized at such time, and

(c)               Administrative Agent may individually and shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, any guaranties, or any other Credit Document by appropriate proceedings.

Section 7.4            Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender Party or Affiliate, irrespective of whether or not such Lender Party or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of such Lender Party or Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Issuing Lenders, the Swingline Lenders and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of Administrative Agent, each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Administrative Agent, such Lender, Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5            Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender, Administrative Agent, or Issuing Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender, Administrative Agent, or Issuing Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon Borrower shall entitle Borrower to similar notices or demands in the future.

Section 7.6            Application of Payments.

(a)               Prior to Event of Default. Prior to an Event of Default, all payments made hereunder shall be applied as directed by Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.7.

(b)               After Event of Default. If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any Credit Party shall be applied to the Secured Obligations by Administrative Agent in the following order and manner but subject to the marshalling rights of Administrative Agent and Lenders:

(i)                 First, to payment of that portion of such Secured Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to Administrative Agent and amounts payable under Section 2.11, 2.13, and 2.15) payable by any Credit Party to Administrative Agent in its capacity as such;

(ii)              Second, to payment of that portion of such Secured Obligations constituting accrued and unpaid interest in respect of all Protective Advances, allocated ratably among the Lender Parties in proportion to the Dollar Equivalent of the amounts described in this clause Second payable to them;

(iii)            Third, to payment of that portion of such Secured Obligations constituting principal of all Protective Advances payable by any Credit Party to the Secured Parties, ratably among such Secured Parties in proportion to the Dollar Equivalent of the amounts described in this clause Third payable to them;

(iv)             Fourth, to payment of that portion of such Secured Obligations constituting any other accrued and unpaid interest, allocated ratably among the Lender Parties in proportion to the Dollar Equivalent of the amounts described in this clause Fourth payable to them;

(v)               Fifth, to payment of that portion of such Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Secured Parties (including fees, charges and disbursements of counsel to the respective Secured Parties and amounts payable under Article II), ratably among such Secured Parties in proportion to the Dollar Equivalent of the amounts described in this clause Fifth payable to them;

(vi)             Sixth, ratably among Administrative Agent for the account of Issuing Lender, to Cash Collateralize that portion of the Letter of Credit Secured Obligations comprised of the aggregate undrawn amount of Letters of Credit, and to payment of that portion of the Secured Obligations constituting unpaid principal of the Secured Obligations payable by any Credit Party (including Swap Obligations and other Banking Services Obligations up to the lesser of (x) the amount of the Banking Services Reserve then in effect and (y) $21,670,000) and allocated ratably among the Lender Parties in proportion to the Dollar Equivalent of the respective amounts described in this clause Seventh held by them;

(vii)          Seventh, ratably to the remaining Secured Obligations owed by any Credit Party including all Swap Obligations and other Banking Services Obligations (which, for the avoidance of doubt, shall include Banking Services Obligations in respect of Banking Services provided to any Wholly-Owned Subsidiary of any Credit Party) and all Secured Obligations for which Borrower is liable as a Guarantor, allocated among such remaining Secured Obligations ratably; and

(viii)        Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by any Legal Requirement.

Notwithstanding the foregoing, payments and collections received by Administrative Agent from any Credit Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Credit Party's Collateral (as defined in the Guaranty and Security Agreement)) shall not be applied to Excluded Swap Obligations with respect to any Credit Party, provided, however, that Administrative Agent shall make such adjustments as they determine are appropriate with respect to payments and collections received from the other Credit Parties (or proceeds received in respect of such other Credit Parties' Collateral) to preserve, as nearly as possible, the allocation to Secured Obligations otherwise set forth above in this Section 7.6 (assuming that, solely for purposes of such adjustments, Secured Obligations includes Excluded Swap Obligations).

Subject to Section 2.3(i), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Section 7.7            Equity Right to Cure.

(a)               Notwithstanding anything to the contrary contained in Section 7.1, in the event of any Event of Default under the covenant set forth in Section 6.16, and in each case until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to the applicable fiscal quarter hereunder (provided, that in the case of the start of a Covenant Testing Period that reverts to previously delivered financial statements, such cash proceeds may be received on or before the date that is 10 Business Days after the start of such Covenant Testing Period), Parent may sell or issue common Equity Interests of Parent to any of its Equity Interest holders (to the extent such transaction would not result in a Change in Control) or obtain cash capital contributions on account of common Equity Interests of Parent, and apply the Equity Issuance Proceeds thereof or such cash capital contributions to increase consolidated EBITDA of Parent with respect to such applicable quarter (and include it as consolidated EBITDA in such quarter for any four fiscal quarter period including such quarter); provided that (i) such Equity Issuance Proceeds or cash capital contributions are actually received by Parent on account of its common Equity Interests, no later than ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.2(a) or (b) with respect to such fiscal quarter hereunder (provided, that in the case of the start of a Covenant Testing Period that reverts to previously delivered financial statements, such cash proceeds may be received on or before the date that is 10 Business Days after the start of such Covenant Testing Period), (ii) the amount of such Equity Issuance Proceeds included as consolidated EBITDA for any such fiscal quarter shall not exceed the minimum amount necessary to cause the minimum Fixed Charge Coverage Ratio on a pro forma basis after giving effect to the cure provided herein, to be in compliance under Section 6.16 for the applicable period, and (iii) such Equity Issuance Proceeds or contribution must be applied first, as a prepayment of outstanding principal amount of any Swingline Advances on a pro rata basis, and second as a prepayment of the outstanding Advances on a pro rata basis. Subject to the terms set forth above and the terms in clauses (b) and (c) below, upon (A) application of the Equity Issuance Proceeds as provided above within the ten (10) Business Day period described above in such amounts sufficient to cure the Events of Default under the covenant set forth in Section 6.16, and (y) delivery of an updated Compliance Certificate executed by a Responsible Officer of Borrower to Administrative Agent reflecting compliance with the applicable covenant such Events of Default shall be deemed cured and no longer in existence.

(b)               The parties hereby acknowledge and agree that this Section 7.7 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the Fixed Charge Coverage Ratio covenant set forth in Section 6.16, and shall not result in any adjustment to any amounts other than the amount of the consolidated EBITDA referred to in Section 7.7(a) above solely for purposes of determining Borrower's compliance with Section 6.16. Borrower shall not be permitted to request any Advance or Letter of Credit Extension, and such Events of Default shall be considered hereunder to have occurred and be continuing for all purposes (other than for purposes of Section 7.2 hereof) until such Equity Issuance Proceeds or cash capital contributions have been received by Borrower.

(c)               From and after the Restatement Date, Borrower (i) may not utilize more than five (5) cures provided in this Section 7.7, (ii) may not utilize more than two (2) cures provided in this Section 7.7 in any four fiscal quarter period, and (iii) may not utilize cures in two (2) consecutive fiscal quarters.

ARTICLE VIII
ADMINISTRATIVE AGENT, SUSTAINABILITY STRUCTURING AGENT AND ISSUING LENDERS

Section 8.1            Appointment, Powers, and Immunities.

(a)               Appointment and Authority. Each Lender and each Issuing Lender (and, by entering into a Banking Services Agreement each Banking Services Provider shall be deemed to) hereby (a) irrevocably appoints Wells Fargo to act on its behalf as Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties (and to the extent applicable, the Banking Services Providers), and neither Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions (except for Credit Parties' consent rights provided in Section 8.6). It is understood and agreed that the use of the term "agent" herein or in any other Credit Documents (or any other similar term) with reference to Administrative Agent or the Sustainability Structuring Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)               Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Parent, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from Parent, Borrower or any Subsidiary or Affiliate thereof for services in connection with this Agreement or otherwise without having to account for the same to the Lenders or the Issuing Lenders.

(c)               Exculpatory Provisions. Administrative Agent (which term as used in this Section 8.1(c) shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i)                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)              shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Credit Document or Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)            shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Borrower, any Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders, Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower, a Lender or an Issuing Lender. In the event that Administrative Agent receives such a notice of the occurrence of a Default, Administrative Agent shall (subject to Section 9.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Secured Parties.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of, or to inspect, the Property (including the books and records) of any Credit Party or any Restricted Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) under any Credit Document unless requested by the Majority Lenders in writing and it receives indemnification satisfactory to it from the Lenders.

Section 8.2            Reliance by Administrative Agent and Issuing Lender. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension or any conversion or continuance of an Advance that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Credit Extension or conversion or continuance of an Advance. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.3            Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 8.4            Indemnification.

(a)               INDEMNITY OF ADMINISTRATIVE AGENT AND SUSTAINABILITY STRUCTURING AGENT. THE LENDERS SEVERALLY AGREE TO INDEMNIFY ADMINISTRATIVE AGENT, SUSTAINABILITY STRUCTURING AGENT, AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY ADMINISTRATIVE AGENT OR SUSTAINABILITY STRUCTURING AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE'S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT-OF-POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT, AND (ii) ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY BORROWER.

(b)               INDEMNITY OF ISSUING LENDER. THE LENDERS SEVERALLY AGREE TO INDEMNIFY ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ISSUING LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE'S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 8.5            Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party (and, by entering into a Banking Services Agreement, each Banking Services Provider, shall be deemed to) acknowledges and agrees that it has, independently and without reliance upon Administrative Agent, Sustainability Structuring Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party (and, by entering into a Banking Services Agreement, each Banking Services Provider, shall be deemed to) also acknowledges and agrees that it will, independently and without reliance upon Administrative Agent, Sustainability Structuring Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders or the Issuing Lender by Administrative Agent hereunder and for other information in Administrative Agent's possession which has been requested by a Lender and for which such Lender pays Administrative Agent's expenses in connection therewith, Administrative Agent shall not have any duty or responsibility to provide any Lender or Issuing Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Restricted Subsidiaries or Affiliates that may come into the possession of Administrative Agent or any of its Affiliates.

Section 8.6            Resignation of Administrative Agent, Issuing Lender or Swingline Lender.

(a)               Administrative Agent and each Issuing Lender may at any time give notice of its resignation to the other applicable Lender Parties and Borrower. Upon receipt of any such notice of resignation, (i) the Majority Lenders shall have the right, with the prior written consent of Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed), to appoint a successor Administrative Agent, (ii) the Majority Lenders shall have the right, with the prior written consent of Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) to appoint a successor Issuing Lender, which shall be a Lender. If no such successor Administrative Agent or Issuing Lender shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Issuing Lender gives notice of its resignation (or such earlier day as shall be agreed by the applicable Majority Lenders) (the "Resignation Effective Date"), then the retiring Administrative Agent or Issuing Lender, as applicable, may on behalf of the Lenders and Issuing Lenders, appoint a successor agent or issuing lender meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by Administrative Agent or an Issuing Lender shall become effective in accordance with such notice on the Resignation Effective Date.

(b)               If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)               With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (y) in the case of any collateral security held by Administrative Agent on behalf of the Lenders or an Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (z) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit.), and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall instead be made by or to each applicable class of Lenders, until such time as the applicable Majority Lenders appoint a successor Administrative Agent or Issuing Lender as provided for above in this paragraph. Upon the acceptance of a successor's appointment as Administrative Agent or Issuing Lender hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Issuing Lender, as applicable, and the retiring or removed Administrative Agent or Issuing Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by Borrower to a successor Administrative Agent or Issuing Lender, as applicable shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring or removed Administrative Agent's or Issuing Lender's resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.1 and Section 2.3(g) shall continue in effect for the benefit of such retiring or removed Administrative Agent and Issuing Lender, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Issuing Lender, as applicable, was acting as Administrative Agent or Issuing Lender.

(d)               Swingline Lender may resign at any time by giving 30 days' prior notice to Administrative Agent, the Lenders and Borrower. After the resignation of Swingline Lender hereunder, the retiring Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of Swingline Lender under this Agreement and the other Credit Documents with respect to Swingline Advances made by it prior to such resignation, but shall not be required to make any additional Swingline Advances. Upon such notice of resignation, Borrower shall have the right to designate any other Lender as Swingline Lender with the consent of such Lender so long as operational matters related to the funding of Advances under the Facility have been adequately addressed to the reasonable satisfaction of such new Swingline Lender and Administrative Agent (if such new Swingline Lender and Administrative Agent are not the same Person).

Section 8.7            Collateral Matters.

(a)               Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents, including but not limited to, the joinder documents required under Sections 5.6 and 5.7. Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.2(c) or Section 7.3(c) above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Credit Documents or applicable Legal Requirement.

(b)               The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize Administrative Agent to (i) release any Lien granted to or held by Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Swap Obligations with such Persons (other than as to which agreements satisfactory to the applicable Swap Counterparty have been made), termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to Issuing Lender have been made), and the payment in full of all outstanding Advances, Letter of Credit Obligations (other than with respect to Letters of Credit as to which other arrangements reasonably satisfactory to Issuing Lender have been made) and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter (other than as a result of a Disposition not permitted under this Agreement); or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor (and its property) from its obligations under the Guaranty and Security Document and any other applicable Credit Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under this Agreement.

(c)               Upon request by Administrative Agent at any time, the Secured Parties will confirm in writing Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 8.7. Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent's Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Secured Parties or any other Lender Party for any failure to monitor or maintain any portion of the Collateral.

(d)               Notwithstanding anything contained in any of the Credit Documents to the contrary, Credit Parties, Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies under the Guaranties and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents.

(e)               By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this Section 8.7.

Section 8.8            No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the Joint Book Runners or the Sustainability Structuring Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or an Issuing Lender hereunder.

Section 8.9            Marshalling Rights of Lender Parties. Notwithstanding anything herein or in any other Credit Document to the contrary, by receipt of the benefits of the Collateral, hereby acknowledge the marshalling rights of Administrative Agent and the Lenders.

Section 8.10        Credit Bidding.

(a)               Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, at the direction of the Majority Lenders, to credit bid and purchase for the benefit of Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by Administrative Agent (whether by judicial action or otherwise) in accordance with Legal Requirements.

(b)               Each Secured Party hereby agrees that, except as otherwise provided in any Credit Documents or with the written consent of Administrative Agent and the Majority Lenders, it will not take any enforcement action, accelerate obligations under any Credit Documents, or exercise any right that it might otherwise have under Legal Requirements to credit bid at foreclosure sales, UCC sales or other similar Dispositions of Collateral; provided that, for the avoidance of doubt, this subsection (b) shall not limit the rights of (i) any Swap Counterparty to terminate any Hedging Arrangement or net out any resulting termination values, or (ii) any Banking Service Provider to terminate any Banking Services or set off against any deposit accounts.

Section 8.11       Sustainability Structuring Agent. Each Lender hereby acknowledges that the Sustainability Structuring Agent does not have any duties or liabilities hereunder other than in its capacity as a Lender or Administrative Agent, if applicable.

ARTICLE IX
MISCELLANEOUS

Section 9.1            Expenses; Indemnity; Damage Waiver.

(a)               Costs and Expenses. Borrower shall pay, within 30 days of invoice, (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of counsel for any Lender Party), in connection with the enforcement or protection of its rights, (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Advances or Letters of Credit.

(b)               Indemnification by Borrower. Borrower shall, and does hereby indemnify, Administrative Agent (and any sub-agent thereof), Sustainability Structuring Agent, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged Release of Hazardous Substance on or from any property owned or operated by Ultimate Parent or any of its Subsidiaries, or any Environmental Claim related in any way to Ultimate Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Credit Document, if Borrower or such other Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. For the avoidance of doubt, this Section 9.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)               Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, no Credit Party shall assert, agrees not to assert and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. To the fullest extent permitted by applicable Legal Requirement, no Indemnitee shall assert, agrees not to assert, and hereby waives, any claim against any Credit Party or any Affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under Section 9.1(b) above, to the extent covered thereby, is a claim of direct or actual damages. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)               Survival. Without prejudice to the survival of any other agreement hereunder, the agreements in this Section shall survive the resignation of Administrative Agent and any Issuing Lender, the replacement of any Lender, the termination of the Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

(e)               Payments. All amounts due under this Section 9.1 shall, unless otherwise set forth above, be payable not later than 10 days after demand therefor.

(f)                Reimbursement by Lenders. To the extent that Borrower for any reason shall fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), Sustainability Structuring Agent, any Issuing Lender, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Sustainability Structuring Agent, Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the aggregate Maximum Exposure Amount at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to Administrative Agent, Sustainability Structuring Agent, Issuing Lender or Swingline Lender solely in its capacity as such, only the Lenders of the applicable Facility shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders' Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Sustainability Structuring Agent, Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), Sustainability Structuring Agent, Issuing Lender or Swingline Lender in connection with such capacity. The obligations of the Lenders under this subsection (f) are subject to the provisions of Section 2.6(e).

Section 9.2            Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document (other than the Fee Letter), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or by Administrative Agent at the written request of the Majority Lenders) and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)               no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and Borrower (in addition to such other parties that may be required under this Section 9.2), change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document;

(b)               no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1, (ii) reduce the principal or interest amounts payable hereunder or under any other Credit Document (provided that, the consent of the Majority Lenders shall be sufficient to waive or reduce the increased portion of interest resulting from Section 2.10(d)), (iii) amend Section 2.14(f), Section 7.6, this Section 9.2, any other provision in any Credit Document requiring the sharing of payments, or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (iv) release all or substantially all of the Guarantors from their respective obligations under the Guaranty and Security Agreement or any other guaranty except as specifically provided in the Credit Documents or release Borrower from its obligations under the Guaranty and Security Agreement, (v) release all or substantially all of the Collateral except as permitted under Section 8.7(b), or (vi) amend the definitions of "Majority Lenders", "Maximum Exposure Amount", or "Supermajority Lenders";

(c)               no amendment, waiver, or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following: (i) postpone any date fixed for any principal, interest, fees or other amounts payable hereunder or extend the Maturity Date, (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than the principal or interest), or (iii) modify the ratable sharing among the Lenders of voluntary Commitment reductions made pursuant to Section 2.1(b)(i);

(d)               no Commitment of a Lender or any obligations of a Lender may be increased without such Lender's written consent;

(e)               no amendment, waiver, or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of Administrative Agent under this Agreement or any other Credit Document;

(f)                no amendment, waiver or consent shall, unless in writing and signed by Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of Issuing Lender under this Agreement or any other Credit Document;

(g)               without written consent of Administrative Agent, Borrower and the Supermajority Lenders, no amendment, waiver, modification, elimination, or consent shall amend, waive, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Billed Receivables, Eligible Unbilled Receivables or Eligible Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise;

(h)               no amendment, waiver or consent shall, unless in writing and signed by Swingline Lender in addition to the Lenders required above to take such action, affect the rights or duties of Swingline Lender under this Agreement or any other Credit Document;

(i)                 except as otherwise expressly permitted in this Agreement, no amendment, waiver, or consent shall, unless in writing and signed by Administrative Agent and all Lenders, contractually subordinate Administrative Agent's Liens;

(j)                 no amendment, waiver, or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, take action to amend, modify, or eliminate any of the provisions of Section 9.7 with respect to assignments or participations;

(k)               any amendment contemplated by Section 2.11(d)(iii) of this Agreement in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 2.11(d)(iii) hereof without the need for further approval by any Lender except as expressly required by Section 2.11(d)(iii);

(l)                 any amendment to the Sustainability Metrics, Sustainability Targets and Sustainability Thresholds contemplated by Section 2.12(h) of this Agreement in connection with a Significant Sustainability Event shall be effective as contemplated by such Section 2.12(h) without the need for further approval by any Lender except as expressly required by Section 2.12(h); provided, that, for avoidance of doubt, the maximum amount of any Sustainability Pricing Adjustment may not be modified pursuant to Section 2.12(h) without the consent of each Lender directly and adversely affected thereby; and

(m)             no amendment, waiver or consent, unless in writing and signed by the Sustainability Structuring Agent, in addition to the Lenders required to take such action, shall affect the rights, obligations, liabilities or duties of the Sustainability Structuring Agent under this Agreement or any of the other Credit Documents.

For the avoidance of doubt, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any Credit Document as a result of the existence of Swap Obligations or Banking Services Obligations owed to it.

Section 9.3            Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.4            Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties. Without limiting the provisions hereof which expressly provide for the survival of obligations, all obligations of Borrower or any other Credit Party provided for in Section 2.11, 2.13, 2.15 and 9.1(a), (b), (c) and (e) and all of the obligations of the Lenders in Section 8.4, 9.1(c) and 9.1(f) shall survive any termination of this Agreement, repayment in full of the Obligations, and termination or expiration of all Letters of Credit.

Section 9.5            Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower, and Administrative Agent, and when Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it.

Section 9.6            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party or pursuant to a transaction permitted under Section 6.7(a) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.7(a), (b) by way of participation in accordance with the provisions of Section 9.7(c), or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.7(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.7(d) and, to the extent expressly contemplated hereby, the Related Parties of Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.7           Lender Assignments and Participations.

(a)               Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility), any such assignment will be subject to the following conditions:

(i)                 except in the case of an assignment of the entire remaining amount of the assigning Lender's applicable Commitment and the Advances under such Commitment at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the applicable Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent or, if "Trade Date" is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000 unless Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the applicable Class of Advances or the applicable Commitment assigned;

(iii)            any assignment of a Commitment must be approved by Administrative Agent, Issuing Lender and Swingline Lender (such approval not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender with a Commitment under the applicable Facility (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)             the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire; and

(v)               copies of any Assignment and Acceptance received by Administrative Agent shall be promptly forwarded to Administrative Agent;

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, 2.13, 2.15, 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.

(b)               Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at its address referred to in Section 9.10 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and Borrower and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)               Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.4(a) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) through (f) of Section 9.2 (that adversely affects such Participant). Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, 2.13 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under subsection (a) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.13 and 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the obligations under the Credit Documents (the "Participant Register") and no Lender shall have any obligation to disclose any information contained in any Participant Register (including the identity of any Participant or any information relating to the Participant's interests in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (or its successor) and other applicable provisions of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)               Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.8            Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Advances in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Administrative Agent and such Lender.

Section 9.9            Confidentiality. Each Lender Party agrees to keep confidential any information furnished or made available to it by any Restricted Entity pursuant to this Agreement; provided that nothing herein shall prevent any Lender Party from disclosing such information (a) to any other Lender Party or any Affiliate of any Lender Party, or any officer, director, employee, agent, or advisor of any Lender Party or Affiliate of any Lender Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, provided that such Persons are advised of the confidential nature of such information, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, provided, that such Persons are advised of the confidential nature of such information, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (f) that is or becomes available to the public or that is or becomes available to any Lender Party other than as a result of a disclosure by any other Lender Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lender Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.9. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lender Party from providing information to any bank or other regulatory or Governmental Authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lender Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lender Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action. Anything in this Agreement to the contrary notwithstanding, Administrative Agent may disclose information concerning the terms and conditions of this Agreement and the other Credit Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Credit Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of Administrative Agent. Each Credit Party agrees that Administrative Agent may make materials or information provided by or on behalf of Borrower hereunder (collectively, "Borrower Materials") available to the Lenders by posting communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the "Platform"). The Platform is provided "as is" and "as available." Administrative Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent in connection with the Borrower Materials or the Platform. In no event shall Administrative Agent or any of its its Affiliates, officers, directors, employees, attorneys, or agents have any liability to the Credit Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party's or Administrative Agent's transmission of communications through the internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Person's gross negligence or willful misconduct. Each Credit Party further agrees that certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a "Public Lender"). The Credit Parties shall be deemed to have authorized Administrative Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Administrative Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).

Section 9.10        Notices, Etc.

(a)               Notices Generally.

(i)                 Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communication in accordance with Section 9.10(a)(ii) (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to Borrower or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule II; (ii) if to Administrative Agent or Issuing Lender, at the applicable address (or facsimile numbers) set forth on Schedule II; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(ii)              Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or Issuing Lender, as applicable, has notified Administrative Agent that is incapable of receiving notices under such Article by electronic communication. Administrative Agent and Borrower may, in its discretion, agree to accept such notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing sub-clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both sub-clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(b)               Electronic Communications.

(i)                 Borrower and the Lenders agree that Administrative Agent may make any material delivered by Borrower to Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the "Communications") available to the Lenders by posting such notices on an electronic delivery system (which may be provided by Administrative Agent, an Affiliate of Administrative Agent, or any Person that is not an Affiliate of Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the "Platform"). Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of their respective Affiliates in connection with the Platform. In no event shall Administrative Agent or any of its Related Parties have any liability to Borrower or the other Credit Parties, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower's, any Credit Party's or any Lender Party's transmission of communications through the Platform.

(ii)              Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, Administrative Agent in writing of such Lender's e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c)               Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.11        Usury Not Intended. It is the intent of each Credit Party and each Lender Party in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lender Parties and Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Obligations (or if such Obligations shall have been paid in full, refund said excess to Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, Credit Parties and the Lender Parties shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Obligations all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.12        Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then Borrower shall, to the extent permitted by applicable Legal Requirement, pay Administrative Agent for the account of the applicable Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by applicable Legal Requirement, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to Borrower.

Section 9.13       Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from Borrower hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with usual and customary banking procedures Administrative Agent could purchase the specified currency with such other currency at any of Administrative Agent's offices in the United States of America on the Business Day preceding that on which final judgment is given. The obligations of Borrower in respect of any sum due to any Lender Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, Issuing Lender or Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, Issuing Lender or Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, Issuing Lender or Administrative Agent, as the case may be, in the specified currency, Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, Issuing Lender or Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, Issuing Lender or Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.14, each Lender, Issuing Lender or Administrative Agent, as the case may be, agrees to promptly remit such excess to Borrower.

Section 9.14        Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.15        Governing Law. This Agreement, the Notes and the other Credit Documents (other than such Credit Documents which expressly provide otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5- 1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the ISP, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by Issuing Lender.

Section 9.16        Submission to Jurisdiction. EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENT. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 9.17        Waiver of Venue. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 9.16. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SECTIONS 5-1401 AND 4-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.18        Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.10. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 9.19        Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Administrative Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Credit Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

Section 9.20        Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.21        Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.22        USA Patriot Act. Each Lender that is subject to the Patriot Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act. In addition, Administrative Agent and each Lender shall have the right to periodically conduct reasonable due diligence on all Credit Parties, their senior management and key principals and legal and beneficial owners. Each Credit Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable and documented out-of-pocket costs and charges for any such reasonable due diligence by Administrative Agent shall constitute out-of-pocket expenses of the Administrative Agent pursuant to Section 9.1 and be for the account of Borrower.

Section 9.23       Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.23, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and Issuing Lender have been made). Each Qualified ECP Guarantor intends that this Section 9.23 constitute, and this Section 9.23 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 9.24        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)               the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.25        Integration. THIS AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 9.26        Banking Services Providers. Each Banking Services Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Credit Documents for purposes of any reference in a Credit Document to the parties for whom Administrative Agent is acting. Administrative Agent hereby agrees to act as agent for such Banking Services Providers and, by virtue of entering into a Banking Services Agreement, the applicable Banking Services Provider shall be automatically deemed to have appointed Administrative Agent as its agent and to have accepted the benefits of the Credit Documents. It is understood and agreed that the rights and benefits of each Banking Services Provider under the Credit Documents consist exclusively of such Banking Services Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Banking Services Provider, by virtue of entering into a Banking Services Agreement, shall be automatically deemed to have agreed that Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Banking Services Obligations and that if reserves are established there is no obligation on the part of Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Administrative Agent shall be entitled to assume no amounts are due or owing to any Banking Services Provider unless such Banking Services Provider has provided a written certification (setting forth a reasonably detailed calculation) to Administrative Agent as to the amounts that are due and owing to it and such written certification is received by Administrative Agent a reasonable period of time prior to the making of such distribution. Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Banking Services, but may rely upon the written certification of the amount due and payable from the applicable Banking Services Provider. In the absence of an updated certification, Administrative Agent shall be entitled to assume that the amount due and payable to the applicable Banking Services Provider is the amount last certified to Administrative Agent by such Banking Services Provider as being due and payable (less any distributions made to such Banking Services Provider on account thereof). The Credit Parties and their Wholly-Owned Subsidiaries may obtain Banking Services from any Banking Services Provider, although Credit Parties and their Wholly-Owned Subsidiaries are not required to do so. No Banking Services Provider has committed to provide any Banking Services and the providing of Banking Services by any Banking Services Provider is in the sole and absolute discretion of such Banking Services Provider. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, no provider or holder of any Banking Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Secured Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Credit Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

Section 9.27        Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Arrangement or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.28        Erroneous Payments.

(a)               Each Lender, each Issuing Lender, each other Banking Services Provider and any other party hereto hereby severally agrees that if (i) Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any Banking Services Provider (or the Lender which is an Affiliate of a Lender, Issuing Lender or Banking Services Provider) or any other Person that has received funds from Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or Banking Services Provider (each such recipient, a "Payment Recipient") that Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.28(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an "Erroneous Payment"), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on "discharge for value" or any similar doctrine.

(b)               Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Administrative Agent in writing of such occurrence.

(c)               In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and upon demand from Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)               In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an "Erroneous Payment Return Deficiency"), then at the sole discretion of Administrative Agent and upon Administrative Agent's written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Loans") to Administrative Agent or, at the option of Administrative Agent, Administrative Agent's applicable lending affiliate (such assignee, the "Agent Assignee") in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Loans, the "Erroneous Payment Deficiency Assignment") plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Administrative Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Advances assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.7 and (3) Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)               Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Credit Document, or otherwise payable or distributable by Administrative Agent to such Payment Recipient from any source, against any amount due to Administrative Agent under this Section 9.28 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)                Each party's obligations under this Section 9.28 shall survive the resignation or replacement of Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(a)               The provisions of this Section 9.28 to the contrary notwithstanding, (i) nothing in this Section 9.28 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient's receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Administrative Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Administrative Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Advances assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Advances assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:	SELECT ENERGY SERVICES, LLC

	By:	/s/ Nick Swyka

Name:	Nick Swyka

Title:	Senior Vice President and Chief Financial Officer

PARENT:	SES HOLDINGS, LLC

	By:	/s/ Nick Swyka

Name:	Nick Swyka

Title:	Senior Vice President and Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender, Joint Lead Arranger and Joint Book Runner

	By:	/s/ Seth Setterberg

Name:	Seth Setterberg

Title:	Relationship Manager

Signature Page to Amended and Restated Credit Agreement

SUSTAINABILITY STRUCTURING AGENT:	WELLS FARGO CAPITAL FINANCE, LLC, as Sustainability Structuring Agent

	By:	/s/ Seth Setterberg

Name:	Seth Setterberg

Title:	Relationship Manager

Signature Page to Amended and Restated Credit Agreement

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Seth Setterberg

Name:	Seth Setterberg

Title:	Relationship Manager

Signature Page to Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Tyler Ellis

Name:	Tyler Ellis

Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

ZIONS BANCORPORATION, N.A. DBA AMEGY BANK, as a Lender

By:	/s/ Brad Ellis

Name:	Brad Ellis

Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Stuart Coulter

Name:	Stuart Coulter

Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

BOK FINANCIAL, as a Lender

By:	/s/ Mary Frances Bond

Name:	Mary Frances Bond

Title:	VP

Signature Page to Amended and Restated Credit Agreement

CADENCE BANK, as a Lender

By:	/s/ Tim Ashe

Name:	Tim Ashe

Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

SCHEDULE I
Pricing Schedule

The Applicable Margin means, as of any date of determination and with respect to any Advances (including, if applicable, Swingline Advances), the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrower for the most recently completed calendar quarter; provided, that for the period from the Restatement Date through and including March 31, 2022, the Applicable Margin shall be set at the margin in the row styled "Level III":

Level	Average Excess Availability	Applicable Margin for Base Rate Advances (the "Base Rate Margin")	Applicable Margin for SOFR Advances (the "SOFR Margin")
I	< 33.33% of the Commitments	1.25 percentage points	2.25 percentage points
II	< 66.67% of the Commitments and > 33.33% of the Commitments	1.00 percentage points	2.00 percentage points
III	> 66.67% of the Commitments	0.75 percentage points	1.75 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar quarter and shall be adjusted based upon the Applicable Sustainability Margin Adjustment in accordance with Section 2.12.

"Average Excess Availability" means, with respect to any period, the sum of the aggregate amount of Availability for each day in such period (as calculated by Administrative Agent as of the end of each respective day) divided by the number of days in such period.

Schedule I

SCHEDULE II
Commitments, Contact Information

ADMINISTRATIVE AGENT/ISSUING LENDER/SWINGLINE LENDER
Wells Fargo Bank, National Association	Address:	1100 Abernathy Road Suite 1600 Atlanta, Georgia 30328
	Attn:	Portfolio Manager – Select Energy
	Facsimile:	(855) 260-0212
with a copy to:	Address:	Goldberg Kohn Ltd. 55 East Monroe St., Suite 3300 Chicago, Illinois 60603
	Attn:	Christopher M. Swartout, Esq.
	Facsimile:	(312) 863-7837
CREDIT PARTIES
Borrower/Guarantors	Address:	1233 West Loop South, Suite 1400 Houston, Texas 77027

	Attn:	Nick Swyka, Senior Vice President and Chief Financial Officer, and Adam R. Law, Senior Vice President, General Counsel and Corporate Secretary
	Email:	NSwyka@selectenergyservices.com and ALaw@selectenergyservices.com
with a copy to:	Address:	Vinson & Elkins LLP 845 Texas Avenue, Suite 4700 Houston, TX 77002
	Attn:	Guy Gribov
	Email:	ggribov@velaw.com

Lenders	Commitments
Wells Fargo Bank, National Association	$105,000,000.00
Bank of America, N.A.	$65,000,000.00
Zions Bancorporation, N.A. dba Amegy Bank	$25,000,000.00
Royal Bank of Canada	$25,000,000.00
BOK Financial	$25,000,000.00
Cadence Bank	$25,000,000.00
TOTAL:	$270,000,000.00

Schedule II